UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.

)

Filed by the Registrant
☒
      Filed by a Party other than the Registrant
☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
AKAMAI TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders:

As we celebrated our 25th year in 2023, Akamai made tremendous progress toward realizing our goal to become the world’s most distributed cloud platform with leading solutions for content delivery, security, and cloud computing. With our strategy and expanded portfolio, we have transformed Akamai from a content delivery pioneer into the cloud company that powers and protects life online.

Total revenue in 2023 was $3.8 billion, up more than 5% year-over-year and up nearly 6% over 2022 adjusted for foreign exchange. For the first time ever, security represented the largest share of Akamai’s annual revenue, $1.8 billion, after growing 14% year-over-year and up 15% year-over-year adjusted for foreign exchange. This marked a significant milestone for our business since our expansion into security a decade ago. In another sign of our ability to expand Akamai’s business, our compute segment generated more than $500 million in revenue for the full year 2023, growing 24% year-over-year and up 25% year-over-year adjusted for foreign exchange. Combined, security and compute represented 60% of Akamai’s total revenue in 2023.

In addition to driving revenue expansion in rapidly growing market segments, we continued to optimize the business to enhance profitability. Akamai’s increased profitability resulted in enviable cash generation in 2023, as operating cash flow reached $1.35 billion.

We also continued to increase shareholder value by spending $654 million to buy back 7.8 million shares in 2023. Akamai has reduced the number of shares outstanding by approximately 15% since January 1, 2013. Akamai’s share price increased 40% in 2023, outperforming the S&P 500 (up 24%) while coming in slightly behind the NASDAQ composite (up 43%).

We are very excited about the growth opportunity we see in the large and rapidly growing cloud computing market, which Akamai entered in 2022 with our acquisition of Linode, our most significant acquisition in more than 20 years. Our plan is for cloud computing to become Akamai’s next billion-dollar business and the third pillar of our business along with content delivery and security.

We made great progress on our plan in 2023 with our launch of Akamai Connected Cloud and the rapid rollout of new core computing regions around the world, now 25 in total. This year, as part of our push to build the world’s most distributed cloud computing platform, Akamai plans to take cloud computing to the edge, by embedding cloud computing capabilities into our massive edge network that already powers our content delivery and security solutions.

From the day we entered this market, our cloud strategy has differed from the giant cloud providers’ centralized data center approach and the approaches of smaller CDN vendors who lack our network scale, performance, and global reach. By combining the computing power of our cloud platform with the proximity and efficiency of the edge, we are focused on positioning Akamai to put workloads closer to users, devices and sources of data than any other cloud provider. We are working to offer customers a new kind of cloud, one designed to meet the needs of modern applications that require higher performance, lower-latency, and true global scalability that current cloud architectures do not provide.

Last year, Akamai became a customer of our own cloud computing platform. By migrating workloads off of our previous cloud providers and onto Akamai Connected Cloud, we significantly reduced our spending with third-party cloud providers in 2023 and we plan to save even more in 2024. As a customer of our own cloud services, we gain unique insight into our value proposition for customers, helping us win customers through the power of our example and lessons learned from our experience as a customer.

In security, ransomware attacks continued to generate headlines in 2023, fueling customer interest in our market leading segmentation solution, which generated nearly $100 million in revenue last year. Application Security was another leading driver of Akamai’s security growth in 2023, as more customers identified API security risks as a top priority to manage. We expect these trends to continue to drive customer interest in Akamai’s security portfolio this year.

Our content delivery portfolio generated more than $1.5 billion in revenue in 2023. As the CDN leader, Akamai supports many of the world’s leading brands in delivering reliable, secure, and near-flawless online experiences.

Akamai’s business also benefits from strong synergy across our content delivery, security, and cloud computing offerings. Having all three product portfolios on one integrated platform enhances our top line when long-time delivery customers add our security and cloud computing products. And this synergy improves our bottom line as we capture the cost benefits of using a single infrastructure to provide security and cloud computing services as well as content delivery.

Akamai’s culture continued to earn our company recognition as a great place to work. The Wall Street Journal also once again named Akamai to its list of America’s best-run companies, The Management Top 250. This ranking of management effectiveness by the Drucker Institute analyzed publicly traded companies on 34 indicators across customer satisfaction, innovation, financial strength, employee engagement and development, and social responsibility.

I thank our highly talented employees for their hard work in a year that was especially difficult for people in certain parts of the world. Their work is what enables Akamai to make life better for billions of people, trillions of times a day.

We are hosting Akamai’s 2024 Annual Meeting of Stockholders on May 10, 2024, at 9:30 a.m. Eastern time. As in previous years, we will hold the meeting as a virtual-only event, accessible through a link on our investor relations website (www.ir.akamai.com). Details about how to access the meeting and the business to be conducted are more fully described in our Notice of 2024 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, please vote as soon as possible. Voting by proxy will ensure your representation at the meeting even if you do not attend in person. Please review the instructions on the proxy card or your proxy materials regarding your voting options.

Dr. Tom Leighton
Co-Founder and Chief Executive Officer

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2024

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Akamai Technologies, Inc. (“Akamai” or the “Company”) will be held on Friday, May 10, 2024, at 9:30 a.m., Eastern Time, via the internet at a virtual web conference at meetnow.global/MNKG6PZ.

The Annual Meeting will be held online in a virtual meeting format, via the internet, with no physical in-person meeting of the stockholders. Stockholders attending our virtual Annual Meeting will be able to vote and submit questions during the Annual Meeting. Further information about how to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit questions is included in the accompanying proxy statement.

At the Annual Meeting, we expect stockholders will consider and vote upon the following matters:

(1)

To elect ten nominees currently serving as members of our Board of Directors and named in the attached proxy statement to serve on our Board of Directors for a one-year term expiring at the 2025 Annual Meeting of Stockholders;

(2)

To approve an amendment to our Second Amended and Restated 2013 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 5,000,000 shares (“Plan Proposal”);

(3)	To approve, on an advisory basis, our named executive officer compensation;

(4)

To approve our Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by recent amendments to Delaware law and certain additional clarifying changes (the “Exculpation Proposal”);

(5)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2024;

(6)

To adjourn the Annual Meeting to a later date or dates, if necessary, to solicit additional proxies to establish a quorum or if there are insufficient votes to adopt any proposal (other than Proposal 7) (“Adjournment Proposal”);

(7)	To vote upon a shareholder proposal regarding a simple majority vote, if properly presented at the Annual Meeting; and

(8)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 15, 2024 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

A complete list of stockholders of record entitled to vote at the meeting will be available at least 10 days prior to the Annual Meeting at 145 Broadway, Cambridge, Massachusetts 02142.

All stockholders are cordially invited to attend the Annual Meeting online. If you hold your shares in an account with a broker, bank or other nominee and wish to attend the Annual Meeting, you must obtain a legal proxy from that entity and register in advance for the meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Aaron S. Ahola
Executive Vice President, General Counsel and Corporate Secretary Cambridge, Massachusetts March [ ], 2024

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE. MOST STOCKHOLDERS HAVE A CHOICE OF VOTING OVER THE INTERNET, BY TELEPHONE OR BY MAIL AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES ONLINE DURING THE ANNUAL MEETING IF YOU DESIRE TO DO SO, AND YOUR PROXY IS REVOCABLE AT YOUR OPTION BEFORE IT IS EXERCISED. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER. FURTHER INFORMATION ABOUT HOW TO ATTEND THE ANNUAL MEETING ONLINE, VOTE YOUR SHARES ONLINE DURING THE ANNUAL MEETING AND SUBMIT QUESTIONS DURING THE ANNUAL MEETING IS INCLUDED IN THE ACCOMPANYING PROXY STATEMENT.

AKAMAI TECHNOLOGIES, INC.

145 BROADWAY

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Akamai Technologies, Inc., which we refer to as “we,” “us,” or the “Company.” All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management as of the date hereof based on information currently available to them. Use of words such as “believes,” “could,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “estimates,” “should,” “forecasts,” “if,” “intend,” “continues,” “goal,” “likely,” “may,” and variations of such words or similar expressions are intended to identify a forward-looking statement. Forward-looking statements are not guarantees of future performance or achievements and involve risks, uncertainties and assumptions. Actual events or results may differ materially from the forward-looking statements we make. Factors that could cause or contribute to such differences include, but are not limited to, inability to grow revenue, particularly from increased sales of security and cloud computing solutions, or inability to increase profitability as projected; lack of market acceptance of our solutions; cyberattacks that we are not able to successfully defend against; inability to successfully integrate our acquisitions and realize their expected benefits; inability to achieve environmental goals we set; changes in economic, business, competitive, technological and other regulatory factors or events such as acts of terrorism, outbreak of war or hostilities (including the wars involving Ukraine and Israel), civil unrest, adverse climate or weather related events, or public health emergencies; and other factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in other reports we file with the U.S. Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

This Proxy Statement and the 2023 Annual Report to Stockholders are available for viewing, printing and downloading at https://www.ir.akamai.com/financial-information/annual-reports.

Unless specifically stated herein, documents and information on any websites listed in this Proxy Statement are not incorporated by reference in this Proxy Statement.

You may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “Commission”), except for exhibits thereto, without charge upon written request to Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142, Attn: Investor Relations. Exhibits will be provided upon written request and payment of an appropriate processing fee.

/1/

EXECUTIVE SUMMARY

Below are highlights of important information you will find in this Proxy Statement. As it is only a summary, please review the complete Proxy Statement before you vote.

Our Mission and Purpose

Our Mission: We power and protect life online.

Our Purpose: We make life better for billions of people, trillions of times a day.

Our Vision: A safer and more connected world.

Every day, billions of people around the world connect with their favorite brands to shop online, play the latest video games, log into mobile banking apps, stream content, share videos with friends and so much more. These digital experiences make up life’s experiences — and Akamai helps make them possible.

With our combination of cloud computing, security and content delivery solutions, Akamai gives leading organizations around the world the power to innovate and deliver modern apps and superior user experiences — all while protecting their business by working to secure their data, applications, infrastructure, and people.

We’ve built a platform that spans more than 4,100 edge points-of-presence in approximately 130 countries and nearly 750 cities, with roughly 1,200 network partners. Akamai’s global infrastructure brings proximity, scale, security and innovation together to help our customers power and protect their businesses and the billions of people they serve.

We also strive to run our business the right way by how we:

🌑	invest in the health, wellness, safety and development of our employees;

🌑	deal fairly and ethically with our suppliers and partners;

🌑	support the communities in which we live and work;

🌑	operate in an environmentally sustainable way; and

🌑	generate long-term value for our stockholders.

Our Strategy

We operate in a technology landscape that is rapidly evolving, and the world is more connected than ever with more people accessing a myriad of apps on more devices, from more places around the world. This connectivity presents opportunities for businesses to improve productivity and efficiency, expand to new markets, support remote or hybrid workforces, build brand affinity and meet rising user expectations for immersive and

/2/

personalized experiences. To meet the digital demands of customers and employees, organizations are re-evaluating how they build, deliver, secure and scale new digital apps and services.

The centralized, data center-centric model of many other cloud providers was not designed for the challenges that many companies face today — challenges that require putting workloads closer to users.

At the same time, security threats are growing more prevalent and advanced. Applications and computing infrastructure no longer sit solely in data centers behind the firewall, making perimeter defense insufficient and making cybersecurity more challenging.

These trends continue to accelerate, and it is our view that the internet’s role in transforming the way we exchange ideas and information and conduct business is more vital than ever. Our strategy is to help continue to drive this transformation by offering compute, security and content delivery services on Akamai Connected Cloud that empower our customers to compete and operate with the scale, resilience and efficiency that their businesses demand.

Akamai Connected Cloud offers a continuum of computing services designed to enable developers to efficiently build, deploy and secure performant applications and workloads that require single-digit millisecond latency and global reach. The scale and distribution of our platform provides us with visibility and insight into traffic volumes, congestion, attack patterns, vulnerabilities and other activities across the internet’s complex intersections of networks and systems. Leveraging these insights, Akamai offers solutions designed to protect our customers from threats and attacks, while empowering them to securely deliver digital experiences to engage, entertain and interact with their customers. With Akamai Connected Cloud, we bring applications and experiences closer to users and devices — and help keep attacks and threats farther away.

We are organized into two groups, both of which utilize Akamai Connected Cloud and our global sales organization: the Security Technology Group and the Cloud Technology Group. The Security Technology Group offers solutions that are designed to keep infrastructure, websites, applications and users safe, while the Cloud Technology Group offers solutions that enable business online, cloud computing, media delivery, and web performance solutions.

/3/

Akamai 2023 Performance Highlights

In 2023, Akamai realized achievements across our operations, including the following highlights.

Performance Highlights

🌑   Acquired Neosec, Inc. to complement our application and API security portfolio by extending our visibility and prevention capabilities further into the growing API threat landscape, and StorageOS, Inc., also known as Ondat, to strengthen our cloud computing offerings. We also added additional delivery customers to our Akamai Connected Cloud platform through asset acquisitions of select enterprise customer contracts from StackPath, LLC and Lumen Technologies, Inc.

🌑   Total Revenue grew to $3.8 billion in 2023.

🌑   In 2023, revenue from our security and compute solutions reached $2.3 billion, representing 60% of our total revenue. Revenue from our security solutions grew 14% year-over-year and up 15% year-over-year adjusted for foreign exchange and revenue from our compute solutions grew 24% year-over-year and up 25% year-over-year adjusted for foreign exchange.

🌑   Operating Cash Flow in 2023 reached $1.35 billion.

🌑   Continued to garner recognition for our ethical, sustainability, and governance practices by organizations focused on environmental, social, and corporate governance matters, including Forbes, Newsweek, JUST Capital, the Dow Jones Sustainability Index, FTSE4Good Index, and the Humans Rights Campaign.

🌑   We rank as a Great Place to Work in several surveys, including in India, Poland, Boston, among other locations. Akamai was included this year in the Bloomberg Gender-Equality Index, the JUST 100 (ranked #1 in the Internet sector for workers and the environment), the Top 100 Internship Programs ranked by Yello, and Battery Ventures ranking of “Highest Rated Cloud Companies to Work For.”

🌑   Earned recognition as Customers’ Choice in the Gartner Peer Insights ‘Voice of the Customer’ report for Cloud Web Application and API Protection (WAAP), as well as recognition as a Leader across multiple analyst competitive evaluations, including IDC MarketScape for Network Edge Security as a Service (NESaaS), IDC MarketScape Zero Trust Network Access, KuppingerCole Leadership Compass API Security and Management, KuppingerCole Leadership Compass Fraud Reduction Intelligence Platforms (FRIP).

/4/

From a financial perspective, we have increased our revenue in each of the past three fiscal years and have been profitable over that same period. The charts below show our revenue and diluted earnings per share, calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), for the past three fiscal years.

In particular, our security products have grown rapidly in recent years as shown below:

/5/

Over the past five years, we have successfully generated cash from operations to use in strategic initiatives. We believe we have effectively deployed that cash in stock repurchases and acquisition activity as reflected in the chart below.

/6/

Corporate Governance Snapshot

Akamai’s governance structure reflects our commitment to advancing the long-term interests of our stockholders, maintaining accountability, diversity, ethical conduct and alignment of interests between leadership and investors. Highlights of our governance profile include:

/7/

Executive Compensation Overview

Akamai has developed an executive compensation program that is designed to closely align executive compensation with company performance and stockholder interests. We work to achieve this objective by allocating the majority of our executive officers’ target compensation to performance-based incentive compensation. In particular, we grant performance-based equity awards that directly link the value of executive compensation to our stock price performance and the achievement of multi-year financial performance objectives and link annual bonuses to performance against specific annual financial and non-financial measures. Key aspects of our 2023 executive compensation program are highlighted below.

Our 2023 annual bonus plan, payable in shares of vested common stock for our executive officers, was based on the achievement of pre-defined performance metrics and incorporated a payout modifier based on our achievement against pre-determined environmental, social and governance goals established by the Talent, Leadership and Compensation Committee of the Board of Directors. These goals were centered on defined metrics related to employee diversity, inclusion and engagement as well as environmental sustainability and are intended to drive accountability within the management team for advancing Akamai’s environmental, social and corporate governance goals.

/8/

Part One – Corporate Governance Highlights – Our Commitment to Environmental, Social and Governance Matters

Akamai is committed to maintaining and enhancing our record of excellence in environmental, social and governance (“ESG”) matters by:

🌑	continually refining our corporate governance policies;

🌑	modifying annual bonuses based on the achievement of ESG goals;

🌑	working to improve our energy efficiency and reducing our and our partners’ environmental impact;

🌑	fostering a diverse and inclusive workplace; and

🌑	contributing to the communities in which we live and work.

We also place great value on input from our investors and other stakeholders and engage regularly with them to gain insights into the ESG issues they care about most.

Our ESG Office, comprised of members of our management team and other dedicated professionals, is charged with enabling a global ESG strategy that integrates our business goals with all ESG efforts across the enterprise, including sustainability, inclusion, diversity and engagement, privacy, security and the Akamai Foundation.

/9/

Good Governance

Overview of the Board of Directors

Our Board of Directors, which we will often refer to as the Board below, currently consists of 10 individuals with a range of backgrounds, as reflected in the graphic below. Collectively, they bring industry expertise, leadership skills and financial sophistication to our corporate governance. Below is a skills matrix displaying certain experience and key attributes of our Board members.

/10/

Board Refreshment and Diversity

Akamai believes that having an independent, diverse, active and engaged Board has been key to our success. We also believe that new perspectives and ideas are critical to a forward-looking and strategic Board. Our goal is to seek a balance between new points of view and the valuable experience and familiarity that longer-serving directors bring to the boardroom. Since our 2017 annual meeting, we have seen seven incumbent directors transition off the Board and have added five new directors. In considering nominations for re-election, we take into account whether a director has served for more than 10 years on the Board as one of many factors in our holistic approach. A summary of the tenure of our current directors as of December 31, 2023 is reflected in the graph below:

In considering new Board members, our Corporate Governance Guidelines set forth a process requiring that the initial list of individuals under consideration by the Board’s Environmental, Social and Governance Committee (the “ESG Committee”) include one or more qualified candidates who represent diverse backgrounds, including diversity of gender and race or ethnicity. If a search firm is used, the search firm is instructed to do the same.

/11/

The table below provides certain highlights of the composition of our Board members and nominees as of March 1, 2024. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 1, 2024)

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	7

Part II: Demographic Background

African American or Black	1	1

Alaskan Native or Native American

Asian	1

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White	1	6

Two or More Races or Ethnicities

LGBTQ+

Did Not Disclose Demographic Background

Board Evaluations

A key component of our approach is a robust annual Board evaluation process. Led by our Chair of the Board and the Chair of the ESG Committee, this review is intended to elicit the views of all directors about what makes the Board effective, what improvements can be made, how their peers are most effective, whether steps should be taken to improve contributions and their views on the performance of the Board and its committees over the past year. The evaluation has taken a variety of forms including written surveys, interviews conducted by an outside consultant and interviews conducted by our Chair of the Board. The ESG Committee also regularly oversees and plans for director succession and refreshment of the Board to ensure a mix of skills, global perspectives, experiences, tenure and diversity that promotes and supports the Company’s long-term strategy. In doing so, the ESG Committee takes into consideration the overall needs, composition and size of the Board, as well as the criteria adopted by the Board regarding director candidate qualifications.

/12/

Ethics

We have adopted a written Code of Ethics that applies to all of our directors, executive officers (including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer) and other employees. Our Code of Ethics is available on our website at www.ir.akamai.com/corporate-governance/highlights. We did not waive any provisions of the Code of Ethics for our directors or executive officers during the year ended December 31, 2023. If we amend or grant a waiver under our Code of Ethics that applies to our executive officers or directors, we intend to post information about such amendment or waiver on our website at www.akamai.com. We have also adopted Corporate Governance Guidelines, a copy of which is also available on our website at www.ir.akamai.com/corporate-governance/highlights.

Engagement with Stakeholders

Akamai and our employees are dedicated to delivering value to investors, providing excellent service to our customers, offering a great place to work and contributing to the communities in which we operate. Some of the key areas of focus as we work with our stakeholders on ESG matters are highlighted below.

Sustainability

As a vital part of the modern internet, Akamai understands its role in minimizing the environmental impact caused by its operations. We have set our sights on achieving five goals by 2030 to uphold this responsibility:

🌑

Net-Zero Emissions – By 2030, we aim to mitigate 100% of our Scope 1 and Scope 2 greenhouse gas emissions related to Akamai Connected Cloud. Akamai is participating in the Science-Based Targets Business Ambition for the 1.5°C campaign, which helps guide us in the pursuit of our objectives.

/13/

🌑

100% Renewable – Akamai has set the goal of using 100% renewable power across Akamai Connected Cloud by 2030. We plan to achieve this by procuring clean and renewable power sources and working with our suppliers, data center partners and those interested in coming together to aggregate utility-scale power. To support our goal under the renewable energy program, we help support the creation of net-new renewable energy that will reduce emissions-emitting sources from the global grid.

🌑

Build Efficiency – Akamai has set a goal to make Akamai Connected Cloud more energy-efficient. To achieve this goal, we are constantly working toward innovating software and hardware optimizations across our platform, along with seeking ways to reduce the overall power consumption required to run our network.

🌑

Engage Suppliers – Akamai aims to collaborate with our suppliers to address climate change and minimize supply chain risks and promote sustainable practices among our suppliers. Our goal is to encourage and prioritize suppliers who adopt environmentally responsible practices in their operations.

🌑

Circularity – Akamai takes a circular approach, when feasible, to accomplish our objectives under our sustainability program. To fulfill this goal, we implement and follow e-Stewards e-Waste practices, monitor and seek continued improvements of our environmental progress through our environmental management system, encourage customer and employee engagement, organize community events and promote public awareness around the benefits of Akamai’s sustainability approach.

Our People

Promoting Inclusion, Diversity, and Engagement in the Workplace

Akamai remains committed to providing a work environment and culture where all employees are able to give, thrive and be productive. As an ever-expanding global company, our diverse workforce combines employees from different cultures, backgrounds, styles and experiences. We believe that bringing together an engaged and diverse workforce in an inclusive environment captures the experiences, cultures, talents and perspectives that continue to drive innovation and support our business strategy. Our aim is to understand and build on our cross-cultural competence, and by doing so, improve the way we work in our global community.

Our Inclusion, Diversity and Engagement strategy continues to prioritize four focus areas:

🌑	Accountability – our leaders are charged with driving accountability across their teams for making Akamai an inclusive, diverse and engaging workplace;

🌑	Community – operating in ways that are globally consistent where appropriate, while also locally relevant to our global employee population;

🌑	Transparency – reporting on our progress and evolution consistently and broadly, both internally and externally; and

/14/

🌑	Simplicity – ensuring that as we grow and evolve, we prioritize doing things simply and with great impact.

Over the years, we have implemented and sustained a number of initiatives to foster inclusivity and to highlight the need for representation at all levels, including: incorporating an ESG component in our executive bonus plan; incorporating inclusion, diversity and engagement goals in both our corporate level annual Mission Critical Goals and the individual performance goals of our senior personnel; supporting eight Employee Resource Groups that are employee-led, voluntary internal global networks open for all to come together to help collaborate, which are focused on building community, creating opportunities for development and creating a positive business impact, and introducing and reinforcing a company-wide education and behavior change program that is intended to enhance our corporate culture by promoting an inclusive approach to decision making and innovation.

We are proud to be an equal opportunity employer. To help us improve the diversity of our workforce, we participate in or sponsor professional development and recruiting forums. We also offer Akamai Technical Academy, a technical training program aimed at underrepresented talent and others (e.g., gender, ethnicity, experiential, generational, veterans) who are interested in pursuing a technical career path, but may not be formally educated in science, mathematics or engineering. We are a member of the Massachusetts Technology Leadership Council Tech Compact for Social Justice, committing to make change towards racial equality in our Company. We partner with the Women Business Collaborative as a Company of Purpose. We post our latest EEO-1 report on our website, which we file with the U.S. Equal Employment Opportunity Commission and summarizes the demographics of our U.S. employees based on federally mandated categories. These categories are not necessarily representative of how our industry or workforce is organized. We measure the progress of our inclusion, diversity and engagement objectives against the data points reflected in our Inclusion, Diversity and Engagement Report, also available on our website.

Our Supplier Diversity Program seeks to identify and engage suppliers for a wide range of products and services compatible with Akamai’s current needs. We are committed to developing mutually beneficial and successful partnerships with small businesses including companies owned by women, minorities, veterans and people who are socially and economically disadvantaged or have disabilities.

Employee Well-Being, Health and Safety

Our employees are our most valuable resource, and they are fundamental to our innovation, our ability to remain nimble and resilient amidst changing market dynamics, the success of our technology, the fostering and maintenance of relationships with our customers and the management of our operations. In addition to offering competitive compensation and benefits, we focus on the development of our people through fostering inclusion and engagement, providing training and development opportunities and

/15/

implementing health and safety procedures. We seek feedback on our initiatives from employees through a variety of mechanisms, including quarterly employee engagement surveys.

We have a demonstrated history of investing in our workforce by offering competitive salaries, wages and benefits. Our benefits programs (which vary by country and region) include healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, family care resources, flexible work schedules, wellness days, adoption and fertility assistance, employee assistance programs, tuition assistance, fitness reimbursements and holistic wellness programs, among others. Our wellness programs include educational offerings on healthy lifestyles, access to mental health experts and access to ergonomic advice and equipment.

Given our proven ability to deliver results while working virtually, we have designated over 95% of our employees as flexible with the ability to perform their responsibilities remotely. We believe flexible workforce opportunities make us a more attractive employer, increase productivity, enable us to recruit from a more diverse pool of applicants and present additional growth and development opportunities for our employees. To support this workforce of the future, we rolled out our FlexBase program in May 2022, which allows our workforce designated as flexible to choose whether they want to work from an Akamai office, their home office or a combination of both. As part of the rollout of the FlexBase program, we designed and developed a number of tools and resources to support this program. Those include content aimed at leaders for how to lead in a hybrid work environment, as well as content targeted at all employees, focusing on how to thrive in a hybrid work environment. Our IT team offers productivity “tech-bytes,” which are bite-sized articles that provide quick access to productivity enhancing tips and tricks using Akamai’s productivity tools.

Striving for Fair and Equitable Pay

Pay equity is core to our values at Akamai. We are committed to fostering an inclusive workforce that welcomes diversity and we have strived to design our compensation systems to be fair and equitable for all employees globally. Because this is a human process, it’s essential for us to ensure that we’re meeting our intended outcomes. Since signing the White House Equal Pay Pledge in 2016, we have committed to monitoring our pay practices and making adjustments when we deem it advisable. Akamai conducts biennial internal pay equity analyses (with the assistance of a nationally recognized outside consultant), which include gender globally, and race and gender in the United States. We completed our most recent pay equity analysis in 2023.

Responsible Business Practices

Ethics and Compliance

We work with internal stakeholders to develop risk-based procedures and internal controls integrated with various business processes across Akamai. These procedures focus on

/16/

ethical conduct, transparency, anti-bribery, sanctions and conflicts of interest. We also actively monitor changes in business climate and emerging laws and regulations to assess risks and adapt our procedures. Akamai maintains an independently hosted Ethics Hotline for all employees and stakeholders that is also available on our website at akamai.ethicspoint.com. Reported concerns are investigated and reviewed quarterly with the Audit Committee.

Human Rights

Respect for human rights is a fundamental value at Akamai. We are committed to providing an inclusive environment that discourages inappropriate behavior, unlawful harassment and discrimination. We are proud to be consistently recognized as a great place to work in various locations in which we operate.

Our Human Rights Policy is available on our website at https://www.akamai.com/company/corporate-responsibility/human-rights. It is intended to promote respect for human rights, foster understanding and provide value to the communities in which we operate. We are committed to ensuring that our employees, the people who work for our contractors, customers, suppliers and individuals in the communities affected by our activities, are treated with dignity and respect.

We have also adopted a Modern Slavery and Human Trafficking Statement available on our website at https://www.akamai.com/site/en/documents/akamai/2023/modern-slavery-and-human-trafficking-statement.pdf. It reflects our belief that respect for human rights is fundamental to unlocking the potential of the internet and an essential value for our employees and the communities in which we operate. We are committed to providing an inclusive environment that is free from illegal and inappropriate behavior.

Data, Privacy and Security

Information and Cyber Security

The data that flows through Akamai’s globally distributed content delivery network is critical to millions of organizations and billions of users worldwide. Protecting that data from cyber threats is important to the position of trust we maintain with our customers and stakeholders. Akamai has a well-established governance structure that enhances our ability to effectively identify, assess, and mitigate cyber risks.

A dedicated Information Security Committee works cross-functionally with other Akamai departments, including legal, business, policy and technical functions, as appropriate, to exchange information related to cybersecurity. At the Board level, the Audit Committee receives at least quarterly security updates.

Commitment to Privacy Best Practices

In carrying out our mission to power and protect life online, we accept that the way we process personal data is a critical part of the trust that our customers, employees and the

/17/

internet community places in us. We also understand the importance of the data protection rights of internet users, customers and employees and compliance with the data protection laws of the countries in which we operate. Akamai’s Data Protection and Privacy Program is designed to protect the personal information that we process through an ethical data program based on privacy principles. Our program has five main components that we work toward achieving:

Principles-based Compliance:

🌑

Established principles based upon fundamental privacy principles that underlie virtually all privacy laws globally, including: Collection Limitation, Data Quality, Purpose Limitation, Use Limitation, Security, Transparency, Individual Participation and Accountability.

Awareness:

🌑	Promoting a culture of respect for, and thoughtful consideration of, privacy and personal data protection throughout Akamai through an ethical principles-based approach to privacy.

🌑	Communicating to our employees information about changes in privacy laws, regulations and standards that affect our business.

🌑	Instilling an understanding of different cultures and practices around the world related to the use of individual personal information.

Policies and Procedures:

🌑	Implementing privacy protection policies and related operational procedures that are designed to enable compliance with the law and privacy principles consistent with our culture and mission.

🌑	Utilizing privacy by design tools to timely raise, consider and address privacy concerns at the early stage of service and product development.

🌑	Conducting Privacy Impact Assessments on data use initiatives.

Training:

🌑	Conducting trainings designed to promote awareness and provide employees with privacy-related information and requirements pertinent to their roles and responsibilities.

Accountability and Transparency:

🌑

Maintaining accountability standards consistent with those articulated by the Organization for Economic Co-operation and Development in its Guidelines Governing the Protection of Privacy and Transborder Flows of Personal Data.

/18/

🌑	Conducting independent audits of practices and controls.

🌑	Communicating with our employees, customers and the public about our data protection and privacy practices.

Details and information regarding our privacy policies and practices can be found on our Privacy Trust Center at: https://www.akamai.com/legal/compliance/privacy-trust-center.

Akamai Foundation

We recognize that the communities in which we live and operate are also stakeholders in our business. We address a wide range of issues to help our neighbors, including humanitarian and disaster relief efforts, such as refugee health and safety efforts and the Russia-Ukraine and Israel-Hamas wars, as well as encouraging and supporting volunteerism by our employees and promoting diversity in the technology ecosystem.

The Akamai Foundation plays a key role in Akamai’s community outreach. The Akamai Foundation focuses on increasing equitable access to STEM education and technology careers with a goal of creating a more diverse tech workforce. In 2023, the Akamai Foundation awarded 64 grants targeting digital equity and inclusion in STEM education, disaster relief efforts and strengthening community networks around the globe.

The diverse passions of our employee volunteers and Akamai Employee Resource Groups enrich our philanthropic and community partnerships. The centerpiece of our employee volunteer efforts is our Danny Lewin Community Care Days program. Each year we honor and celebrate our co-founder Danny Lewin’s spirit with a global initiative to encourage employees to give back to our local communities through events such as participating in blood drives, working at food banks, repairing homes, refreshing playgrounds and creating care packages for ill children. Group volunteer activities are organized for employees in many of our offices worldwide. All of our full-time employees are approved to take the equivalent of up to 16 hours of paid volunteer time per calendar year for approved volunteer activities that take place during their regularly scheduled workday.

/19/

Stockholder Engagement

Our management and Board are committed to driving stockholder value and communicating with our investors and other stakeholders. Our stockholder engagement model is summarized below:

During 2023, our senior leadership team conducted 100% outreach to our 25 largest stockholders, which collectively held approximately 54% of our outstanding shares, to express an interest in meeting with them to discuss governance or executive compensation matters at Akamai. We engaged with approximately 60% of those investors and discussed a broad range of operational, strategic and governance topics with them. These engagement efforts and meaningful conversations, combined with additional investor outreach, provided the Board and management with a valuable understanding of investors’ perspectives and an opportunity to exchange views. When the Board conducted its regular reviews of governance and executive compensation, it discussed the input that we received, and the evaluation process was reflective of those views. We were encouraged by the feedback we received and look forward to continuing our dialogue with our stockholders in the coming year.

Public Policy

Akamai believes that responsible corporate citizenship requires active engagement in legislative and regulatory processes. Our engagement with policymakers and advocacy on public policy issues are coordinated by our Global Public Policy group. Members of the

/20/

Global Public Policy group work closely with our senior leadership to identify legislative and regulatory priorities, both regionally and globally, that will protect and advance our business interests, increase stockholder value and promote the free and responsible use of the internet. The group also works to educate and inform policymakers about Akamai’s technology and solutions and how the internet itself works.

As part of Akamai’s engagement in the public policy process, we participate in a number of trade associations around the world that advocate for and shape public policy positions that are important to our industry. Trade associations also provide educational, training and professional networking opportunities for their members. We participate in these associations for such opportunities and to help build consensus on issues that we believe will serve our customers and investors. Our membership and participation in these organizations are not an endorsement of all of the activities and positions of these organizations. Accordingly, there may be instances where their positions diverge from ours.

We have not formed a political action committee nor have we donated to individual political candidates or parties.

The Board of Directors

The Board currently consists of ten persons. Set forth below is information about the professional experiences of each of our ten nominees for election at the 2024 Annual Meeting, including his or her specific experience, qualifications and attributes that we believe qualify him or her to serve on the Board.

Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. The information provided is accurate as of March 1, 2024.

/21/

Nominees for Director for Terms That Will Expire in 2025

Sharon Bowen, age 67 Director since 2021 Audit Committee, ESG Committee

Commissioner of the United States Commodity Futures Trading Commission from June 2014 until retirement in September 2017

Senior Associate and Partner at the law firm Latham & Watkins between 1988 and May 2014

Other Current Boards

Chair of the New York Stock Exchange, Inc., a subsidiary of Intercontinental Exchange

Intercontinental Exchange, Inc., a provider of marketplace infrastructure, data services and technology solutions for a diverse set of asset classes

Bakkt Trust Company LLC, a private majority owned subsidiary of Bakkt Holdings, Inc.

Neuberger Berman Group, a private investment management firm

Deep regulatory, securities, market risk and public policy expertise

Corporate finance, mergers and acquisitions, strategic transactions and corporate governance expertise from her role as a partner at a global law firm

Experience leading ESG initiatives and programs

Marianne Brown, age 65 Director since 2020 Audit Committee, Finance Committee Chair

Retired former executive at Fidelity National Information Services, Inc. (“FIS”), a global financial services technology company, where she was Corporate Executive Vice President and Co-Chief Operating Officer from January 2018 through December 2019

Chief Operating Officer, Institutional and Wholesale Business of FIS from December 2015 through December 2018, when FIS acquired SunGard Financial Systems LLC, a financial software and technology services company

Other Current Boards

The Charles Schwab Corporation, an investment services firm

Northrop Grumman Corp, an aerospace and defense technology company

International Business Machines Corporation (IBM), a multinational technology company

Prior Public Company Boards in Last 5 Years

VMWare, Inc. a provider of cloud computing and virtualization software and services

Extensive leadership experience in technology sales and product management to provide insight into the likely perspectives of Akamai’s current and potential customers

Executive oversight of go-to-market initiatives and organizational and investment strategy

Demonstrated ability to execute and integrate acquisitions and drive operational efficiency

/22/

Monte Ford, age 64 Director since 2013 TL&C Committee Chair, ESG Committee

Principal Partner of CIO Strategy Exchange, a membership organization for chief information officers, since 2015

Network Partner at Brightwood Capital Partners, a venture capital firm, since 2013

Other Current Boards

Iron Mountain Incorporated, a provider of storage and other information management services

JetBlue Airways Corporation, an airline provider

Centene Corporation, a healthcare insurer

Prior Public Company Boards in Last 5 Years

The Michaels Companies, an arts and crafts retailer

Experience as an information technology executive at Aptean Software and American Airlines, including serving as a chief executive officer and as a CIO overseeing all aspects of information systems and business analytics functions

Helps fellow Board members and management understand what Akamai’s current and potential customers likely expect and want from our solutions and to provide actionable insight into our innovation initiatives

Provides valuable advice and counsel regarding potential improvements to our internal IT systems

Contributes a personal perspective on inclusion, diversity and engagement issues impacting Akamai and our environment

Dan Hesse, age 70 Director since 2016 Board Chair since 2021 TL&C Committee, ESG Committee

Former President and CEO, Sprint Corporation, a telecommunications provider, from December 2007 to August 2014

Other Current Boards

PNC Corporation, a financial institution

Prior Public Company Boards in Last 5 Years

Tech and Energy Transition Corporation, a non-operating special purpose acquisition company that was subsequently dissolved

Insight into mobile and telecommunications industry affords important insight into strategy deliberations

Experience as a chief executive officer enables him to advise on leadership, management and operational issues

Leverages experience overseeing a large, complex technology company to provide valuable guidance and perspective

Understanding of corporate governance issues

/23/

Tom Killalea, age 56 Director since 2018 Audit Committee, Finance Committee

Founder and President, Aionle LLC, a consulting firm, from November 2014 to December 2021

VP Technology for the Kindle Content Ecosystem, Amazon.com, a multi-national technology company from 2008 to 2014

Other Current Boards

Capital One Financial Corp., a financial services company

Chair of MongoDB, a database technology company

Satellogic, an earth observation company

Prior Public Company Boards in Last 5 Years

Carbon Black, Inc., a cybersecurity company

Professional focus on internet security issues, a key area of emphasis in Akamai’s strategic plan

Deep experience with cloud computing industry, a key potential area of growth for Akamai

Experience with digital innovation and focus on customer experience

Understanding of the content delivery network business through his work at Amazon

Extensive corporate governance experience serving on several public company boards

Tom Leighton, age 67 Director since 1998	Chief Executive Officer, Akamai, since January 2013 Chief Scientist, Akamai from 1998 to 2012 Professor of Applied Mathematics at the Massachusetts Institute of Technology since 1982 (on leave)

Co-founder and key developer of the software underlying our platform

Unparalleled understanding of our technology and how the internet works

Extensive engagement with Akamai’s investors, customers and prospective customers on a global basis

Crucial source of industry information, technical and market trends and how Akamai can address those needs

Provides the Board with vital information about the strategic and operational challenges and opportunities facing us

/24/

Jonathan Miller, age 67 Director since 2015 TL&C Committee, ESG Committee

CEO of Integrated Media Co., an investment company, since February 2018

Advisor at Advancit Capital, a venture capital firm focusing on early-stage companies, since January 2018, having previously served as a partner since 2013

Other Current Boards

Interpublic Group of Companies, a marketing solutions provider

Prior Public Company Boards in Last 5 Years

AMC Networks, an American entertainment company

Nielsen Holdings plc, a global measurement and data analytics company (subsequently acquired by Evergreen Coast Capital Corporation in October 2022)

Ziff Davis, Inc. (formerly J2 Global), a vertically focused digital media and internet company

Insight into the challenges, goals and priorities of media companies such as those that are key current and prospective customers

Key participant in the rapid development of the internet as a global platform for video and audio entertainment

Deep understanding of the ongoing evolution of digital media

Involvement with early-stage media and technology companies gives our management and the Board a window into developments that could shape our industry in the future

Madhu Ranganathan, age 59 Director since 2019 Audit Committee Chair, Finance Committee

Chief Financial Officer of Open Text Corporation, a provider of enterprise information management solutions since April 2018

Executive Vice President and Chief Financial Officer for 24/7 Customer, Inc., a provider of customer engagement technology solutions, from June 2008 to March 2018

Other Current Boards

Bank of Montreal, a financial services company

Prior Public Company Boards in Last 5 Years

Service Source International, Inc., provider of outsourced inside sales, customer success, renewals management and channel management solutions

Extensive public-company financial expertise that enables her to qualify as an “audit committee financial expert” (as defined by Commission rules) and advise management and other directors on complex accounting and internal control matters

Experience in developing global software and SaaS companies to provide insight from both a customer and an operational perspective

Oversight of acquisition programs position her well to participate in the Finance Committee’s oversight of Akamai’s M&A program

Understanding of complex global tax matters

/25/

Ben Verwaayen, age 71 Director since 2013 TL&C Committee, ESG Committee Chair

General Partner of Keen Venture Partners, a venture capital firm, since 2017

Former Chief Executive Officer of Alcatel-Lucent, a provider of communications equipment and solutions from 2008 to 2013

Other Current Boards

Renewi plc, a waste-to-product company that collects and processes waste and then sells the recyclates and energy it produces

Ofcom, the regulatory and competition authority for the broadcasting, telecommunications and postal industries of the United Kingdom

Brings an international perspective to Board deliberations, helping us better understand non-U.S. markets, public policy issues and how to operate with a global employee base

CEO experience enables him to provide significant guidance to our CEO on management, leadership and operational issues

Ability to leverage knowledge of telecommunications industry to advise us on carrier strategy and network relationships

Deep understanding of motivational aspects of executive compensation approaches and applicable international issues

Bill Wagner, age 57 Director since 2018 TL&C Committee, Finance Committee

Former President and CEO of GoTo (formerly LogMeIn, Inc.), a publicly-traded software-as-a-service company, from December 2015 to January 2022, having previously served from May 2013 through November 2015 as its President and Chief Operating Officer. In 2020, GoTo transitioned from being a publicly-traded company to being privately held.

Other Current Boards

Avery Dennison Corporation

Semrush Holdings, Inc.

Blackline Inc.

Prior Public Company Boards in Last 5 Years

GoTo (formerly LogMeIn, Inc.)

Experience as a CEO of a publicly-traded software company enables him to provide valuable counsel to the CEO and Board on matters related to strategy, leadership and operations

Brings a customer perspective on how companies purchase, deploy and rely on Akamai solutions to enable and secure their businesses

Extensive sales and marketing experience in the software industry brings a valuable perspective on the company’s go-to-market operations

Experience fundraising and successfully executing mergers, acquisitions and divestitures positions him well to participate in the Finance Committee’s oversight of Akamai’s M&A program

/26/

Our Executive Officers

Our executive officers as of March 1, 2024 were:

Tom Leighton, age 67, was elected our Chief Executive Officer in January 2013, having previously served as our Chief Scientist since he co-founded the company in 1998. As discussed above, Dr. Leighton also serves on the Board and, while currently on leave, has been Professor of Applied Mathematics at the Massachusetts Institute of Technology since 1982. From 2003 to 2005, Dr, Leighton served as the Chair of the Presidential Informational Technology Advisory Committee on Cybersecurity, and has received numerous awards and accolades related to science, math, technology and engineering.

Aaron Ahola, age 54, was named our Executive Vice President, General Counsel and Corporate Secretary in May 2019. From October 2017 through April 2019, he was Senior Vice President, General Counsel and Corporate Secretary. Mr. Ahola joined Akamai in April 2000. During his tenure, he has served in a variety of positions, including as Vice President and Deputy General Counsel from 2011 to 2017 and our Chief Privacy Officer from 2008 until 2017. Prior to joining Akamai, he worked as a corporate and M&A attorney at Ropes & Gray LLP in Boston and Cleary, Gottlieb, Steen & Hamilton LLP in New York. Mr. Ahola currently serves on the Nasdaq Listing and Hearing Review Council.

Robert Blumofe, age 59, became our Executive Vice President and Chief Technology Officer in March 2021. From April 2016 through February 2021, he was our Executive Vice President, Platform and General Manager of the Enterprise Division, having previously served as our Executive Vice President – Platform since January 2013. Before taking on that role, Mr. Blumofe served in a variety of positions at Akamai since joining us in 1999, including leading the performance team and developing the Akamai Intelligent Edge Platform. Prior to his employment at Akamai, Mr. Blumofe was an Associate Professor of Computer Science at the University of Texas at Austin. He has been widely published in the areas of algorithms and systems for highly distributed and parallel computing.

/27/

Paul Joseph, age 50, became our Executive Vice President, Global Sales and Services in March 2021 and gained the added responsibility for the oversight of our Global Services organization in December 2021. Mr. Joseph joined Akamai in January 2000 and has served in a variety of roles during his tenure with us. From September 2018 through February 2021, he was Senior Vice President, Global Sales for our Media and Carrier Division. Between October 2017 and August 2018, he served as Vice President Field Business Development in our Media Division. From March 2016 through September 2017, he was Vice President of our America Channel Sales group. Prior to such roles, he served in business development and account executive roles at Akamai.

Adam Karon, age 52, became our Chief Operating Officer and General Manager, Cloud Technology Group in March 2021. He joined Akamai in February 2005 and has served in numerous leadership positions during his tenure with us. From March 2017 through February 2021, he was Executive Vice President and General Manager of the Media and Carrier Division. He served as Senior Vice President, Global Services and Support from January 2014 through February 2017. Prior to joining Akamai, Mr. Karon served as a Client Director for Leftbrain, Inc. and as the Director of Technology for Transportation Components, Inc.

Edward McGowan, age 53, became our Executive Vice President and Chief Financial Officer in March 2019 and gained the added responsibility for the oversight of our global IT organization in December 2021. Mr. McGowan began his career at Akamai in 2000 and has served in numerous roles across the organization since that time, including as Senior Vice President, Finance, between September 2018 and February 2019; Senior Vice President, Global Sales Media & Carrier Division from January 2017 through August 2018; and Vice President, Global Carrier Strategy & Sales from April 2013 through December 2016. Before joining Akamai, Mr. McGowan served as Controller for iCast Corporation, a CMGI company. Mr. McGowan also serves as a member of the Board of Directors of WinVest Acquisition Corp. Mr. McGowan is a certified public accountant and started his career in public accounting, working for Arthur Andersen’s High Technology Practice and for PwC in their Transaction Services Group.

/28/

Kim Salem-Jackson, age 47, became our Executive Vice President and Chief Marketing Officer in March 2021. Ms. Salem-Jackson joined us as Vice President of Global Marketing in August 2017 before being promoted to Senior Vice President Marketing and Corporate Communications in November 2019. Prior to joining Akamai, Ms. Salem-Jackson had been Senior Vice President of Worldwide Marketing and Business Development at Informatica, a provider of enterprise cloud management solutions, from August 2015 to August 2017, after holding a number of management roles at the company since joining it in 2008. Ms. Salem-Jackson started her career serving in a variety of marketing and public relations roles. Ms. Salem-Jackson also serves as a member of the Board of Directors of the Akamai Foundation, a member of Fast Company, a member of the Forbes Communications Council, and is a founding member of Chief, a network designed to empower women in business and leadership roles.

Mani Sundaram, age 48, became our Executive Vice President and General Manager, Security Technology Group in December 2021. Mr. Sundaram began his career at Akamai in February 2007 and has held a variety of positions during his tenure with us. Most recently, he was Executive Vice President Global Services & Support and CIO from November 2018 to December 2021. He also served as Senior Vice President Global Services and Support from March 2017 until November 2019, after serving as Vice President Global Services from January 2015 through February 2017. Prior to Akamai, Mr. Sundaram worked in various roles in engineering, marketing and client services at Virtify Inc. and Stratus Technologies.

Anthony Williams, age 50, became our Executive Vice President and Chief Human Resources Officer in January 2020. He joined Akamai in April 2015 as Vice President, Talent Acquisition and Diversity and served in that role until January 2018 when his title became Vice President, International HR, Talent Acquisition & Diversity. Prior to Akamai, Mr. Williams held a wide range of global human resource positions at First Data Corporation (acquired by Fiserv in 2019), Newell Rubbermaid and Time Warner – Turner Broadcasting System.

/29/

Security Ownership of Certain Beneficial Owners and Management

The following table includes information as to the number of shares of our common stock beneficially owned as of February 12, 2024, by the following:

🌑	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

🌑	each of our directors;

🌑	each of our Named Executive Officers; and

🌑	all of our executive officers and directors as of February 12, 2024 as a group.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and/or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock identified below, except to the extent authority is shared by spouses under applicable law. Beneficial ownership includes any shares that the person has the right to acquire within 60 days after February 12, 2024, including through the exercise of any stock option or the release, vesting or settlement of other convertible securities. Unless otherwise indicated, the address of each person identified in the table below is c/o Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. On February 12, 2024, there were 151,320,568 shares of our common stock outstanding.

/30/

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (%)

5% Stockholders

The Vanguard Group (1)	17,639,604	11.7%

BlackRock, Inc. (2)	14,300,241	9.5%

Directors

Sharon Bowen	4,291	*

Marianne Brown	6,240	*

Monte Ford	20,143	*

Dan Hesse	15,427	*

Tom Killalea	10,796	*

Tom Leighton (3)	2,549,242	1.7%

Jonathan Miller	27,591	*

Madhu Ranganathan	5,356	*

Ben Verwaayen	18,224	*

Bill Wagner	15,519	*

Other Named Executive Officers

Edward McGowan (4)	52,112	*

Paul Joseph (5)	45,356	*

Adam Karon (6)	66,917	*

Mani Sundaram (7)	62,489	*

All executive officers and directors as of February 12, 2024 as a group (18 persons) (8)	3,049,006	2.0%

*	Percentage is less than 1% of the total number of outstanding shares of our common stock.
(1)

The information reported is based on a Schedule 13G/A filed with the Commission on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”), which reports its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reports that it holds shared voting power with respect to 188,446 shares, sole dispositive power with respect to 16,999,718 shares and shared dispositive power with respect to 639,886 shares.

(2)

The information reported Is based on a Schedule 13G/A filed with the Commission on January 24, 2024 by BlackRock, Inc. (“BlackRock”), which reports its address as 50 Hudson Yards, New York, New York 10001. BlackRock reports that it holds sole dispositive power with respect to 14,300,241 shares and sole voting power with respect to 13,165,324 shares held by it.

(3)

Includes (i) 108,358 shares held by the TBL Foundation of which Dr. Leighton serves as a trustee, (ii) 2,310,140 shares held by the F. Thomson Leighton and Bonnie B. Leighton Revocable Trust dtd 11/3/99 over which Dr. Leighton disclaims beneficial ownership, (iii) 20,963 shares held by the David T. Leighton Trust of which F. Thomson Leighton is a trustee over which Dr. Leighton disclaims beneficial ownership and (iv) 109,781 shares issuable upon the vesting of RSUs within 60 days after February 12, 2024.

/31/

(4)	Includes 36,400 shares issuable upon the vesting of RSUs within 60 days after February 12, 2024.
(5)	Includes 20,065 shares are held by the PJ Joseph Trust 2020 of which Mr. Joseph serves as a trustee and (ii) 25,291 shares issuable upon the vesting of RSUs within 60 days after February 12, 2024.
(6)	Includes (i) 21,963 shares and (ii) 44,954 shares issuable upon the vesting of RSUs within 60 days after February 12, 2024.
(7)

Includes (i) 18,457 shares held by the MMMM Family Living Trust of which Mr. Sundaram serves as a trustee and (ii) 23,762 shares issuable upon the vesting of RSUs within 60 days after February 12, 2024.

(8)	Includes 87,765 shares issuable upon the vesting of RSUs within 60 days after February 12, 2024.

Board Leadership and Role in Risk Oversight

Chair of the Board

Daniel Hesse has served as our independent Chair of the Board since June 2021. In this role, he works with his fellow directors and management to prepare Board meeting agendas, chairs meetings of the Board (including its independent director sessions) and our annual stockholder meetings and informs other directors about the overall progress of Akamai. Mr. Hesse also provides leadership and advice to management on key strategic initiatives and seeks to ensure effective communication among the committees of the Board. He leads discussions on the performance of the Chief Executive Officer and succession planning for executive officers and other key management positions. Mr. Hesse also led our 2022 and 2023 board evaluation processes.

Roles of Chair of the Board and CEO

Currently, the roles of Chair of the Board and Chief Executive Officer are held by two different individuals. We believe this structure represents an appropriate allocation of roles and responsibilities at this time. If our various facts and circumstances change, the Board may consider whether a different structure is appropriate. Mr. Hesse, as a strong independent director, plays a key role in working to ensure Board effectiveness, management oversight and adherence to good governance principles. Dr. Leighton, our Chief Executive Officer, is then better able to focus on our day-to-day business and strategy, meet with investors and convey the management perspective to other directors.

/32/

Risk Oversight

The Board has an active role in supervising management’s oversight of Akamai’s risks as described in the graphic below:

In carrying out its risk oversight responsibilities, the Board reviews the long- and short-term internal and external risks facing the Company through its participation in long-range strategic planning and ongoing reports from various standing committees of the Board that address risks inherent to their respective areas of oversight. The Board receives updates at least quarterly from senior management and periodically from outside advisors which may include topics such as the various risks we face, including operational, product, economic,

/33/

financial, legal, regulatory, geopolitical, talent, health, cybersecurity and competitive risks. In addition, Akamai’s Chief Ethics & Compliance Officer, who reports to the General Counsel, provides at least quarterly updates to the Audit Committee. In addition to regular reports, on an ongoing basis, the Board and management assess the potential impact and likelihood of identified long- and short-term risks, and where appropriate and depending on the immediacy of the risk assessed, implement operational measures and controls. At the management level, we have established disclosure controls to monitor our compliance with securities disclosure obligations.

The Board and our management team have increased their focus on cybersecurity risk oversight and management in recent years. On a quarterly basis and as needed, our Chief Security Officer reports to the Audit Committee to provide information, as applicable and appropriate, on cybersecurity risk management programs and other cyber matters. In addition, all of our employees are required to take annual security compliance training.

Board Oversight of ESG

Investing in our ESG initiatives is a core part of our purpose to make life better for billions of people, trillions of times a day. Board oversight of ESG matters primarily occurs through the committees of the Board, including our ESG Committee, which oversees management’s environmental initiatives, including our sustainability goals, corporate governance matters and social matters (including receiving periodic management reports on social matters, corporate culture, inclusion, diversity and engagement as it relates to employees, and the charitable activities of the Akamai Foundation); the Audit Committee, which provides regular oversight of our ethics and compliance, data privacy protection program and cyber and network security and resiliency matters; and the Talent, Leadership and Compensation (“TL&C”) Committee, which reviews social matters on an ongoing basis, including our inclusion, diversity and engagement initiatives, employee and leadership development, and recommends to the Board certain ESG compensation metrics. Our Board also exercises direct oversight of our ESG initiatives. For example, the Board conducts at least annual reviews of our social (employee related) matters with management. The Board or its committees offers management feedback on ESG best practices that help guide development of our various ESG initiatives.

Board Committees

The standing committees of the Board consist of the Audit Committee, the ESG Committee, the Finance Committee and the TL&C Committee. Each committee operates under a charter that has been approved by the Board. Copies of the charters are posted in the Investor Relations section of our website at www.ir.akamai.com/corporate-governance/highlights. The Board has determined that all of the members of each of the four standing committees of the Board are independent as defined under The Nasdaq Stock Market, Inc. Listing Rules (the “Nasdaq Rules”), including, in the case of all members of the Audit Committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in the case of all members of the TL&C Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Membership on each standing committee as of March 1, 2024 is reflected in the chart below.

/34/

Membership in Standing Committees as of March 1, 2024

	Audit	ESG	Finance	TL&C

Sharon Bowen	X	X

Marianne Brown	X		X*

Monte Ford		X		X*

Dan Hesse		X		X

Tom Killalea	X		X

Jonathan Miller		X		X

Madhu Ranganathan	X*		X

Ben Verwaayen		X*		X

Bill Wagner			X	X
*	Committee Chair

The Audit Committee assists the Board in overseeing the financial and accounting reporting processes and audits of our financial statements, which includes reviewing the professional services and scope provided by our independent auditors, the independence of such auditors from our management, our annual financial statements, our use of non-GAAP measures and metrics and our system of internal financial and IT controls, including cybersecurity, privacy and network resiliency matters. At least quarterly, our Chief Compliance Officer and our General Counsel also review with the Audit Committee any material ethics or compliance issues or investigations and, at least annually, review the Company’s framework for compliance with applicable laws and regulations. Our Chief Security Officer also meets at least quarterly with the Audit Committee regarding our existing information security organization. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention, or as may be delegated to it by the Board from time to time. Our Audit Committee reports to the Board at least quarterly on management’s process for identifying, tracking and mitigating cybersecurity risks, progress on mitigation initiatives and industry-wide developments related to security matters. The Board has determined that Madhu Ranganathan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K promulgated by the Commission under the Exchange Act. The Audit Committee held ten meetings in 2023.

The ESG Committee is responsible for, among other things, identifying individuals qualified to become members of the Board; recommending to the full Board the persons to be nominated for election as directors and to each of its committees; assisting the Board in determining and monitoring whether a director or prospective director is “independent” within the meaning of any applicable rules and laws; overseeing the self-evaluation of the Board, including the performance of individual directors; reviewing the Board’s leadership roles; reviewing corporate culture; reviewing stockholder proposals relating to corporate

/35/

governance matters and making recommendations to the Board in response thereto; and reviewing and making recommendations to the Board with respect to corporate governance practices, including the Company’s Corporate Governance Guidelines, Bylaws and other key governance policies. The ESG Committee also spends significant time reviewing management’s initiatives with respect to environmental, social and governance matters as well as overseeing risks related to such environmental, social and governance matters and the mitigation of such risks. The ESG Committee held five meetings in 2023.

The Finance Committee is responsible for, among other things, reviewing matters pertaining to the Company’s capital structure and corporate finance strategy, overseeing the Treasury function, reviewing proposed acquisitions and similar strategic transactions and material contractual commitments, evaluating and assessing completed acquisitions, overseeing our defined contribution and other benefit and retirement plans, reviewing Akamai’s material insurance programs and assisting and advising management on its operating plans, including any specific plans in place from time to time related to margin improvement, creation of long-term stockholder value or meeting other financial goals. The Finance Committee held ten meetings in 2023.

The TL&C Committee assists the Board in discharging its oversight responsibilities relating to talent development, succession planning, compensation of our executive officers, directors and other employees and employee health and safety and engagement. The TL&C Committee assists in determining the compensation of our Chief Executive Officer and other executive officers, including administering our bonus, incentive compensation and stock plans, approving equity grants and approving the salaries and other compensation benefits of our executive officers. In addition, the TL&C Committee consults with our management regarding human capital management, including our benefit plans and compensation policies and practices, as well as our leadership development initiatives. It also provides counsel and oversight to our management team on key human resource management strategies and programs, including those related to diversity, equity and inclusion, pay equity and other ESG initiatives, initiatives involving corporate culture, enterprise-wide talent development and succession planning. The TL&C Committee also supports the Board and ESG Committee’s oversight of our programs related to employee engagement, health, safety and well-being. The TL&C Committee is directly responsible for the appointment and oversight of our independent compensation consultants and other advisors it retains. The TL&C Committee held eight meetings in 2023.

Meeting Attendance

The Board held nine meetings during 2023. Each incumbent director attended more than 75% of the total number of meetings of the Board and each committee on which he or she served during the fiscal year ended December 31, 2023. All directors are expected to attend regular Board meetings, Board committee meetings for committees on which the director serves and our annual meeting of stockholders. All of our directors then in office attended the 2023 Annual Meeting of Stockholders.

/36/

Determination of Independence

Under the Nasdaq Rules, a director of Akamai will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each member of the Board, other than Dr. Leighton, is an “independent director” as defined under Nasdaq Rule 5605(a)(2).

In making its independence determination with respect to Ms. Ranganathan, the Board considered that, in 2023, Akamai sold approximately $0.7 million of products and services to Open Text Corporation, where Ms. Ranganathan is an executive officer. The amount of sales and the amount of purchases in 2023 were less than 1% of Open Text’s annual revenues and less than 1% of Akamai’s annual revenues and the transactions were conducted in the ordinary course of business, on commercial terms and on an arms’-length basis. We expect similar commercial arrangements to recur in 2024.

Our independent directors meet separately as part of each Board meeting and at other times as appropriate. In the independent director sessions, Mr. Hesse and the other independent directors review management performance, assess the focus and content of meetings of the Board and establish the strategic issues that the Board believes should be the focus of management’s attention to drive short-term and longer-term business success. Mr. Hesse then provides feedback to the Chief Executive Officer and other members of management on their performance and important issues on which the independent members of the Board believe management should focus.

Director Compensation

The TL&C Committee, with our independent compensation consultant, periodically reviews the compensation structure and levels paid to non-employee directors and makes recommendations for adjustments, as appropriate, to the Board. Our objective is to pay non-employee directors at or near the median of our executive compensation benchmarking peer group, to award the majority of compensation in equity and to review its competitiveness to the market every few years.

/37/

The following table sets forth compensation paid in 2023 to individuals who served on the Board for any portion of that year for their service as directors, other than Dr. Leighton, who does not receive any compensation for his services as a director and whose compensation is reflected in “Executive Compensation Matters” below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Sharon Bowen (3)	75,000	274,944	349,944

Marianne Brown (4)	80,000	304,930	384,930

Monte Ford (5)	80,000	304,930	384,930

Dan Hesse (6)	100,000	349,952	449,952

Tom Killalea (7)	75,000	274,944	349,944

Jonathan Miller (8)	75,000	274,944	349,944

Madhu Ranganathan (9)	80,000	304,930	384,930

Ben Verwaayen (10)	80,000	294,963	374,963

Bill Wagner (11)	75,000	274,944	349,944

(1)

Cash retainer amounts are paid in arrears for the annual service period ending on the date of the annual stockholder meeting. Throughout the year, all directors earn a pro rata portion of the cash retainer payable to them in the amounts described in the description of the director compensation plan below.

(2)

Consists of deferred stock units (“DSUs”) granted to directors on May 11, 2023. Amounts reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”), Accounting standards Codification (“ASC”) Topic 718 for equity awards granted to the directors. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K.

(3)	At December 31, 2023, Ms. Bowen held 1,164 unvested RSUs and 3,200 unvested DSUs.
(4)	At December 31, 2023, Ms. Brown held 3,549 unvested DSUs.
(5)	At December 31, 2023, Mr. Ford held 3,549 unvested DSUs.
(6)	At December 31, 2023, Mr. Hesse held 4,073 unvested DSUs.
(7)	At December 31, 2023, Mr. Killalea held 3,200 unvested DSUs.
(8)	At December 31, 2023, Mr. Miller held 3,200 unvested DSUs.
(9)	At December 31, 2023, Ms. Ranganathan held 3,549 unvested DSUs.
(10)	At December 31, 2023, Mr. Verwaayen held 3,433 unvested DSUs.
(11)	At December 31, 2023, Mr. Wagner held 3,200 unvested DSUs.

Our independent compensation consultant conducts a benchmarking review of our outside director compensation every other year and, in 2022 our consultant conducted a benchmarking review of our non-employee director compensation, covering both compensation levels and program design as compared to our peer group and shared its findings with TL&C Committee members. Based on the results of the review, we made certain adjustments to align our overall non-employee director program with our peers in 2022, both in terms of practices and structure as well as pay levels.

/38/

Under our non-employee director compensation plan, non-employee directors are entitled to receive annual compensation of $350,000, of which $75,000 is paid in cash and $275,000 is paid in DSUs representing the right to receive shares of Akamai common stock. This compensation is generally paid or, in the case of DSUs, granted, on the date of our annual meeting of stockholders, and the number of DSUs issued is based on the fair market value of our common stock on that date. For so long as the person remains a director, DSUs will vest in full on the first anniversary of the grant date, but a director may defer distribution of his or her shares for up to ten years. If a director has completed one year of service on the Board, vesting of 100% of the DSUs held by such director will accelerate at the time of his or her departure from the Board.

In addition, our Chair of the Board receives $100,000 of additional annual compensation, of which $25,000 is paid in cash and $75,000 is paid in DSUs. Chairs of the Audit Committee, the TL&C Committee and the Finance Committee receive $35,000 of additional compensation, of which $5,000 is paid in cash and $30,000 is paid in DSUs. The Chair of the ESG Committee receives $30,000 of additional compensation, of which $5,000 is paid in cash and $25,000 is paid in DSUs. We also reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board.

Stock Ownership Guidelines

We have minimum stock ownership requirements for our senior management team and Board. Pursuant to the guidelines, each member of Akamai’s senior management team is required to own a number of shares of our common stock having at least the value calculated by applying the following multiples: for the Chief Executive Officer, six times his base salary; for our other Named Executive Officers, two times his or her base salary; and for other senior executives who participate in the executive compensation program overseen by the TL&C Committee, one times his or her base salary. In addition, each non-employee director is required to own a number of shares of our common stock having a value equal to five times his or her then-current base annual cash retainer. Non-employee directors have three years from the date of election or appointment to attain required ownership levels. The Chief Executive Officer and each other senior executive has five years from the date of his or her respective appointments to attain required ownership levels. Unvested options, RSUs and DSUs and vested but unexercised options do not count toward satisfying the requirements; vested but undistributed DSUs held by directors do count toward satisfying the requirements.

If a director’s base cash retainer or an executive’s base salary is increased, the minimum ownership requirement is re-calculated at the end of the year in which the increase occurred, taking into account our stock price at that time. If a non-employee director or executive does not meet the ownership guidelines as of a test date that occurs after the period of time for attainment of the ownership level, he or she will not be permitted to sell any shares of our common stock until such time as he or she has exceeded the required ownership level, provided that such restriction does not apply to sales on such individual’s behalf to meet any tax withholding obligations. A more detailed description of these

/39/

guidelines, including the timeline for compliance, is set forth in our Corporate Governance Guidelines, which are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

All directors are currently in compliance with the ownership guidelines. See “Stock Ownership Requirements” in Part Two of this Proxy Statement for additional information regarding our executive officers’ compliance with the ownership guidelines.

Insider Trading Policies

The Company has adopted insider trading policies governing the purchase, sale and/or other dispositions of the Company’s securities by directors, officers and employees. The policies are designed to promote compliance with applicable insider trading laws, rules and regulations.

ESG Committee’s Process for Reviewing and Considering Director Candidates

The ESG Committee assists the Board in identifying and attracting individuals qualified to become members of the Board. In executing its mission to solicit qualified candidates to become directors of Akamai, the ESG Committee seeks to attract qualified potential candidates from varied backgrounds who have a strong desire to understand and provide insight about Akamai’s business and corporate goals; to understand and contribute to the role of the Board in representing the interests of stockholders; and to promote good corporate governance and ethical behavior by the members of the Board and our employees.

Criteria Used to Consider Nominees to the Board of Directors

In assessing whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the ESG Committee will apply the criteria attached to its charter. These criteria include, but are not limited to:

🌑	integrity, honesty and adherence to high ethical standards;

🌑

business and financial acumen, experience, ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and willingness to contribute positively to the decision-making process of the Company;

🌑	commitment to understand the Company’s business and industry and regularly attend and participate in meetings;

🌑	diversity in terms of gender, race, ethnicity and professional background;

🌑	avoidance of potential conflicts of interest that would impair the ability to represent the interests of the Company and its stockholders; and

🌑	ability to understand the conflicting interests of the various constituencies of the Company.

/40/

The Board particularly values demonstrated leadership experience and skills and reputation for high standards of honesty, ethics and integrity. Although the ESG Committee does not assign specific weights to particular criteria, we believe that it is essential that all potential Board members have integrity and honesty, adhere to high ethical standards and possess a commitment to dedicate the necessary time and attention to Akamai and an ability to act in the interests of all stockholders without any potential personal conflict of interest. The ESG Committee and the Board believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, perspectives, knowledge and abilities that will allow the Board to fulfill its responsibilities.

With respect to considering whether to re-nominate our incumbent directors, the ESG Committee and the full Board apply the criteria discussed above, in addition to considering the evolving needs of Akamai. In addition, the ESG Committee and the full Board take into account whether a director has served for more than 10 years on the Board and may consider information available to it about directors’ professional status and performance on other boards of directors. If there is a material change in a director’s professional status, under our Corporate Governance Guidelines, that director must offer to resign from the Board and in considering whether to accept the resignation, the ESG Committee considers whether the director’s new status continues to complement the Board’s skills and qualities and recommends to the Board whether to accept such director’s resignation. A more detailed description of the director qualification standards is set forth in our Corporate Governance Guidelines, which are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

Importance of Diversity

The Board believes that diversity in its membership is important to serving the long-term interests of stockholders. Since adoption in 2003, the Criteria for Nomination as a director appended to Akamai’s ESG Committee charter has emphasized the importance of diversity in determining the appropriate composition of the Board. The Criteria specifically state, “The [ESG] Committee shall actively consider nominees who can contribute to the diversity of the Board in terms of gender, race, ethnicity, sexual orientation, gender identity or expression and professional background. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.”

Process for Identifying Candidates to Serve as Directors

To identify and evaluate attractive candidates, the members of the ESG Committee actively and regularly solicit recommendations for highly-qualified director candidates, including from other members of Akamai’s Board and other professional contacts. From time to time, we have also retained professional search firms to help identify individuals that would meet our selection criteria. As potential candidates emerge, the ESG Committee meets from time to time to evaluate biographical information and background material relating to potential candidates; discusses those individuals with other members of the Board; and

/41/

reviews the results of personal interviews and meetings conducted by members of the Board, senior management and our outside advisors. In considering new Board members, our Corporate Governance Guidelines set forth a process requiring that the initial list of individuals under consideration by the ESG Committee include one or more qualified candidates who represent diverse backgrounds, including diversity of gender and race or ethnicity. If a search firm is used, it is instructed to do the same. Regular review of the director selection process, including the criteria for nomination as a director appended to the ESG Committee charter, is done by the ESG Committee to work to achieve diversity in the candidate pool.

Stockholders may recommend individuals to the ESG Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Environmental, Social and Governance Committee, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142. Assuming that appropriate biographical and background material has been provided on a timely basis, the ESG Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under the Amended and Restated Bylaws of Akamai Technologies, Inc., as amended by Amendment No. 1 (“bylaws”) to directly nominate director candidates, without any action or recommendation on the part of the ESG Committee or the Board, by following the procedures set forth in our bylaws and described under “Deadlines for Submission of Stockholder Proposals and Director Nominations for the 2024 Annual Meeting” below.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chair of the Board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Board considers to be important for the Board to know.

Stockholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Corporate Secretary, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142.

/42/

Compensation Committee Interlocks and Insider Participation

Messrs. Ford, Hesse, Miller, Verwaayen and Wagner were members of the TL&C Committee during all of 2023. No member of the TL&C Committee was at any time during 2023, or formerly, an officer or employee of Akamai or of any of our subsidiaries, and no member of the TL&C Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of the TL&C Committee receives compensation, directly or indirectly, from Akamai in any capacity other than as a director.

None of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity where an executive officer of that entity also served as a director or member of our TL&C Committee at any time during 2023.

Report of the Audit Committee

The Audit Committee of the Board has furnished the following report on the Audit Committee’s review of our audited financial statements:

The Audit Committee is responsible for, among other things:

🌑	monitoring the integrity of Akamai’s consolidated financial statements, including our use of non-GAAP measures and metrics;

🌑	oversight of Akamai’s compliance with legal and regulatory requirements;

🌑	oversight of Akamai’s system of internal controls (including oversight of our internal audit function, which reports directly to the Audit Committee);

🌑	oversight of Akamai’s management of cybersecurity and data privacy risks;

🌑	appointment, oversight and evaluation of the qualifications, independence and performance of our internal and independent auditors with the authority to replace Akamai’s independent auditors;

🌑	review and oversight of the handling of ethical and compliance issues brought to the attention of management and the Board; and

🌑	review of management’s enterprise risk assessments.

The Audit Committee acts under a written charter, which was revised in June 2023, that is available on our website at www.ir.akamai.com/corporate-governance/highlights. The members of the Audit Committee are independent directors as defined by the Audit Committee charter and the Nasdaq Rules and Exchange Act.

/43/

Akamai’s management is responsible for the financial reporting process, including Akamai’s system of internal controls, and for the preparation of consolidated financial statements in accordance with GAAP. PricewaterhouseCoopers LLP (“PwC”), Akamai’s independent auditor, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes, including our use of non-GAAP measures and metrics. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to the financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence.

Our Senior Director of Internal Audit reports directly to the Audit Committee. The Internal Audit function annually conducts a series of audits to test Akamai’s internal financial and IT controls. This annual internal audit plan is reviewed and approved by the Audit Committee. Individual audit reports are reviewed at each Audit Committee meeting and any deficiencies are reviewed with management.

We reviewed Akamai’s audited consolidated financial statements that were included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission, which we refer to herein as the Financial Statements. We reviewed and discussed the Financial Statements with Akamai’s management and PwC. PwC has represented to the Audit Committee that, in its opinion, Akamai’s Financial Statements were prepared in accordance with GAAP. We discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

We also discussed with PwC its independence from Akamai and considered whether PwC’s rendering of certain services to Akamai, other than services rendered in connection with the audit or review of the Financial Statements, is compatible with maintaining PwC’s independence. See “Ratification of Selection of Independent Auditors” included elsewhere in this Proxy Statement. In connection with these matters, Akamai received the written disclosures and letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board.

Based on our review of the Financial Statements and reports to us and our participation in the meetings and discussions described above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Financial Statements be included in Akamai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the Commission.

We, the undersigned members of the Audit Committee, have also appointed PwC to act as Akamai’s independent auditors for 2024.

Audit Committee

Madhu Ranganathan—Chair	Marianne Brown
Sharon Bowen	Tom Killalea

/44/

Certain Relationships and Related Party Transactions; Code of Ethics; Interest in Annual Meeting Matters

Akamai did not enter into any transactions in 2023 of the type required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. Under our written Code of Ethics, each of our employees and members of the Board is prohibited from entering into any business, financial or other relationship with our existing or potential customers, competitors or suppliers that might impair, or appear to impair, the exercise of his or her judgment for Akamai. Our Code of Ethics also prohibits situations involving Akamai entering into a business transaction with an executive officer or director, a family member of an executive officer or director, or a business in which such a person has any significant role or interest if such a transaction could give rise to a conflict of interest. Our executive officers and directors are obligated under the Code of Ethics to disclose to our Legal Department any existing or proposed transaction or relationship that reasonably could be expected to give rise to a conflict of interest. Under the procedures guided by our Code of Ethics and Audit Committee charter, proposed related-party transactions are subject to review to determine if they are in the best interests of Akamai and our stockholders and the conditions, if any, under which such transactions may proceed. Proposed transactions involving executive officers, other than the General Counsel, are reviewed and subject to approval by the General Counsel after notifying the Audit Committee and the Chair of the Board. Proposed transactions involving the General Counsel or a director are reviewed and subject to approval by disinterested members of the Audit Committee after notifying the Chair of the Board.

No person who served as a director or executive officer of Akamai during the year ended December 31, 2023 has a substantial interest, direct or indirect, in any matter to be acted upon at the Annual Meeting. Each executive officer serves at the discretion of the Board and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

/45/

Part Two – Executive Compensation Matters

Compensation Discussion and Analysis (“CD&A”)

The following discussion and analysis of Akamai’s executive compensation objectives, policies and practices is designed to provide an overview of the material elements of our compensation structure.

Our NEOs

This discussion is focused on the following persons who served as Akamai executive officers in 2023. We refer to them as our Named Executive Officers (“NEOs”).

Name	Title	Date Appointed to Current or Former Role	Year of Hire

Tom Leighton	Chief Executive Officer	January 2013	1998

Edward McGowan	EVP, Chief Financial Officer and Treasurer	March 2019	2000

Paul Joseph	EVP, Global Sales and Services	December 2021	2000

Adam Karon	COO and General Manager, Cloud Technology Group	March 2021	2005

Mani Sundaram	EVP and General Manager, Security Technology Group	December 2021	2007

Executive Summary

In this Executive Summary, we describe our guiding principles on executive compensation, how those principles have aligned with our executive pay outcomes, and how we establish our compensation levels and performance targets. We also discuss key compensation policies and practices.

/46/

Our Compensation Philosophy

Aligning Executive Compensation with our Performance and Values

Akamai seeks to align executive compensation with performance by:

🌑	tying annual bonuses to performance against specific financial measures that require achievement of rigorous financial targets for payment, with a modifier based on ESG goals;

🌑	utilizing restricted stock units (“RSUs”) subject to performance-based vesting (“PRSUs”), that require achievement of rigorous financial targets in order to vest; and

🌑	granting RSUs that require us to meet relative total shareholder return (“TSR”) targets in order to vest (“relative TSR-Based RSUs”).

/47/

We believe that a significant portion of executive pay should be variable and at risk. Specifically, the amount earned by an executive officer should primarily be tied to our financial performance and the performance of our stock price. The charts below show the percentage of “at risk” 2023 compensation for our Chief Executive Officer and the average for our other NEOs at target. We consider compensation to be “at risk” if vesting is subject to achievement of performance targets and/or the value received is dependent on our stock price.

In addition to seeking to align executive compensation with performance, Akamai incentivizes management to lead in an environmentally and socially responsible manner. Our executive bonuses include an ESG modifier. Following year-end, the TL&C Committee conducts a performance assessment of executive management’s efforts to achieve certain key ESG-related benchmarks. Following review of the performance assessment, the TL&C Committee determines achievement against such ESG benchmarks and such determination can positively or negatively affect the amount of the executive bonuses.

/48/

Overview of Compensation Components

We structure the compensation opportunities for our NEOs using three principal components: base salary, annual bonuses and long-term equity incentives. Within our long-term equity incentive program, we grant three types of awards: time-vesting RSUs, PRSUs and relative TSR-Based RSUs. In making decisions about how to balance different compensation components, we first adhere to our overarching compensation principles outlined above. In addition, we consider the practices of our peer group, our business model, current strategic priorities and individual factors, such as the ability of a given executive to contribute to our results.

In the graphic below, we provide an overview of each material component of our 2023 executive compensation program and describe how each component is tied to our compensation objectives.

/49/

Compensation Policies and Practices Highlights

Every year, the TL&C Committee assesses the effectiveness of the performance of our compensation plans and practices. We evaluate the financial metrics and ESG goals we use and how our programs compare with those used by our peer group companies. We also evaluate whether our compensation continues to align with performance. In recent years, we have continuously taken steps to strengthen and improve our executive compensation policies and practices. Highlights of our current policies and practices include:

Highlights

We align executive compensation with the interests of our stockholders by designing our executive compensation program to avoid excessive risk and foster sustainable growth	✓	Focus on performance-based pay
	✓	Include a relative market-based performance metric (TSR) in executive compensation
	✓	Pay NEOs annual bonuses in Akamai common stock
	✓	Utilize double-trigger change in control provisions for all equity awards
	✓	Utilize objective performance metrics
	✓	Review tally sheets when making executive compensation decisions
	✓	Provide few, if any, perquisites
	✓	Enforce stock ownership guidelines for officers and directors
	✓	Cap bonus and performance-based equity awards through maximum payouts
	✓	Mitigate undue risk in compensation programs

We adhere to executive compensation best practices	✓	Prohibit hedging transactions and short sales
	✓	Prohibit pledging of Akamai stock
	✓	Maintain a Clawback Policy
	✓	Mitigate potential dilutive effect of equity awards through robust share repurchase program
	✓	Utilize an independent compensation consulting firm that provides no other services to Akamai
	✓	Provide reasonable post-employment/change in control provisions
	✓	No employment contracts (other than Dr. Leighton and unless required by law)
	✓	No repricing underwater stock options without stockholder approval
	✓	No excise tax gross-ups upon change in control

/50/

CEO Compensation

Dr. Leighton became our Chief Executive Officer in January 2013, having previously served as our Chief Scientist since co-founding Akamai. In establishing his salary as CEO, the TL&C Committee considered Dr. Leighton’s compensation history, his significant equity holdings, peer group practices and the desire for performance-based compensation to constitute the majority of his pay package. This approach conforms to our philosophy of aligning his compensation with the interests of our long-term investors. In 2013, when Dr. Leighton became CEO, his salary was established at $1. In 2018, in order to align Dr. Leighton with his leadership team, the TL&C Committee established an annual target bonus opportunity for him, with the remainder of his annual compensation to be market competitive and consisting solely of equity-based awards. As in prior years, the TL&C Committee and Dr. Leighton agreed that his earned 2023 annual bonus would be paid to him entirely in shares of our common stock in lieu of cash to reinforce and further the alignment of his compensation with stockholder interests. Ultimately, nearly 100% of Dr. Leighton’s compensation is at risk.

2023 Executive Compensation Program and Results

In this section, we describe in detail our 2023 NEO compensation program, including the impact of our 2023 financial performance on overall achievement. The TL&C Committee set 2023 total direct compensation for Messrs. Leighton, Joseph, Karon, McGowan and Sundaram at approximately the 50th percentile of the benchmarking peer group (as described more fully below). See “Setting Compensation Levels for our NEOs” for a discussion of factors we use to establish the overall compensation levels for these executives.

Base Salary

Base salary is used to provide NEOs with a fixed amount of annual cash compensation. The TL&C Committee views base salary as a way to attract and retain talent by providing a reliable source of income while also motivating strong business performance without encouraging excessive risk-taking. In order to ensure that our programs provide significant alignment with our stockholders’ interests, base salaries represent a relatively small percentage of each NEO’s total compensation. There were no base salary adjustments for our NEOs in 2023. The table below reflects 2023 salary levels for our NEOs as well as the percentage increase from prior year base salaries:

Year-End 2023 Base Salaries for NEOs

Name	2023 Salary Level	Percentage Increase from 2022

Dr. Leighton	$1	0%

Mr. McGowan	$515,000	0%

Mr. Joseph	$500,000	0%

Mr. Karon	$550,000	0%

Mr. Sundaram	$480,000	0%

/51/

Annual Bonuses

Annual bonuses are performance-based awards that are intended to drive the achievement of key business results while rewarding NEOs based upon their contributions to Akamai’s success. Each year, the TL&C Committee sets a Target Annual Bonus Opportunity for each NEO, which, for each NEO other than Dr. Leighton’s, whose base salary is $1, is expressed as a percentage of base salary, based upon each NEO’s role and responsibilities, internal equity considerations and peer group data. In addition, the TL&C Committee believes that the Target Annual Bonus Opportunity should comprise a more significant portion of an NEO’s target total compensation as the individual’s level of responsibility increases.

Under the 2023 annual incentive program, each NEO had the opportunity to earn between 0% and 200% of his Target Annual Bonus Opportunity based on performance against pre-determined financial targets. The TL&C Committee believes that these goals and objectives encourage a balanced focus on revenue growth and profitability.

In 2021, the TL&C Committee introduced a change to our annual bonus plan for NEOs and other Akamai executives. While maintaining the core revenue and profitability financial metrics, the 2021, 2022 and 2023 annual incentive programs incorporate a payout modifier based on our achievement against designated ESG goals established by the TL&C Committee. The ESG goals are centered on employee diversity, inclusion and engagement as well as environmental sustainability metrics. If management exceeds these goals, the bonus earned based on the financial metrics will be increased by up to 10% (for a maximum aggregate bonus payout opportunity of 220% of target); if management fails to meet the ESG goals, the bonus earned based on the financial metrics will be decreased by up to 10%. The TL&C Committee adopted this change to help drive accountability within the management team for advancing Akamai’s ESG goals.

As with Dr. Leighton, the TL&C Committee and each of our other NEOs agreed that earned 2023 annual bonuses for the NEOs would be paid entirely in shares of our common stock in lieu of cash to further align compensation with stockholder interests.

/52/

The table below reflects the structure, goals and outcomes of the 2023 annual incentive program. For performance at intermediate achievement levels not specified in the chart, the amount paid is calculated based on where actual performance falls proportionately between the two identified tiers. The overall payout percentage against the Target Annual Bonus Opportunity, excluding the effect of the ESG modifier, was 151.9% due to above-target performance on revenue (adjusted for foreign exchange) and non-GAAP operating income.

Metric	% Weighting	Why We Use This Metric	2023 Threshold (0% payout) (millions)	2023 Target (100% payout) (millions)	2023 Maximum (200% payout) (millions)	2023 Actual (millions)	Payout % Against Target

Revenue (adjusted for foreign exchange)*	50%	Revenue is a fundamental measure of our success at selling our solutions, innovating and competing in the marketplace.	$3,423.7	$3,804.1	$4,184.6	$3,818.6	103.81%

Non-GAAP Operating Income*	50%	Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash; we use it as a component of the annual bonus plan to align our NEOs’ interests with those of our investors.	$907.5	$1,008.3	$1,109.1	$1,143.2	200.00%

Overall Payout as a % Against Target							151.9%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

Following year-end, management provided the TL&C Committee with a performance assessment relative to key ESG-related benchmarks. Following review of the performance assessment, the TL&C Committee determined a positive achievement of 2.72 percentage points, resulting in a final bonus funding, factoring in the ESG modifier, of 156.03%.

/53/

The table below shows each NEO’s target bonus as a percentage of base salary (if applicable), target bonus payout for 2023 and actual bonus earned for 2023. The target bonus payout is calculated by multiplying the NEO’s base salary by his target bonus percentage (if applicable). The actual bonus earned is calculated by multiplying the NEO’s target bonus payout by our overall payout percentage, which was 156.03% for 2023 as described above.

Name	2023 Target Bonus Percentage	2023 Target Payout	2023 Actual Bonus Earned

Dr. Leighton	*Not applicable	$1,500,000	$2,340,475

Mr. McGowan	85%	$437,750	$683,029

Mr. Joseph	100%	$500,000	$780,158

Mr. Karon	100%	$550,000	$858,174

Mr. Sundaram	80%	$384,000	$599,162

*	In accordance with the terms of his annual incentive plan, Dr. Leighton’s 2023 annual bonus is not based on a percentage of his base salary of $1.

/54/

Long-Term Equity Incentives

We believe that long-term equity-based compensation grants motivate and reward strong corporate performance and drive long-term value creation for stockholders. In addition, these awards assist in attracting and retaining our NEOs. The chart below explains why we granted each award type to our NEOs in 2023.

Type of RSU	Why We use This Type of RSU	Vesting Schedule	Weighting
Time-Vesting RSUs	Vesting based on continued employment; help retain our NEOs and incentivize them to enhance stockholder value.	1/3 annually over 3 years	50%
PRSUs	Vesting based on performance against specific financial metrics; align our NEOs’ compensation with our corporate performance.	3-year cliff*	20%
Relative TSR-Based RSUs	Vesting based on our stock price performance relative to a defined peer group; align our NEOs’ compensation with how our stock price has performed relative to the S&P 500 Index,** which we refer to as the Index Group, enhancing the alignment of management and investor interests.	3-year cliff*	30%

*

PRSUs and relative TSR-Based RSUs are eligible to vest following completion of a three-year performance period and the TL&C Committee’s certification of Akamai’s financial results after the end of such three-year performance period.

**

Grants made prior to 2023 were measured against the S&P 500 Technology Index Group. Effective 2023, the TL&C Committee determined that the broader S&P 500 Index was to be used as the comparison group for these relative TSR-Based RSUs. The TL&C Committee’s determination to change the reference Index to the S&P 500 Index was based on a variety of factors, including investor sentiment and the broader sample size.

The TL&C Committee sets each NEO’s target equity award value based on market data, future expected contributions and performance, job responsibilities and duties. The table below shows 2023 grant-date target long-term equity incentive values for our NEOs and the allocation of target value among the long-term equity awards granted to our NEOs:

Name	Grant Date Value of Time-Vesting RSUs	Target Grant Date Value of PRSUs	Target Grant Date Value of Relative TSR-Based RSUs	Total

Dr. Leighton	$5,250,000	$2,100,000	$3,150,000	$10,500,000

Mr. McGowan	$2,025,000	$810,000	$1,215,000	$4,050,000

Mr. Joseph	$1,500,000	$600,000	$900,000	$3,000,000

Mr. Karon	$2,450,000	$980,000	$1,470,000	$4,900,000

Mr. Sundaram	$1,500,000	$600,000	$900,000	$3,000,000

/55/

PRSUs. Each NEO has the opportunity to earn between 0% and 200% of his target PRSUs based on achievement against annual revenue (adjusted for foreign exchange) and non-GAAP earnings per share performance targets for each of 2023, 2024 and 2025. Achievement below the threshold level would mean that no PRSUs vest with respect to that performance period; achievement at or above the maximum level would mean that 200% of the target number of PRSUs eligible for vesting would vest. One-third of an NEO’s 2023 PRSUs may be earned over each one-year period. At the beginning of each year, the TL&C Committee sets the performance targets for the year. After the conclusion of the year, the TL&C Committee certifies achieved performance for that year. Vesting of PRSUs granted in 2023 does not, however, occur until the date of the TL&C Committee’s certification of results for 2025.

In structuring our PRSUs, the TL&C Committee considered the difficulties involved in establishing long-term performance goals in our industry, where traffic and other trends are outside of our control and highly unpredictable. The TL&C Committee also carefully considered the implications of using one-year performance periods, as opposed to a single three-year period, and determined that the current approach was appropriate and supported by our peer group practice. See “Setting Financial Performance Targets” below for further discussion of how we set these targets.

We use revenue (adjusted for foreign exchange) as a performance metric for our PRSUs and for our annual bonus plan, because it is a fundamental metric used by investors to assess our performance. Revenue growth is also key to both our short- and long-term strategic plans.

Because the PRSUs are dependent upon annual financial goals, the values reported in the Summary Compensation Table below are different than the target values set forth in the tables above. FASB ASC Topic 718 requires that the value of the PRSUs reported in the Summary Compensation Table include only that portion of the value of the PRSUs for which annual financial performance metrics were established during fiscal year 2023 based on probable achievement of such metrics. As a result, for the 2023 PRSUs, the Summary Compensation Table does not include the value of the PRSUs based on the annual financial metrics for fiscal year 2024 or fiscal year 2025. Such amounts will be included in the Summary Compensation Table for fiscal year 2024 and fiscal year 2025, respectively, when the applicable annual financial metrics are established.

/56/

The chart below shows the applicable 2023 performance metrics and our achievement against them. For performance at intermediate achievement levels not specified in the chart, the amount paid is calculated based on where actual performance falls proportionately between the two identified tiers.

2023 PRSU Targets and Results

Metric	% Weighting	Why We Use This Metric	2023 Threshold (0% payout)	2023 Target (100% payout)	2023 Maximum (200% payout)	2023 Actual	Achievement % Against Target	% of PRSUs Earned Against Target

Revenue (adjusted for foreign exchange)*	50%	Revenue is a fundamental measure of our performance against our long-term growth strategy.	$3,423.7 million	$3,804.1 million	$4,184.6 million	$3,818.6 million	100.4%	103.8%

Non-GAAP Earnings per Share*	50%	Non-GAAP earnings per share is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes; we use it as a performance target to align our NEOs’ interests with those of our investors.	$4.82/per share	$5.36/per share	$5.89/per share	$6.24/per share	116.5%	200.0%

Overall Payout as a % Against Target								151.9%

*	Refer to “Financial Metrics Definitions” below for an explanation of the calculation of this measure.

The metrics described above also apply to the 2023 performance period used to calculate the number of PRSUs earned under grants made to NEOs in 2021 and 2022.

Relative TSR-Based RSUs. Each NEO has the opportunity to earn between 0% and 200% of his target relative TSR-Based RSU award based on the three-year performance of our stock price relative to that of companies in the Index Group. The number of relative TSR-Based RSUs earned and vested is based upon the percentile ranking of our TSR within the Index Group at the conclusion of the three-year performance period ending on December 31, 2025. TSR is calculated on a per share basis as the quotient of (i) (Ending Price plus Dividends per Share Paid minus Beginning Price), divided by (ii) the Beginning Price, where Ending Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2026; Dividends per Share Paid means cumulative dividends per share of common stock paid between January 1, 2023 through December 31, 2025, if any (and are assumed to be reinvested); and Beginning Price means the average closing stock price of one share of common stock over the 90 trading days immediately preceding January 1, 2023. Relative TSR-Based RSUs granted in 2023, to the extent earned, will vest following the TL&C Committee’s certification of our financial results for 2025.

/57/

For every percentile by which our ranking within the Index Group exceeds the 50th percentile, the number of relative TSR-Based RSUs eligible to vest will increase by 4% of the target, up to a maximum of 200% of the target if our TSR ranking is at or above the 75th percentile. For every percentile by which our ranking within the Index Group is below the 50th percentile, the number of relative TSR-Based RSUs eligible to vest will decrease by 3%, with no payout if our TSR ranking is below the 25th percentile. This is illustrated below.

Akamai’s TSR Performance Stated as a Comparative Percentile Ranking Within the Index Group	Percentage Payout Against Target Number of Shares

Lower than 25th	0%

25th	25%

50th	100%

75th	200%

Higher than 75th	200%

The chart below shows target performance, achieved performance and percent of target earned with respect to relative TSR-Based RSU awards granted in 2021 and earned over the three-year period ending December 31, 2023.

Metric	Why We Use This Metric	Target	2021-23 TSR	2021-23 Percentile Ranking	% of Target RSUs Earned

2021-2023 TSR Performance	Alignment of share performance with executive compensation	50th percentile as compared to return for the Index Group	2.8%	33.8th Percentile	51.5%

Setting Compensation Levels for our NEOs

Each year we establish the base salary, target bonus and equity levels for each NEO based on a review and assessment of the following factors:

🌑	each individual’s overall performance;

🌑	Company performance;

🌑	success in executing against corporate and functional goals;

🌑	importance and scope of role;

🌑	future potential contributions;

🌑	prior background, training and experience;

/58/

🌑	internal pay equity considerations;

🌑	retention concerns; and

🌑	practices of companies in our compensation benchmarking and design peer groups.

Our philosophy is generally to set each NEO’s target total compensation (i.e., the sum of base salary, target annual incentive bonus and target value of long-term incentives) at the 50th percentile of our benchmarking peer group; however, the TL&C Committee may ultimately set an NEO’s total direct compensation at a level above or below the 50th percentile based on non-market data factors such as those described above.

The TL&C Committee does not assign relative weights or rankings to such factors. Rather, the TL&C Committee relies upon the CEO’s recommendations (for NEOs other than the CEO) and the directors’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

If our results do not meet our expectations, our NEOs will receive compensation that is below target opportunity levels and may be below market in comparison. Similarly, when superior results are achieved, our NEOs may receive compensation that is above their respective target opportunity level and above market.

Setting Financial Performance Targets

Revenue and profitability performance targets are used both in our annual bonus plan and our equity incentive plan. We engage in a rigorous and deliberate process in setting those targets, which are set early in the year and are directly linked to our annual operating plan. The performance targets for 2023 were also consistent with the financial guidance we gave to investors on our public earnings call in February 2023. As a result, we believe that the performance targets reflect our goals and expectations for the business, are common performance indicators in our industry and are meaningful to our stockholders. The performance goals are rigorous but achievable without encouraging inappropriate risk-taking.

Key factors underlying revenue goals include:

🌑	trends in sales of our solutions in prior quarters;

🌑	our understanding of how markets for our offerings may be evolving;

🌑	information we learn about customer plans;

🌑	expectations associated with new product introductions;

🌑	assessments about how macro-economic conditions could change; and

🌑	changes we have witnessed in the competitive landscape.

/59/

Profitability goals are set based primarily on:

🌑	our revenue expectations;

🌑	plans for capital expenditures and hiring; and

🌑	expected growth in operating expenses as well as efforts to curtail spending growth.

Our performance targets are also adjusted during the year to give effect to acquisitions that occur and to eliminate the impact of foreign exchange rate fluctuations.

We carefully set our minimum and maximum target opportunities. Because we primarily derive income from sales of services to customers executing contracts with terms of one year or longer, we have a relatively consistent base level of revenue growth from year to year. The TL&C Committee takes this into account in setting annual performance targets and associated payout levels. A 5%-10% or greater improvement over target revenue (adjusted for foreign exchange) or operating income targets represents excellent performance and is reflected in bonus payments; a 5%-10% or greater shortfall against such targets leads to much lower payouts. For example, the portion of the bonuses attributable to revenue performance are not payable under our annual incentive plan unless revenue (adjusted for foreign exchange) achievement is at least 90% of target.

The TL&C Committee has considered using different metrics for the annual incentive and equity incentive programs but has concluded that using both revenue and profitability targets is appropriate because they are fundamental metrics used by investors to assess our performance. In particular, these performance targets represent key metrics by which we are evaluated by investors. We believe they also provide an appropriate and effective balance of performance incentives to focus and motivate executive officers to maximize value for our stockholders without excessive risk-taking.

Once the TL&C Committee has approved performance targets, we set a range of payouts that can be earned by the NEOs based on achieved results against those targets. For annual bonus awards, the payout ranges from 0%-220% based on performance against pre-established financial targets and the ESG payment modifier. For PRSUs and relative TSR-Based RSU awards, the payout ranges from 0%-200% based on performance against pre-established financial targets.

The TL&C Committee approves the performance targets and applicable ranges only after the full Board has met to review, discuss and approve the short- and long-term financial plans for the Company.

/60/

How We Select and Use Peer Groups

The TL&C Committee works closely with Meridian Compensation Partners, LLC (“Meridian”), our independent compensation consultant, to establish the peer groups we use in reviewing and setting executive compensation. We adhere to the following key principles to establish our peer groups:

🌑	Consistency – Peer group composition should remain relatively stable year over year.

🌑	Competitors – Peer group companies should reflect Akamai’s competitors for executive talent, business and capital.

🌑	Similarity in Size – Peer group companies that are used for benchmarking compensation levels should be similar to Akamai in size; we generally consider revenue and market capitalization.

🌑	Statistical Validity – Peer group should include enough data points to develop statistically valid data. We expect to include approximately 15-20 companies in our peer group.

There are also a number of companies with which we compete for executive talent that are significantly larger than Akamai and, therefore inappropriate for benchmarking NEO compensation levels but that we believe are still informative from a design perspective. To address this, the TL&C Committee approved and adopted a second peer group of these larger companies for compensation design considerations.

Benchmarking Peer Group

The 2023 benchmarking peer group is comprised of companies that are similar in size to Akamai and operate in related industries. The TL&C Committee reviewed compensation data for executive officers with comparable positions at these companies to gauge the reasonableness and competitiveness of each of our NEO’s total compensation as well as to inform the design of our programs. Our benchmarking peer group for setting 2023 executive compensation consisted of the following companies:

Adobe Systems	Arista Networks	Autodesk
Ciena	Citrix Systems	Equinix
F5 Networks	Fortinet	IAC/Interactive Group
Juniper Networks	Nuance Communications	Palo Alto Networks
PTC	Sabre	Splunk
Twitter	VeriSign	VMWare

Akamai’s revenue for 2023 was $3.8 billion, and our market capitalization at the end of that year was approximately $18 billion. The median 2023 revenue for our benchmarking peer group was approximately $3.3 billion, and the median market capitalization for the group at the end of that year was approximately $20.8 billion.

/61/

Design Reference Peer Group

In addition to the benchmarking peer group, the TL&C Committee approved a design reference peer group to provide further information on overall competitive market design practices. The companies in the design reference peer group consistently provide the greatest challenges for Akamai in competing for talent; however, given that these companies generally are considerably larger than Akamai, we do not include them in our benchmarking peer group. The TL&C Committee used data derived from the design reference peer group to inform our incentive plan design, pay mix, long-term incentive vehicles and other practices. The TL&C Committee believes that this information helps us to successfully attract and retain experienced and talented individuals who are critical to our long-term success. We also structure and balance the different elements of compensation to reflect trends across our design reference peer group.

Our 2023 design reference peer group consisted of the following companies:

Alphabet	Amazon.com	Apple	Cisco Systems
Cloudflare	eBay	Meta Platforms	Microsoft
Netflix	Oracle	Salesforce.com	Zscaler

/62/

Our Executive Compensation Process

The TL&C Committee designs our executive compensation program with input from Meridian and our Chief Executive Officer. We establish the annual compensation packages for our executive officers at the beginning of each year after an extensive analysis of competitive trends, assessment of prior compensation programs, consideration of the peer group practices, performance evaluations and investor input. The following is an overview of the planning and assessment process for our 2023 executive compensation:

Role of the TL&C Committee

The TL&C Committee sets the compensation for each of our NEOs and other senior executive officers. It establishes the financial and ESG goals for performance-based compensation based on Akamai’s operating plans and long-term strategy approved by the

/63/

Board, and the ESG focus areas recommended by the ESG Committee, and then assesses performance against those targets during, and following, the relevant performance period. For NEOs other than our CEO, the TL&C Committee reviews Dr. Leighton’s evaluation of his direct reports’ performance and establishes compensation levels and opportunities. The full Board evaluates and makes a determination of our CEO’s performance and the TL&C Committee takes this into account when setting his compensation levels and opportunities.

The TL&C Committee makes judgments about the role of each executive officer in the pursuit and achievement of our corporate and strategic objectives. Typically, these judgments involve qualitative, rather than quantitative, evaluations of each individual’s past performance and expectations about future contributions. We believe that it is important to reward excellence, leadership and outstanding long-term Company performance through compensation arrangements designed to retain and motivate executive officers while aligning their incentives with continued high levels of performance.

The TL&C Committee approves and grants all equity incentive awards to our NEOs. In general, annual executive compensation determinations are made at the scheduled TL&C Committee meeting in January or February of each year. For 2023, we made such grants at the same time as annual equity grants were made to our non-executive employees in early March. Equity incentive awards to newly-hired executive officers are generally approved at the first regularly-scheduled TL&C Committee meeting following the individual’s date of hire. For retention purposes or to reflect changes in responsibilities or similar events or circumstances, the TL&C Committee may approve equity awards to our executive officers at other times during the year. The TL&C Committee sets a dollar value for each executive RSU award that is granted as part of our compensation program; the number of RSUs granted is determined based on the closing sale price of our stock on the grant date.

The TL&C Committee retains, but we do not currently expect that it will exercise in the future, discretion to waive the achievement of stated corporate performance targets as a condition to payment of annual bonuses.

Role of our Chief Executive Officer

Annually, the Chief Executive Officer evaluates the performance of the other NEOs and sets expectations for their roles in the upcoming year. He makes a recommendation to the TL&C Committee as to salary, bonus and equity incentive compensation for the coming year for these NEOs. With respect to his own compensation, the Chief Executive Officer conducts a self-assessment of prior year performance. The Board (without the participation of the Chief Executive Officer) then discusses and evaluates the Chief Executive Officer’s performance. The TL&C Committee is the ultimate decision-maker with respect to the compensation of our Chief Executive Officer and other NEOs.

Role of Independent Compensation Consultants

Our TL&C Committee considered advice provided by Meridian in establishing our 2023 executive compensation program. Meridian is retained by and reports directly to the Chair

/64/

of the TL&C Committee. Meridian provides the following services to the TL&C Committee: (i) recommending a peer group of companies, (ii) assisting the TL&C Committee in understanding compensation levels of executive officers in the benchmarking peer group, (iii) assisting the TL&C Committee in understanding compensation design practices of companies in the design reference group, (iv) assisting in a director pay analysis, (v) providing an executive compensation program risk overview, (vi) developing a long-term executive compensation strategy and (vii) related services. Meridian has not provided us with any services beyond providing advice on the amount or form of executive and non-employee director compensation. The TL&C Committee determined that Meridian was independent of management and that Meridian’s work has not raised any conflict of interest.

How We Considered the 2023 “Say-on-Pay” Advisory Vote on Executive Compensation

The TL&C Committee has consistently strived to balance the need to offer competitive executive compensation with what it believes is in the long-term best interests of Akamai and our stockholders. The TL&C Committee takes seriously stockholder input. We consider that input, best practices and the competitive environment to develop compensation programs that are designed to support our short- and long-term success without encouraging excessive risk-taking.

At our 2023 Annual Meeting of Stockholders, we held an advisory vote on our 2022 executive compensation program, and approximately 88% of the votes cast were in support of the program.

Taking into account feedback we have received from investors, we have made the following changes to our executive compensation programs in recent years:

🌑	introduced a one-year minimum vesting requirement for equity awards;

🌑	introduced equity awards that vest based on relative TSR;

🌑	increased the emphasis on relative TSR-Based RSUs from 20% to 30% of the target value of executive equity awards;

🌑	eliminated the subjective component of our annual incentive plan;

🌑	changed the reference Index for relative TSR-Based RSUs to better reflect investment attributes that many investors seek when investing in Akamai;

🌑	amended our Change in Control Agreements for NEOs to eliminate single-trigger vesting for RSUs unless such awards are not assumed by the acquiring entity; and

🌑	added an ESG modifier to our executive bonus program.

/65/

How We Evaluate and Address Risk in Our Compensation Policies and Practices

Annual Risk Assessment

Annually, the TL&C Committee asks management and Meridian to review the potential risks associated with the structure and design of various Akamai compensation plans. The analysis includes assessing executive and non-executive compensation programs, with particular emphasis on incentive compensation plans, including sales compensation, against key risks that our Company faces. Our review takes into account changes in compensation programs, as well as new risks we identify. In addition, our compensation plans and programs operate within strong governance and review structures that serve and support risk mitigation. In particular, we believe the following factors mitigate any components of our compensation programs that may encourage excessive risk-taking:

🌑	our pay mix has a significant weighting towards long-term incentive compensation in order to discourage short-term risk-taking;

🌑	our performance goals are appropriately set to avoid significant changes in payout for minimal changes in performance;

🌑	our annual incentive awards, relative TSR-Based RSUs and PRSU payouts for NEOs are capped;

🌑	our stock ownership requirements align the interests of management with those of our stockholders;

🌑	our executives, other than our Chief Executive Officer who has a salary of $1, are provided a mix of fixed and variable compensation; and

🌑	our incentive plans are balanced with different types of performance metrics.

In reviewing our compensation policies and practices for all employees, the TL&C Committee determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on Akamai.

Compensation Recovery Policies

In 2014, the TL&C Committee adopted a Compensation Recovery Policy that is applicable to our NEOs and other members of senior management (the “2014 Clawback Policy”). The 2014 Clawback Policy provides that the TL&C Committee may require a covered person who engages in detrimental conduct (e.g., committing a felony, gross negligence or willful misconduct with respect to our financial statements) to reimburse us for all, or a portion of, any bonus, incentive payment, equity-based award or other compensation received by him or her during the 12 months preceding such detrimental conduct and remit to us any profits realized by him or her from the sale of Akamai securities during such 12-month period. In addition, if we need to restate our reported financial results to correct a material accounting error due to material noncompliance with a financial reporting requirement

/66/

under United States securities laws, the TL&C Committee may seek to recover or cancel the excess portion of incentive compensation paid (including through vesting of equity awards) to such individual during the 36-month period preceding the filing of the restatement that is deemed by us to be unearned.

In November 2023, the TL&C Committee adopted a second Compensation Recovery Policy that complies with Section 10D of the Exchange Act and Nasdaq listing standards (the “2023 Clawback Policy”). Under the 2023 Clawback Policy, in the event that we are required to prepare a financial restatement, we must recover erroneously awarded incentive-based compensation received by current and former executive officers during the three year period preceding the date on which we were required to prepare a financial restatement on a pre-tax basis, subject to very limited exceptions. The 2023 Clawback Policy requires recovery regardless of whether a covered person engaged in any misconduct or contributed to the need for a restatement.

Stock Ownership Requirements

Our executive officers are subject to minimum stock ownership requirements. Our Chief Executive Officer must hold shares of our common stock with a value at least equal to six times his annual base salary. Other NEOs must hold shares of our common stock with a value at least equal to two times their annual base salary. An individual’s stock ownership includes all shares of our common stock owned by the individual outright or held in trust for the senior executive and/or his or her immediate family and any shares of Akamai common stock in employee plans. It does not include the executive officer’s unvested or unexercised equity.

If an executive fails to meet the ownership guidelines under the review procedures set forth in the guidelines as of the end of a five-year qualification period, he or she will not be permitted to sell shares of Akamai stock until such time as he or she has exceeded the required minimum ownership level. As of February 29, 2024, all of our NEOs had satisfied the minimum ownership requirement.

Anti-Hedging and Anti-Pledging Policy

We have an insider trading policy that is applicable to all of our employees, consultants and members of the Board. The policy prohibits those individuals and certain related persons from engaging in any speculative transactions involving our stock including the following activities: use of Akamai’s securities to secure a margin loan; short sales of our securities; buying or selling puts or calls on Akamai’s securities; transactions in publicly-traded options relating to our securities (i.e., options that are not granted by Akamai); and other transactions involving financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. In addition, Akamai’s executive officers and members of the Board may not pledge Akamai securities as collateral for a loan.

/67/

Severance Arrangements

We believe that having in place reasonable and competitive executive severance arrangements is essential to attracting and retaining highly-qualified executive officers. Akamai’s severance arrangements are designed to provide reasonable compensation to departing executive officers under certain circumstances to facilitate an executive officer’s transition to new employment. We seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring the executive officer to sign a separation and release agreement acceptable to Akamai as a condition to receiving severance benefits.

We do not consider specific amounts payable under the severance arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering benefits under employment and severance agreements, the TL&C Committee has drawn a distinction between voluntary terminations or terminations for cause, and terminations without cause or as a result of a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits to us described above, as well as the likelihood that the executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events often reflect either inadequate performance or an affirmative, voluntary decision by the executive officer to end his or her relationship with Akamai.

As further described below under the section titled “Post-Employment Compensation and Other Employment Agreements,” we have change in control agreements in place with each of our NEOs (except in the case of Dr. Leighton, who is party to an employment offer letter agreement). We believe that these agreements are designed to align the interests of management and stockholders when considering the long-term best future for Akamai. The primary purpose of these arrangements is to keep executive officers focused on pursuing corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition benefits should serve the interests of both the executive officer and our investors.

As further described below under the section titled “Post-Employment Compensation and Other Employment Agreements,” our Executive Severance Pay Plan, as amended, change in control agreements and equity award programs have the following features:

🌑

No single-trigger vesting of equity awards upon a change in control of Akamai unless such awards are not assumed by the acquiring entity. If they are assumed, then (a) performance-based equity awards granted in or prior to 2021 convert to time-based vesting awards based on an assumed target-level of performance regardless of whether a performance period has been completed, and (b) performance-based awards granted in or after 2022 convert to time-based vesting awards based on (i) an assumed target-

/68/

level of performance for incomplete performance periods and (ii) the actual level of performance achieved for completed performance periods; and

🌑	no excise tax gross ups.

See “Post-Employment Compensation and Other Employment Agreements” below for a more detailed discussion of our severance and change- in-control agreements referenced above, including the specific benefits payable to our NEOs, if any, upon termination of employment.

Code Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”), generally places a $1 million limit on the amount that a public company may deduct in any one taxable year with respect to compensation paid to a “covered employee.” While the TL&C Committee considers tax deductibility as one of many factors in determining executive compensation, the TL&C Committee will award or modify compensation that it determines to be consistent with the goals of our executive compensation program even if such compensation is not deductible by us.

Financial Metrics Definitions

Below are definitions of the financial metrics we used in our 2023 performance-based compensation programs:

“Revenue (adjusted for foreign exchange)” means revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign currency exchange rates and other non-recurring or unusual items that may arise from time to time.

“Non-GAAP Operating Income” means our annual GAAP operating income adjusted for the following items: amortization of acquired intangible assets, stock-based compensation, amortization of capitalized stock-based compensation, amortization of capitalized interest expense, restructuring charges, acquisition-related costs, the impact of fluctuations in foreign currency exchange rates and other non-recurring or unusual items that may arise from time to time.

“Non-GAAP Earnings per Share” means our non-GAAP net income for the applicable fiscal year (adjusted for foreign exchange) divided by our non-GAAP diluted weighted average shares outstanding. Non-GAAP net income per share is GAAP net income adjusted for the following tax-affected items: amortization of acquired intangible assets; stock-based compensation; amortization of capitalized stock-based compensation; acquisition-related costs; restructuring charges; amortization of debt discount and issuance costs; amortization of capitalized interest expense; certain gains and losses on investments; income and losses from equity method investment and other non-recurring or unusual items that may arise from time to time. Non-GAAP diluted weighted average shares outstanding are adjusted in non-GAAP per share calculations for the shares that would be delivered to Akamai pursuant to the note hedge transactions entered into in connection with the issuances of an aggregate of $3,565 million of convertible senior notes due 2029, 2027 and 2025, respectively.

/69/

Talent, Leadership and Compensation Committee Report

The TL&C Committee of the Board of Directors:

(1) has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement as required by Item 402(b) of Regulation S-K under the Exchange Act with management; and

(2) based on the review and discussion referred to in paragraph (1) above, the members of the TL&C Committee have recommended to the Board the inclusion of this Compensation Discussion and Analysis in this Proxy Statement for the 2024 Annual Meeting.

Monte Ford – Chair

Daniel Hesse

Jonathan Miller

Ben Verwaayen

Bill Wagner

/70/

Summary Compensation Table

The following table sets forth information with respect to compensation paid to our NEOs during the years ended December 31, 2023, 2022 and 2021:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)

(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)

Dr. Leighton Chief Executive Officer	2023	1	—	13,384,974(6)	—	—	13,384,975
	2022	1	—	11,982,770(6)	—	—	11,982,771
	2021	1	—	11,951,573(6)	—	—	11,951,574

Mr. McGowan EVP, Chief Financial Officer and Treasurer	2023	515,000	—	4,852,329(6)	—	6,000	5,373,329
	2022	515,000	—	4,208,604(6)	—	3,565	4,727,169
	2021	494,538	—	3,631,420(6)	—	6,000	4,131,958

Mr. Joseph EVP, Global Sales and Services	2023	500,000	—	3,847,084(6)	—	6,000	4,353,084
	2022	495,577	—	3,085,351(6)	—	6,000	3,586,928

Mr. Karon COO and General Manager of the Cloud Technology Group	2023	550,000	—	5,912,653(6)	—	6,000	6,468,653
	2022	550,000	—	5,087,310(6)	—	5,923	5,643,233
	2021	537,019	—	4,526,232(6)	—	6,000	5,069,251

Mr. Sundaram EVP and General Manager, Security Technology Group	2023	480,000	—	3,644,849(6)	—	6,000	4,130,849
	2022	479,231	—	3,076,704(6)	—	5,753	3,561,688

(1)	The amounts reported for Mr. McGowan include amounts deferred under the Deferred Compensation Plan (as defined below).
(2)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during the applicable year. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. As a result, the Summary Compensation Table does not reflect the value as determined by the TL&C Committee. For example, the amounts for fiscal 2023 represent the grant date fair value for the PRSUs at target for the fiscal 2023 tranche of the PRSUs issued in each of 2021, 2022 and 2023. These amounts do not include shares that may be earned in respect of the 2023 PRSUs based on performance against 2024 and 2025 targets because such targets will not be established until 2024 and 2025, respectively. The table below shows the value of the stock awards (assuming target-level vesting) granted to the NEOs in the years presented as approved by the TL&C Committee (including all tranches of PRSUs that may be earned at target by the NEOs).

/71/

Name	Intended Value of 2023 Stock Awards ($)	Intended Value of 2022 Stock Awards ($)	Intended Value of 2021 Stock Awards ($)

Dr. Leighton	10,500,000	10,000,000	9,750,000

Mr. McGowan	4,050,000	3,750,000	3,000,000

Mr. Joseph	3,000,000	2,800,000	2,000,000

Mr. Karon	4,900,000	4,500,000	3,755,000

Mr. Sundaram	3,000,000	2,800,000	1,800,000

(3)

Includes time-vesting RSUs, PRSUs (at target) and relative TSR-Based RSUs (at target). See also footnote (6) with respect to payment of shares of our common stock in lieu of cash pursuant to our annual bonus plans.

(4)

For PRSUs, because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The value of the 2021 PRSUs assuming vesting at target and maximum, respectively, in each case across 2021, 2022 and 2023 performance periods, is as follows: Dr. Leighton—$3,899,961 and $7,799,922, respectively; Mr. McGowan—$1,199,922 and $2,399,843, respectively; and Mr. Karon—$1,501,941 and $3,003,881, respectively. The value of relative TSR-Based RSUs issued in 2021 assuming vesting at maximum would be as follows: Dr. Leighton—$3,889,961; Mr. McGowan—$1,199,826; and Mr. Karon—$1,501,845. The value of the 2022 PRSUs assuming vesting at target and maximum, respectively, in each case across 2022, 2023 and 2024 performance periods, is as follows: Dr. Leighton—$3,999,989 and $7,999,978, respectively; Mr. McGowan—$1,499,926 and $2,999,852, respectively; Mr. Joseph—$1,119,988 and $2,239,975, respectively; Mr. Karon—$1,799,889 and $3,599,777, respectively; and Mr. Sundaram—$1,119,988 and $2,239,976, respectively. The value of relative TSR-Based RSUs issued in 2022 assuming vesting at maximum would be as follows: Dr. Leighton—$3,999,877; Mr. McGowan—$1,499,814; Mr. Joseph—$1,119,876; Mr. Karon—$1,799,777; and Mr. Sundaram—$1,119,876. The value of the 2023 PRSUs assuming vesting at target and maximum, respectively, in each case across 2023, 2024 and 2025 performance periods, is as follows: Dr. Leighton—$2,099,969 and $4,199,937, respectively; Mr. McGowan—$809,952 and $1,619,903, respectively; Mr. Joseph—$599,970 and $1,199,939, respectively; Mr. Karon—$979,990 and $1,959,981, respectively; and Mr. Sundaram—$599,970 and $1,199,939, respectively. The value of relative TSR-Based RSUs issued in 2023 assuming vesting at maximum would be as follows: Dr. Leighton—$6,299,906; Mr. McGowan—$2,429,855; Mr. Joseph—$1,799,909; Mr. Karon—$2,939,896; and Mr. Sundaram—$1,799,909.

(5)	Represents Company matching contributions to the accounts of the NEOs under our 401(k) Plan.

(6)

Includes amounts that were earned in 2023, 2022 and 2021, respectively, under the terms of the annual incentive plans that were paid in shares of our common stock in lieu of cash in 2024, 2023 and 2022.

/72/

2023 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards to our NEOs during the year ended December 31, 2023. All equity awards were issued under the Akamai Technologies, Inc. Second Amended and Restated 2013 Stock Incentive Plan, as amended.

Name/Award	Grant Date	Date of Approval of Grant if Different from Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards (1)
			Threshold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target	Maximum
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)

Dr. Leighton

PRSUs (2)	3/6/23	2/21/23	—	—	—	—	34,793	69,586	—	2,644,549

Time-Vesting RSUs (3)	3/6/23	2/21/23	—	—	—	—	—	—	70,056	5,249,997

Relative TSR-Based RSUs (4)	3/6/23	2/21/23	—	—	—	10,508	42,033	84,066	—	3,149,953

Annual Incentive Plan (5)	2/21/24	2/21/23	—	—	—	—	1,500,000	3,000,000	—	2,340,475

Mr. McGowan

PRSUs (2)	3/6/23	2/21/23	—	—	—	—	12,234	24,468	—	929,419

Time-Vesting RSUs (3)	3/6/23	2/21/23	—	—	—	—	—	—	27,021	2,024,954

Relative TSR-Based RSUs (4)	3/6/23	2/21/23	—	—	—	4,053	16,212	32,424	—	1,214,927

Annual Incentive Plan (5)	2/21/24	2/21/23	—	—	—	—	437,750	875,500	—	683,029

Mr. Joseph

PRSUs (2)	3/6/23	2/21/23	—	—	—	—	8,781	17,562	—	666,973

Time-Vesting RSUs (3)	3/6/23	2/21/23	—	—	—	—	—	—	20,016	1,499,999

Relative TSR-Based RSUs (4)	3/6/23	2/21/23	—	—	—	3,002	12,009	24,018	—	899,954

Annual Incentive Plan (5)	2/21/24	2/21/23	—	—	—	—	500,000	1,000,000	—	780,158

Mr. Karon

PRSUs (3)	3/6/23	2/21/23	—	—	—	—	14,934	29,868	—	1,134,593

Time-Vesting RSUs (4)	3/6/23	2/21/23	—	—	—	—	—	—	32,692	2,449,938

Relative TSR-Based RSUs (5)	3/6/23	2/21/23	—	—	—	4,904	19,615	39,230	—	1,469,948

Annual Incentive Plan (5)	2/21/24	2/21/23	—	—	—	—	550,000	1,100,000	—	858,174

Mr. Sundaram

PRSUs (2)	3/6/23	2/21/23	—	—	—	—	8,503	17,006	—	645,734

Time-Vesting RSUs (3)	3/6/23	2/21/23	—	—	—	—	—	—	20,016	1,499,999

Relative TSR-Based RSUs (4)	3/6/23	2/21/23	—	—	—	3,002	12,009	24,018	—	899,954

Annual Incentive Plan (5)	2/21/24	2/21/23	—	—	—	—	384,000	768,000	—	599,162

(1)

Amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEO during 2023 and assumes target level of achievement for both types of performance-based awards. The assumptions we use in calculating these amounts are discussed in Note 18 of the notes to our consolidated financial statements for the year ended December 31, 2023 included in our Annual Report on Form 10-K, which accompanies this Proxy Statement, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)

Grant date fair value is calculated based on the number of shares issuable at target achievement level. Because the performance-related component is based on separate measurements of our financial performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated at the commencement of each separate year of the performance cycle when the respective performance measures are approved. The amounts for fiscal 2023 represent the grant date fair

/73/

value for PRSUs at target granted in 2021, 2022 and 2023 for the fiscal year 2023 tranche of such awards. The amounts do not include shares that may be earned based on performance against 2024 and 2025 targets.

(3)	Time-vesting RSUs vest in three equal annual installments over a three-year period from the date of grant.

(4)	Consists of relative TSR-Based RSUs eligible for vesting in 2026. The grant date fair value is calculated based on a Monte Carlo valuation.

(5)

Consists of a performance-based annual incentive plan bonus award that was denominated in dollars when the final performance outcome was determined on February 21, 2024 but was payable in shares of our common stock calculated based on a closing sale price of $107.16 on such date. The actual number of shares issued was 21,840 for Dr. Leighton, 6,373 for Mr. McGowan, 7,280 for Mr. Joseph, 8,008 for Mr. Karon and 5,591 for Mr. Sundaram.

Outstanding Equity Awards at December 31, 2023

The following table sets forth information with respect to outstanding equity incentive awards held by our NEOs as of December 31, 2023.

Name/Award	Award Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)

Dr. Leighton

2021 Time-Vesting RSUs (2)	3/1/21	13,551	1,603,761	—	—

2021 PRSUs (3)	3/1/21	50,229	5,944,602	—	—

2021 Relative TSR-Based RSUs (4)	3/1/21	10,468	1,238,888	—	—

2022 Time-Vesting RSUs (2)	3/7/22	23,808	2,817,677	—	—

2022 PRSUs (5)	3/7/22	24,817	2,937,092	11,905	1,408,957

2022 Relative TSR-Based RSUs (4)	3/7/22	—	—	35,710	4,226,279

2023 Time-Vesting RSUs (2)	3/6/23	70,056	8,291,128	—	—

2023 PRSUs (6)	3/6/23	14,187	1,679,031	18,682	2,211,015

2023 Relative TSR-Based RSUs (4)	3/6/23			84,066	9,949,211

Mr. McGowan

2021 Time-Vesting RSUs (2)	3/1/21	4,170	493,520	—	—

2021 PRSUs (3)	3/1/21	15,453	1,828,863

2021 Relative TSR-Based RSUs (4)	3/1/21	3,221	381,205

2022 Time-Vesting RSUs (2)	3/7/22	8,928	1,056,629	—	—

2022 PRSUs (5)	3/7/22	9,305	1,101,247	4,465	528,433

2022 Relative TSR-Based RSUs (4)	3/7/22	—	—	13,390	1,584,707

2023 Time-Vesting RSUs (2)	3/6/23	27,021	3,197,935	—	—

2023 PRSUs (6)	3/6/23	5,471	647,493	7,206	852,830

2023 Relative TSR-Based RSUs (4)	3/6/23			32,424	3,837,380

/74/

Name/Award	Award Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
(a)		(g)	(h)	(i)	(j)

Mr. Joseph

2021 Time-Vesting RSUs (2)	3/1/21	2,780	329,013	—	—

2021 PRSUs (3)	3/1/21	10,301	1,219,123

2021 Relative TSR-Based RSUs (4)	3/1/21	2,148	254,216

2022 Time-Vesting RSUs (2)	3/7/22	6,667	789,039	—	—

2022 PRSUs (5)	3/7/22	6,948	822,296	3,333	394,461

2022 Relative TSR-Based RSUs (4)	3/7/22	—	—	9,998	1,183,263

2023 Time-Vesting RSUs (2)	3/6/23	20,016	2,368,894	—	—

2023 PRSUs (6)	3/6/23	4,052	479,554	5,338	631,752

2023 Relative TSR-Based RSUs (4)	3/6/23			24,018	2,842,530

Mr. Karon

2021 Time-Vesting RSUs (2)	3/1/21	5,219	617,669	—	—

2021 PRSUs (3)	3/1/21	19,343	2,289,244

2021 Relative TSR-Based RSUs (4)	3/1/21	4,031	477,069

2022 Time-Vesting RSUs (2)	3/7/22	10,713	1,267,884	—	—

2022 PRSUs (5)	3/7/22	11,166	1,321,496	5,357	634,001

2022 Relative TSR-Based RSUs (4)	3/7/22	—	—	16,068	1,901,648

2023 Time-Vesting RSUs (2)	3/6/23	32,692	3,869,098	—	—

2023 PRSUs (6)	3/6/23	6,621	783,595	8,718	1,031,775

2023 Relative TSR-Based RSUs (4)	3/6/23			39,230	4,642,871

Mr. Sundaram

2021 Time-Vesting RSUs (2)	3/1/21	2,502	296,112	—	—

2021 PRSUs (3)	3/1/21	9,271	1,097,223

2021 Relative TSR-Based RSUs (4)	3/1/21	1,933	228,771

2022 Time-Vesting RSUs (2)	3/7/22	6,667	789,039	—	—

2022 PRSUs (5)	3/7/22	6,948	822,296	3,333	394,461

2022 Relative TSR-Based RSUs (4)	3/7/22	—	—	9,998	1,183,263

2023 Time-Vesting RSUs (2)	3/6/23	20,016	2,368,894	—	—

2023 PRSUs (6)	3/6/23	4,052	479,554	5,338	631,752

2023 Relative TSR-Based RSUs (4)	3/6/23			24,018	2,842,530

(1)	Based on the $118.35 closing sale price of our common stock on December 29, 2023, the last trading day of 2023, as reported by the Nasdaq Global Select Market.
(2)	Consists of time-vesting RSUs that vest in three equal annual installments on the first, second and third anniversaries of the date of grant.

/75/

(3)

Consists of performance-based RSUs that vest based on achievement against two financial performance targets for each of 2021, 2022 and 2023; such shares vested on February 21, 2024, the date that financial results for 2023 were certified by the TL&C Committee. Reflects actual number of shares earned based on performance against 2021, 2022 and 2023 targets.

(4)

For relative TSR-Based RSUs granted in 2021, reflects the actual number of RSUs earned. For relative TSR-based RSUs granted in 2022 and 2023, assumes maximum level of performance as relative TSR for 2023 was above target level.

(5)

Consists of performance-based RSUs that vest based on achievement against two financial performance targets for each of the 2022, 2023 and 2024 performance periods. Earned shares for all three performance periods vest on the date that financial results for 2024 are certified by the TL&C Committee. Reflects actual number of shares earned based on performance against 2022 and 2023 targets and target number of shares issuable in respect of performance for the 2024 performance period as the 2024 targets have not yet been set.

(6)

Consists of performance-based RSUs that vest based on achievement against two financial performance targets for each of the 2023, 2024 and 2025 performance periods. Earned shares for all three performance periods vest on the date that financial results for 2025 are certified by the TL&C Committee. Reflects actual number of shares earned based on performance against 2023 targets and the target number of shares issuable in respect of performance for the 2024 and 2025 performance periods as the 2024 and 2025 targets have not yet been set.

2023 Option Exercises and Stock Vested

The following table sets forth the value realized upon vesting of RSU awards in 2023. There were no stock option exercises by our NEOs in 2023.

	Stock Awards

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (2) (e)

Dr. Leighton	96,005	7,269,479

Mr. McGowan	28,863	2,183,791

Mr. Joseph	16,801	1,268,577

Mr. Karon	35,050	2,651,391

Mr. Sundaram	19,618	1,485,095

(1)	Consists of RSUs vesting during 2023.
(2)	Calculated by multiplying the number of shares vested by the fair market value of one share of our common stock on the vesting date used to calculate taxable compensation to the NEO.

Nonqualified Deferred Compensation

We provide our executives the opportunity to make annual irrevocable elections to defer up to 50% of their base salary and up to 100% of their annual bonus, to the extent such bonus is paid in cash, under our United States Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). In addition, we make matching contributions under the Deferred Compensation Plan in the event that a participant has not received the

/76/

maximum available matching contribution available under our 401(k) Plan for the year solely as a result of a reduction in the participant’s compensation below the maximum limit established under the Code because of deferrals made to the Deferred Compensation Plan.

Account balances under the Deferred Compensation Plan are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by Akamai. The amounts credited to participants’ deferred accounts under the Deferred Compensation Plan, including matching contributions, are at all times 100% vested. Participants are eligible to receive distributions of the amounts credited to their accounts in a lump sum or installments pursuant to elections made under the rules of the Deferred Compensation Plan.

The following table sets forth information with respect to deferrals made by our NEOs under the Deferred Compensation Plan during the year ended December 31, 2023, the earnings during the year, and the aggregate account balance of each NEO under the Deferred Compensation Plan as of December 31, 2023.

Name	Executive Contributions in 2023 ($) (1)	Registrant Contributions in 2023 ($)	Aggregate Earnings in 2023 ($) (2)	Aggregate Withdrawals/ Distributions during 2023 ($)	Aggregate Balance at 12/31/2023 ($) (3)

Dr. Leighton	—	—	—	—	—

Mr. McGowan	180,250	—	174,403	—	2,155,278

Mr. Joseph	—	—	—	—	—

Mr. Karon	—	—	—	—	—

Mr. Sundaram	—	—	10,917	—	857,369

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table.
(2)

None of the earnings set forth in this column are considered above-market or preferential as determined under SEC rules, and, therefore, none of such amounts are reflected in the Summary Compensation Table.

(3)

The balances shown represent compensation already reported in the Summary Compensation Table in this and prior-year proxy statements, except for any earnings that were not above-market or preferential as determined under SEC rules.

Post-Employment Compensation and Other Employment Agreements

Severance Arrangements. Each of our currently-serving NEOs, other than Dr. Leighton, is eligible to participate in the Executive Severance Pay Plan, as amended, which we refer to herein as the Severance Plan. Under the Severance Plan, participants whose employment is terminated by Akamai for any reason other than “cause” (as defined in the Severance Plan) and have signed a separation and release agreement acceptable to Akamai are entitled to:

🌑	a lump sum payment equal to one year of the participant’s then-current base salary;

/77/

🌑

a lump sum payment equal to the annual bonus at target that would have been payable to the executive officer under Akamai’s then-current annual incentive plan, if any, in the year of the executive officer’s termination had both Akamai and the executive officer achieved the target bonus objectives set forth in such executive’s bonus plan during such year; and

🌑	reimbursement for the monthly premium for continued health and dental insurance coverage under COBRA for up to 12 months.

In February 2022, the TL&C Committee approved a form of change in control and severance agreement (the “2022 Change in Control Agreement”) for its executive officers and members of senior management. The 2022 Change in Control Agreement provides, if the executive is employed as of the date of the “change in control” event and such executive’s employment is terminated by the surviving entity within one year of such change in control event other than for “cause” or the executive terminates his or her employment for “good reason,” each as defined in the 2022 Change in Control Agreement, the executive is entitled to:

🌑

a lump sum payment equal to the executive’s target annual incentive bonus under our bonus plan multiplied by a ratio of the number of days in the year before the termination date divided by the total number of days in the year; and

🌑

severance pay and benefits consisting of (i) a lump sum payment equal to the executive’s base salary, (ii) a lump sum payment equal to the executive’s then-current target annual incentive bonus plan payment, and (iii) reimbursement for up to 12 months of the amount paid by the executive for continued health and dental insurance coverage.

In the event of a change in control event, unvested equity awards are treated as set forth in grant agreements. See “Potential Payments Upon Termination or Change in Control” below for a description of the benefits payable to our NEOs upon a change in control of Akamai.

Dr. Leighton’s Employment Offer Letter Agreement. In February 2013, we entered into a letter agreement with Dr. Leighton in connection with him becoming our Chief Executive Officer; the agreement was amended in November 2015 to eliminate single-trigger vesting of PRSUs upon a change in control of Akamai for awards issued after that date. The amended agreement provides that, in addition to his annual salary, Dr. Leighton is eligible to receive a bonus in any year that Akamai enters into a bonus plan for its senior executive team. Either Akamai or Dr. Leighton may terminate the agreement upon 30 days’ advance written notice to the other party; provided however, that in the event Dr. Leighton’s employment is terminated for “cause” (as defined in the amended agreement), Akamai may elect to pay Dr. Leighton an amount equal to 30 days of his then-current salary in lieu of providing him 30 days’ notice of the termination of his employment. If Dr. Leighton’s employment is terminated by Akamai other than for cause or he terminates his

/78/

employment for “good reason” (as defined in the amended agreement) within 12 months following a “change of control” (as defined in the amended agreement) of Akamai, he shall be entitled to:

🌑	accelerated vesting of any options and any unvested RSUs held by him;

🌑

a lump sum cash payment equal to the sum of (i) one year of his then-current annualized base salary, (ii) his then-applicable annual incentive bonus at target level of performance and (iii) his then-applicable bonus at target level of performance multiplied by a fraction, the numerator of which is the day of the year on which the effective date of termination falls and the denominator is the number of days in such year; and

🌑	a lump sum payment equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding his termination.

If Dr. Leighton’s employment is terminated by Akamai other than for cause or terminates his employment for good reason at any time other than within 12 months following a change of control, he shall be entitled to:

🌑	a lump sum cash payment equal to the sum of one year of his then-current base salary and his then-applicable annual bonus at target level of performance; and

🌑	an amount equal to 12 times the monthly premium for continued health and dental insurance coverage paid by Akamai on his behalf in the month preceding termination of his employment.

The letter agreement also provides that unless Akamai consents otherwise on a case by case basis, to ensure the maximum efficiency of Dr. Leighton’s business travel and to ensure his security on business travel, all of his air travel on Akamai business shall be via private air transportation; however, Dr. Leighton shall pay the costs of such airfare.

PRSUs and Relative TSR-Based RSUs Retirement Plan

The terms of our PRSUs and relative TSR-Based RSUs provide for accelerated vesting of such awards under certain circumstances upon the voluntary termination of employment by an executive officer or his or her termination for a reason other than “detrimental conduct” (as defined in the 2014 Clawback Policy). If a United States-based executive officer is at least 55 years old at the time of retirement and the sum of his or her age plus years of service with the Company is greater than or equal to 70 and at least half of a performance period (under the terms of the applicable equity award) has been completed, then he or she is entitled to vest in a pro-rated number of shares issuable based on actual performance for such partially completed year plus all of the shares earned for any previously-completed performance years.

/79/

Death and Disability

Upon an NEO’s death or disability (within the meaning of Section 409A of the Code), all time-based vesting RSUs outstanding on such date shall vest as of such date and all PRSUs and relative TSR-Based RSUs outstanding on such date shall vest, on a pro-rated basis, at the actual achievement level for completed performance periods (under the terms of the applicable equity award) and target achievement level for uncompleted periods.

Potential Payments Upon Termination or Change in Control

The chart set forth below describes the estimated benefits provided under various circumstances that trigger payments or provision of benefits under Akamai’s Severance Plan and other arrangements. Payments would not be cumulative. The value of equity incentive awards for which vesting would accelerate is calculated as if the triggering event occurred on December 31, 2023. Our closing stock price on December 29, 2023, the last trading day of the year, was $118.35. In addition to the amounts listed below, each NEO is eligible to receive up to 12 times the monthly premium for continued health and dental coverage in the event of a termination without cause including following a change in control of Akamai.

Name	Triggering Event(1)	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(2)
Dr. Leighton	Voluntary Separation	—	—	4,306,046
	Involuntary Separation Without Cause or for Good Reason	1,500,001	—	4,306,046
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Involuntary Termination following a Change in Control	3,000,001	12,712,565	18,980,651
	Death or Disability	—	12,712,565	11,770,772
Mr. McGowan	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	952,750	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Involuntary Termination following a Change in Control	1,390,550	4,748,084	6,747,436
	Death or Disability	—	4,748,084	3,960,475

/80/

Name	Triggering Event(1)	Cash Severance Payment ($)	Acceleration of Time- Vesting RSUs ($)	Acceleration of Performance- Based RSUs ($)(2)
Mr. Joseph	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,000,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Involuntary Termination following a Change in Control	1,500,000	3,486,946	4,851,476
	Death or Disability	—	3,486,946	2,777,089
Mr. Karon	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	1,100,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Involuntary Termination following a Change in Control	1,650,000	5,754,650	8,237,048
	Death or Disability	—	5,754,650	4,874,309
Mr. Sundaram	Voluntary Separation	—	—	—
	Involuntary Separation Without Cause	864,000	—	—
	Termination for Cause	—	—	—
	Change in Control Event	—	—	—
	Involuntary Termination following a Change in Control	1,248,000	3,454,045	4,711,645
	Death or Disability	—	3,454,045	2,631,446

(1)	Involuntary separation without cause assumes that the termination is for a reason other than detrimental conduct (as defined in the 2014 Clawback Policy).
(2)

Includes both PRSUs and relative TSR-Based RSUs and assumes the company acquiring Akamai assumed such PRSUs and relative TSR-Based RSUs. For PRSUs and relative TSR-Based RSUs, there is no acceleration of vesting upon a change in control unless the acquiring company does not assume such awards.

/81/

Pay Versus Performance Table
The following table sets forth information with respect to the relationship between “compensation actually paid” to our NEOs, as calculated in accordance with Item 402(v) of Regulation
S-K,
during the years ended December 31, 2023, 2022, 2021 and 2020 and certain measures of Akamai’s financial performance:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income (in millions) ($)(7)	Revenue (adjusted for foreign exchange) (millions)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	13,384,975	26,216,684	5,081,479	9,458,077	194	330	548	3,819

2022	11,982,771	3,458,806	4,379,755	1,991,599	98	139	524	3,611

2021	11,951,574	15,731,346	4,290,989	3,045,520	135	194	652	3,340

2020	11,750,560	15,604,323	4,546,391	5,773,706	122	144	557	3,114

(1)	Dr. Leighton served as our principal executive officer for 2023, 2022, 2021 and 2020.
(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. Leighton, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Leighton during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Dr. Leighton’s total compensation for each year to determine the compensation actually paid:

PEO	2023	2022	2021	2020

Summary Compensation Table (“SCT”) Total	13,384,975	11,982,771	11,951,574	11,750,560

Subtract : grant date fair values of equity awards reported in “Stock Awards” column of the SCT for the covered fiscal year (“FY”)	(13,384,974)	(11,982,770)	(11,951,573)	(11,750,559)

Add : fair values as of the end of the covered FY of all equity awards granted during the covered FY that are outstanding and unvested as of the end of such covered FY	20,398,512	8,045,760	11,728,701	11,130,343

Add : the change in fair value (whether positive or negative) as of the end of the covered FY of any equity awards granted in any prior FY that are outstanding and unvested as of the end of such covered FY	4,190,798	(4,463,964)	354,691	1,391,687

Add : for awards that are granted and vest in the same FY, the fair value as of the vesting date	2,340,475	929,828	2,104,593	1,699,087

/
82
/

PEO	2023	2022	2021	2020

Add : the change in fair value (whether positive or negative) as of the vesting date (from the end of the prior FY) of any awards granted in any prior FY for which all applicable vesting conditions were satisfied at the end of or during the covered FY	(713,102)	(1,052,819)	1,543,360	1,383,205

Subtract : for any awards granted in any prior FY that failed to meet the applicable vesting conditions during the covered FY, the fair value at the end of the prior FY	0	0	0	0

Compensation Actually Paid to PEO	26,216,684	3,458,806	15,731,346	15,604,323

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Dr. Leighton, who has served as our Chief Executive Officer since 2013) in the “Total” column of the Summary Compensation Table in each applicable year. NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2023, Messrs. McGowan, Joseph, Karon and Sundaram; (ii) for 2021, Dr. Blumofe and Messrs. McGowan, Karon, Ahola and McConnell, who served as our President and General Manager of the Security Technology Group until December 13, 2021; and (iii) for 2020, Dr. Blumofe and Messrs. McGowan, Karon and McConnell.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Leighton), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the average total compensation of the NEOs as a group (other than Dr. Leighton) for each year to determine the compensation actually paid:

Non-PEO NEOs	2023	2022	2021	2020

Average Summary Compensation Table Total	5,081,479	4,379,755	4,290,989	4,546,391

Subtract : average grant date fair values of equity awards reported in “Stock Awards” column of the SCT for the covered FY	(4,564,229)	(3,864,442)	(3,775,373)	(4,035,141)

Add : average fair value as of the end of the covered FY of all equity awards granted during the covered FY that are outstanding and unvested as of the end of such covered FY	7,110,263	2,574,199	2,642,420	3,800,353

Add : the average change in fair value (whether positive or negative) as of the end of the covered FY of any equity awards granted in any prior FY that are outstanding and unvested as of the end of such covered FY	1,286,940	(1,161,319)	74,157	487,128

Add : for awards that are granted and vest in the same FY, the average fair value as of the vesting date	730,130	289,287	686,227	597,004

/
83
/

Non-PEO NEOs	2023	2022	2021	2020

Add : the average change in fair value (whether positive or negative) as of the vesting date of any awards granted in any prior FY for which all applicable vesting conditions were satisfied at the end of or during the covered FY	(186,506)	(225,881)	387,129	377,971

Subtract : for any awards granted in any prior FY that failed to meet the applicable vesting conditions during the covered FY, the average fair value at the end of the prior FY	0	0	(1,260,029)	0

Average Compensation Actually Paid to Non-PEO NEOs	9,458,077	1,991,599	3,045,520	5,773,706

(5)
Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. No dividends were paid by the Company during 2020, 2021, 2022 or 2023.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 500 Information Technology Sector.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
The dollar amounts reported represent the amount of revenue (adjusted for foreign exchange), which is defined as revenue calculated in accordance with GAAP, adjusted for the impact of fluctuations in foreign exchange rates and other non-recurring
or unusual items that may arise from time to time. While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that revenue, as adjusted for foreign exchange, is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure that is not otherwise required to be disclosed in the Pay Versus Performance table used by the Company to link compensation actually paid to the Company’s NEOs (as computed in accordance with Item 402(v) of Regulation
S-K),
for the most recently completed fiscal year, to Company performance. The Company utilizes revenue, as adjusted for foreign exchange, as a performance metric in the Company’s short-term incentive compensation program, as well as for the PRSUs that are awarded to the NEOs.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in more detail in the section “Executive Compensation Matters—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay Versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and does not consider compensation actually paid in any fiscal year (as computed in accordance with Item 402(v) of Regulation
S-K)
in determining or evaluating executive compensation.

/
8
4
/

Compensation Actually Paid and Cumulative TSR
The following graph shows the relationship between the amount of compensation actually paid to Dr. Leighton and the average amount of compensation actually paid to the Company’s other NEOs as a group (in each case, as computed in accordance with Item 402(v) of Regulation
S-K)
and the Company’s cumulative TSR over the four years presented in the Pay Versus Performance table as well as the Company’s peer group TSR over the four years presented in the Pay Versus Performance table.

/
8
5
/

Compensation Actually Paid and Net Income
The following graph shows the relationship between the amount of compensation actually paid to Dr. Leighton and the average amount of compensation actually paid to the Company’s other NEOs as a group (in each case, as computed in accordance with Item 402(v) of Regulation
S-K)
and the Company’s net income over the four years presented in the Pay Versus Performance table. The Company does not use net income as a performance measure in its executive compensation program.

/
8
6
/

Compensation Actually Paid and Revenue (adjusted for foreign exchange)
The following graph shows the relationship between the amount of compensation actually paid to Dr. Leighton and the average amount of compensation actually paid to the Company’s other NEOs as a group (in each case, as computed in accordance with Item 402(v) of Regulation
S-K)
and the Company’s revenue (adjusted for foreign exchange) over the four years presented in the Pay Versus Performance table.

Financial Performance Measures
The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase long-term value of the Company for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid (as computed in accordance with Item 402(v) of Regulation

S-K)

to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

🌑	Revenue (adjusted for foreign exchange);

🌑	Non-GAAP earnings per share; and

🌑	Non- GAAP operating income.

/
8
7
/

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The Commission’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As of December 27, 2023, the measurement date, we employed 10,300 full-time and part-time workers. We did not employ any temporary workers as of such date. As permitted by applicable SEC rules, in identifying our median employee, we excluded 57 interns located in India and 6 interns located in Brazil, representing less than 5% of our total workforce. We selected the median employee using a compensation measure that incorporates target total cash compensation and equity granted during the 12-month period preceding the determination date. International employees’ pay was converted to U.S. dollars using the exchange rates on the determination date. We did not apply any cost-of-living adjustments as part of the calculation.

The 2023 annual total compensation as determined under Item 402 of Regulation S-K for our Chief Executive Officer was $13,384,975, as reported in the Summary Compensation Table of this Proxy Statement. The 2023 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $114,429. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2023 is 117 to 1.

/88/

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects the number of shares of our common stock that, as of December 31, 2023, were outstanding and available for issuance under compensation plans that have previously been approved by our stockholders as well as compensation plans that have not previously been approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)

Equity Compensation Plans Approved by Security Holders (3)	8,376,874	—	9,753,999

Equity Compensation Plans not Approved by Security Holders (4)	57,343	—	—

Total	8,434,217	—	9,753,999

(1)

RSUs issued under our equity compensation plans do not require payment by the recipient to us at the time of vesting. As such, the weighted-average exercise price does not take these awards into account.

(2)

Includes 2,363,598 shares available for future issuance under the Akamai Technologies, Inc. Amended and Restated 1999 Employee Stock Purchase Plan, as amended (the “1999 Employee Stock Purchase Plan”). At our 2002 Annual Meeting of Stockholders, our stockholders approved an evergreen provision for the 1999 Employee Stock Purchase Plan pursuant to which the number of shares available for issuance automatically increases to up to 1,500,000 shares each June 1 and December 1, subject to an aggregate cap of 20,000,000 shares.

(3)

Consists of stock options and other equity rights, such as DSUs and RSUs, issuable under the 1999 Employee Stock Purchase Plan, the Akamai Technologies, Inc. 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”) and the Second Amended and Restated 2013 Stock Incentive Plan. No additional shares are available for issuance under the 2009 Stock Incentive Plan.

(4)	No future equity awards may be issued under any of the assumed stock plans.

/89/

The following is a brief description of the material features of the equity compensation plans reflected in the chart above that were not approved by our stockholders:

In connection with our acquisition of Linode, we assumed RSUs issued by Linode on an as-converted basis, including 57,343 RSUs that were outstanding at December 31, 2023. We also assumed the Linode Limited Liability Company 2022 RSU Plan (the “Linode Plan”). No future equity awards may be issued under Linode Plan. A copy of the Linode Plan was included as an exhibit to our Registration Statement on Form S-8 filed with the Commission on March 21, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act (“Section 16(a)”), requires our officers, directors and holders of more than ten percent of a registered class of our equity securities, which we refer to herein collectively as reporting persons, to file reports of ownership and changes in ownership of such securities with the Commission. Reporting persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of reports filed with the Commission by reporting persons or written representations from such persons pursuant to Item 405 of Regulation S-K under the Exchange Act, we believe that during 2023 all filings required to be made by the reporting persons pursuant to Section 16(a) with respect to Akamai securities were made in accordance with Section 16(a), except that Ms. Howell filed two late Form 4s disclosing the grant of RSUs, Mr. Blumofe filed two amended Form 4s, including one to correct the number of shares of our common stock beneficially owned by him and to report sales in 2020 and 2021 that were reported late due to an administrative error, and each of Dr. Leighton, Ms. Salem-Jackson and Messrs. Karon, Blumofe, McGowan, Ahola, Joseph, Sundaram and Williams each filed amended Form 4s correcting the number of shares underlying a grant of RSUs.

/90/

Part Three – Company Proposals

Proposal 1

Election of Directors

At the Annual Meeting, stockholders will vote to elect the ten nominees named in this Proxy Statement to the Board. Each of the nominees elected at the Annual Meeting will hold office until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Based on the recommendation of the ESG Committee, the Board has nominated Sharon Bowen, Marianne Brown, Monte Ford, Dan Hesse, Tom Killalea, Tom Leighton, Jonathan Miller, Madhu Ranganathan, Ben Verwaayen and Bill Wagner to serve as directors. The persons named in the enclosed proxy will vote to elect Mses. Bowen, Brown and Ranganathan and Messrs. Ford, Hesse, Killalea, Leighton, Miller, Verwaayen and Wagner unless a stockholder indicates that the shares should be voted against one or more of such nominees.

In the event that any director nominee becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unavailable or will decline to serve.

Board of Directors Recommendation

The Board of Directors believes that the election of Sharon Bowen, Marianne Brown, Monte Ford, Dan Hesse, Tom Killalea, Tom Leighton, Jonathan Miller, Madhu Ranganathan, Ben Verwaayen and Bill Wagner as directors is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR each of these nominees.

/91/

Proposal 2

Approval of Second Amendment to the Second Amended and Restated 2013 Stock Incentive Plan

Overview

In the opinion of Akamai’s Board, the future success of Akamai depends, in large part, on its ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. On February 29, 2024, following the TL&C Committee’s approval and recommendation, the Board adopted, subject to stockholder approval, a second amendment to the Second Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) to increase the number of shares of common stock authorized for issuance thereunder by 5,000,000 shares.

If stockholders approve this amendment, the number of shares available for future awards under the 2013 Plan, as amended, as of the date of the annual meeting would be the sum of (1) 5,000,000, (2) the number of shares available for future awards under the 2013 Plan as of such date (as of February 12, 2024, 7,336,898 shares were available for future awards under the 2013 Plan) and (3) any shares subject to outstanding awards under the 2013 Plan or the 2009 Stock Incentive Plan (“the Prior Plan”) that are terminated, canceled, surrendered or forfeited (as of February 12, 2024, 8,022,562 shares were subject to outstanding awards under the 2013 Plan and the Prior Plan).

Effective Practices to Balance Our Goals with Stockholder Interests

We are committed to maintaining an equity incentive program that accomplishes our incentive and retention goals while being sensitive to our stockholders’ concerns about the prudent use of equity.

No liberal share counting

The 2013 Plan, as amended, prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding requirements with respect to an award, shares that were subject to stock-settled stock appreciation rights (“SARs”) and were not issued upon the net settlement or net exercise of such SARs, and shares repurchased on the open market using proceeds from the exercise of an award.

Repurchase of shares to reduce dilution	We repurchased shares to reduce the dilution associated with our equity incentive program.

/92/

Per participant limit	The 2013 Plan, as amended, provides that no more than 1,000,000 shares may be granted to any one participant pursuant to awards under the plan per calendar year.

No repricing of stock options or SARs without stockholder approval	The 2013 Plan, as amended, prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.
No “reload provisions” or dividend equivalents on options or SARs

No options or SARs granted under the 2013 Plan, as amended, may contain a provision entitling the optionee to an automatic grant of additional options or SARs in connection with any exercise of the original option or SAR or provide for the payment or accrual of dividend equivalents.

No discounted stock options or SARs	The 2013 Plan, as amended, requires that option or SAR exercise prices must not be less than 100% of the fair market value of a share of common stock on the date of grant.

Dividends and dividend equivalents on restricted stock and restricted stock units not paid until award vests

Any dividends or dividend equivalents paid with respect to restricted stock or restricted stock units will be subject to the same restrictions on transfer and forfeitability as the award with respect to which it is paid.

“Double-trigger” change in control vesting

If awards granted under the 2013 Plan, as amended, are assumed by a successor in connection with a change in control of the Company, such awards will not automatically vest and pay out solely as a result of the change in control.

Material amendments require stockholder approval

Stockholder approval is required prior to an amendment to the 2013 Plan, as amended, that would (i) materially increase the number of shares available thereunder, (ii) expand the types of available awards, (iii) materially expand the class of participants eligible to participate, or (iv) materially increase the benefits available to participants.

/93/

Administered by an independent committee	The 2013 Plan, as amended, is administered by the TL&C Committee, which is made up entirely of independent directors.

Awards subject to forfeiture/clawback	Awards under the 2013 Plan, as amended, are subject to recoupment under certain circumstances. See “Compensation Recovery Policy” discussion in Part Two of this Proxy Statement.

Minimum vesting requirements	Since 2017, all awards have a minimum one-year vesting period requirement subject to certain limited exceptions.

No “evergreen” provision	The 2013 Plan, as amended, does not include an “evergreen” provision; accordingly, we must periodically ask for stockholder approval to increase the number of shares available under the plan.

Half of executives’ annual RSUs are performance-based.	Annual equity awards to our executive team, including our executive officers, are 50% service-based and 50% performance-based, with shares not earned for a period being forfeited.
2023 annual bonuses paid out in stock for executives and a majority of employees

Annual bonuses for our executive officers are paid in shares of Akamai common stock rather than cash. The 2023 annual bonus for a majority of our non-executive employees was paid in shares of Akamai common stock rather than in cash. The payment of bonuses in shares of Akamai common stock further aligns the interests of our stockholders, executives and employees.

The Board believes that approving an additional 5,000,000 shares for issuance under the 2013 Plan is appropriate and in the best interests of stockholders given Akamai’s current expectations on hiring created by recent business growth, the highly competitive environment in which we recruit and retain employees, our plans for future acquisitions, the dilution rate of Akamai’s peers, and Akamai’s historical rate of issuing equity awards and the settlement of 2023 annual bonuses in shares for our executives and a majority of our employees. Based on our historical grant practices and planned headcount, we expect that

/94/

the total number of shares available under the 2013 Plan, if the proposed amendment is approved, would meet our needs through our 2025 Annual Meeting of Stockholders. However, the actual duration of the shares reserve will depend on currently unknown factors, such as changes in participation, future grant practices, competitive market practices, acquisitions, forfeiture rates and our stock price, among others.

The 2013 Plan, as amended, is intended to be a broad-based plan that allows for the issuance of equity awards deep into our organization. To foster a stronger sense of ownership and align the interests of employees with shareholders, RSUs are held by the vast majority of our employees under the 2013 Plan and the 2023 annual bonuses for all executives and a majority of our non-executive employees were paid in shares of common stock rather than cash. In addition, new employees are generally eligible for new-hire equity awards.

As of February 12, 2024, there were no options covering shares of our common stock outstanding under the 2013 Plan or our other equity compensation plans. As of February 12, 2024, unvested full-value awards (including RSUs and DSUs) issued under the 2013 Plan and our other compensation plans covering 8,022,562 shares of our common stock were outstanding. Finally, as of February 12, 2024, 7,336,898 shares were available for future grant under the 2013 Plan, and we had 151,320,568 shares of our common stock outstanding.

In developing our share request for an increase in the number of shares available for issuance under the 2013 Plan, as amended, and analyzing the impact of utilizing equity on our stockholders, our management and the TL&C Committee considered both our “burn rate” and “overhang,” which they consider important metrics of how our equity compensation program impacts our stockholders.

Our practice has generally been to grant equity awards that have a target value equal to a dollar amount that our TL&C Committee determines is competitive with the target value of long-term incentive awards granted by our peers, taking into account our overall pay mix relative to our peers and the appropriate balance of annual cash incentives and equity awards. Our equity awards are therefore a critical piece of our compensation program, which allows us to attract, retain and incentivize the talented and qualified employees necessary for our continued growth and success. In addition, in order to further align the interests of our stockholders and our employees, the TL&C Committee determined to pay 2023 annual bonuses in shares of common stock rather than in cash for our executives and a majority of our employees, resulting in a significant number of shares being issued under the 2013 Plan.

Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our burn rate is low for a technology company but is inflated compared to our peers because of our strong history of buying back shares, which lowers our shares outstanding and consequently increases the burn rate. However, our share repurchases help us to return capital to shareholders and historically have been accretive to earnings

/95/

per share and return on equity. Set forth below is a table that reflects our burn rate for 2021, 2022 and 2023, as well as the average over those years.

Fiscal Year	Options Granted (1)	Full Value Shares Granted (2)	Less Forfeitures	Total Granted (Net of Forfeitures)	Weighted Avg # of Common Shares Outstanding	Net Burn Rate (3)

2023	—	6,250,000	920,000	5,330,000	152,510,000	3.5%

2022	—	3,590,000	578,000	3,012,000	159,089,000	1.9%

2021	—	3,300,000	615,000	2,685,000	162,665,000	1.7%

Three Year Average						2.4%

(1)	Excludes options assumed by Akamai in connection with acquisitions of other companies and equity awards previously issued by such acquired companies.
(2)	For performance-based awards, amount reflects target number of shares issuable pursuant to such awards.
(3)	“Net Burn Rate” is defined as the number of equity awards granted in the year, less the number of equity awards forfeited in the year, divided by weighted average number of shares outstanding.

Overhang provides a measure of the potential dilutive effect of all outstanding equity awards and shares available for future grants. We calculated overhang as (a) the total number of shares subject to outstanding equity awards, plus shares available for future awards, plus the contemplated 5,000,000 new shares divided by (b) the total number of shares of common stock outstanding, plus shares subject to warrants and convertible securities, plus the number of shares in (a). Our overhang as of February 12, 2024 was approximately 7.7%. If the 2013 Plan, as amended, is approved by stockholders, the potential overhang from awards authorized for issuance will increase by approximately 2.3% to approximately 10.0%.

Summary of the 2013 Plan, as Amended

The following summary of the 2013 Plan, as amended, is qualified in its entirety by reference to the proposed Second Amendment to the 2013 Plan, a copy of which is attached as Appendix A to this Proxy Statement, and the Amendment to the 2013 Plan, which is attached to the Company’s definitive Proxy Statement for the 2023 Annual Meeting of stockholders, filed with the Securities and Exchange Commission on March 29, 2023 and the 2013 Plan, which is attached to the Company’s definitive Proxy Statement for the 2022 Annual Meeting of stockholders, filed with the Securities and Exchange Commission on March 30, 2022. References to the Board in this summary shall include the TL&C Committee of the Board or any similar committee appointed by the Board to administer the 2013 Plan, as amended.

/96/

Types of Awards; Shares Available for Issuance

The 2013 Plan, as amended, allows for the issuance of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock awards, RSUs, DSUs, other stock-based awards and performance awards or other awards in the form of cash awards; we refer to these securities as Awards. If stockholders approve this amendment, the number of shares available for future Awards under the 2013 Plan, as amended, as of the date of the Annual Meeting would be the sum of (1) 5,000,000, (2) the number of shares available for future Awards under the 2013 Plan as of such date (as of February 12, 2024, 7,336,898 shares were available for future Awards under the 2013 Plan) and (3) any shares subject to outstanding awards under the 2013 Plan or the Prior Plan that are terminated, canceled, surrendered or forfeited (as of February 12, 2024, 8,022,562 shares were subject to outstanding awards under the 2013 Plan and the Prior Plan). Shares of common stock delivered to Akamai by a participant to purchase common stock upon exercise of an Award or to satisfy tax withholding obligations related to an Award (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares of common stock available for the future grant of Awards under the 2013 Plan, as amended. In addition, common stock repurchased by Akamai on the open market using proceeds from the exercise of an Award shall not increase the number of shares of common stock available for future grant of Awards under the 2013 Plan, as amended.

Certain sub-limitations apply to Awards under the 2013 Plan, as amended. The maximum number of shares with respect to which Awards may be granted to any participant under the 2013 Plan, as amended, may not exceed 1,000,000 shares per calendar year. Up to 5,000,000 shares are available under the 2013 Plan, as amended, for Awards in the form of incentive stock options.

Under the 2013 Plan, as amended, the maximum amount of cash and equity compensation (calculated in the case of equity awards based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director may not exceed $1,000,000; provided, however, that the Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

All shares of common stock covered by SARs shall be counted against the number of shares available for grant under the 2013 Plan, as amended, and the sub-limitations described above. However, SARs that may be settled only in cash shall not be so counted, and if a SAR is granted in tandem with an option and the grant provides that only one such Award may be exercised, only the shares covered by the option shall be counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2013 Plan, as amended. In the case of the exercise of a SAR, the number of shares counted against the shares available under the 2013 Plan, as amended, and against the sub-limitations described above will be the full number of shares subject to the SAR

/97/

multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise. The shares covered by a SAR granted in tandem with a stock option (as described below) will not again become available for grant upon the expiration or termination of such SAR.

Substitute Awards granted under the 2013 Plan, as amended, in connection with a merger or consolidation of an entity with Akamai or the acquisition by Akamai of property or stock of an entity shall not count against the overall share limits and sub-limitations described above, except as required by reason of Section 422 and related provisions of the Code.

Shares issued under the 2013 Plan, as amended, may consist in whole or in part of authorized but unissued shares, treasury shares or shares purchased on the open market.

Descriptions of Awards

Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may not be granted at an exercise price that is less than 100% of the fair market value of the common stock on the effective date of grant. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock of Akamai or any of our subsidiaries. Under the terms of the 2013 Plan, as amended, stock options may not be granted for a term in excess of seven years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of stock of Akamai or any of our subsidiaries). The 2013 Plan, as amended, permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or check or, except as may otherwise be provided in the applicable option agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (ii) to the extent provided in the applicable option agreement or approved by the Board, and subject to certain conditions, by surrender to us of shares of common stock owned by the participant valued at their fair market value, (iii) to the extent provided in an applicable non-statutory stock option agreement or approved by the Board, and subject to certain conditions, by delivery of a notice of “net exercise” as a result of which Akamai will retain shares of common stock otherwise issuable pursuant to the stock option, (iv) to the extent provided in the applicable option agreement or approved by the Board, by any other lawful means, or (v) any combination of the foregoing. No option granted under the 2013 Plan, as amended, may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the 2013 Plan, as amended, may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights. A SAR is an award entitling the holder, upon exercise, to receive a number of shares of common stock or cash (or a combination thereof) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the grant price. SARs may be granted independently or in

/98/

tandem with stock options granted under the 2013 Plan, as amended. When a SAR is granted in tandem with a stock option, the SAR will be exercisable only at such time or times, and to the extent that the related stock option is exercisable (except to the extent designated by the Board in connection with a change in control event), will be exercisable in accordance with the procedure required for exercise of the related option, will terminate and no longer be exercisable upon the termination or exercise of the related option (except to the extent designated by the Board in connection with a change in control event and except that a SAR granted with respect to less than the full number of shares covered by an option will not be reduced until the number of shares as to which the related option has been exercised or has terminated exceeds the number of shares not covered by the SAR), the option will terminate and no longer be exercisable upon exercise of the related SAR and the SAR will be transferable only with the related stock option. The 2013 Plan, as amended, provides that the grant price or exercise price of a SAR may not be less than 100% of the fair market value per share of our common stock on the effective date of grant and that SARs granted under the 2013 Plan, as amended, may not have a term in excess of seven years. No SARs granted under the 2013 Plan, as amended, may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2013 Plan, as amended, may provide for the payment or accrual of dividend equivalents.

No Repricings of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or permitted under the terms of the 2013 Plan, as amended, in connection with certain changes in capitalization and change in control events, we may not (i) amend any outstanding option or SAR granted under the 2013 Plan, as amended, to provide an exercise price or grant price per share that is lower than the then-current exercise price or grant price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the 2013 Plan, as amended) and grant in substitution therefor new Awards under the 2013 Plan, as amended (other than certain Awards granted in connection with our merger or consolidation with, or acquisition of, another entity), covering the same or a different number of shares of common stock and having an exercise price or grant price per share lower than the then-current exercise price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or grant price per share above the then-current fair market value of our common stock, or (iv) take any other action under the 2013 Plan, as amended, that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards. We may issue Awards of shares of our common stock subject to the right of Akamai to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. We refer to these Awards as Restricted Stock. Any dividend declared and paid by Akamai with respect to a share of Restricted Stock shall be paid to the participant (without interest) only if and when such shares of Restricted Stock become free from any applicable

/99/

restrictions on transferability and forfeitability.

RSUs; DSUs. We may also grant Awards entitling the recipient to receive shares of our common stock (or cash equal to the fair market value of such shares) to be delivered at a future date on or after such Award vests. We refer to these Awards as RSUs. A participant has no voting rights with respect to any Restricted Stock Units. To the extent provided by the Board in its sole discretion, a grant of Restricted Stock Units may provide the participant with a right to receive dividend equivalents, which may be settled in cash and/or shares of our common stock and shall be subject to the same restrictions on transfer and forfeitability as the underlying Restricted Stock Units. The Board may provide for deferral of settlement of a Restricted Stock Unit (on a mandatory basis or at the election of the participant); we refer to Restricted Stock Units with a mandatory or elected deferral as DSUs.

Other Stock-Based Awards; Cash-Based Awards. Under the 2013 Plan, as amended, the Board may grant other Awards that are based upon our common stock or other property having such terms and conditions as the Board may determine including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of our common stock and the grant of Awards entitling recipients to receive shares of our common stock to be delivered in the future. We refer to these types of Awards as Other Stock-Based Awards. Other Stock-Based Awards may be available as a form of payment in the settlement of other Awards granted under the 2013 Plan, as amended, or as payment in lieu of compensation to which a participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of our common stock or cash, as the Board determines. The Board may also grant Performance Awards (as defined below) or other Awards denominated in cash rather than shares of common stock. We refer to these types of Awards as Cash-Based Awards.

Performance Awards. Awards granted under the 2013 Plan, as amended, may be made subject to achievement of performance goals as determined by the Board.

Transferability of Awards. Except as the Board may otherwise determine or provide in an Award in connection with certain gratuitous transfers, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant.

Eligibility to Receive Awards

Employees, officers, directors, consultants and advisors of Akamai and our present or future parent or subsidiary corporations and any other business venture in which Akamai has a controlling interest (as determined by the Board) are eligible to be granted Awards under the 2013 Plan, as amended. Under current law, however, incentive stock options may

/100/

only be granted to employees of Akamai and its present or future parent or subsidiaries. As of December 31, 2023, we had approximately 8,856 employees, nine executive officers, nine non-employee directors and no contractors or advisors eligible to receive awards. The granting of Awards under the 2013 Plan, as amended, is discretionary, and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group, except that Awards are subject to the limitations described above. On February 12, 2024, the last reported sale price of our common stock on the Nasdaq Global Select Stock Market was $128.15.

Awards Granted Under the 2013 Stock Incentive Plan

Since the initial approval of the 2013 Plan in 2013 through February 12, 2024, the following number of equity awards have been granted to the individuals and groups described in the table. No other equity awards have been granted to any other individuals or groups under the 2013 Plan as of such date.

Name of Beneficial Owner	Number of Shares of Common Stock Underlying Options Granted	Number of Shares of Common Stock Underlying RSUs Granted*	Number of Shares of Common Stock Underlying DSUs Granted

Named Executive Officers:

Dr. Leighton	—	1,494,468	—

Mr. McGowan	—	288,316	—

Mr. Joseph	—	155,167	—

Mr. Karon	—	386,478	—

Mr. Sundaram	10,000	195,155	—

All current executive officers as a group	10,000	3,373,287	—

All current directors who are not executive officers, as a group	49,783	36,878	179,137

/101/

Name of Beneficial Owner	Number of Shares of Common Stock Underlying Options Granted	Number of Shares of Common Stock Underlying RSUs Granted*	Number of Shares of Common Stock Underlying DSUs Granted

Nominees for election as a director (other than Dr. Leighton):

Sharon Bowen	—	3,491	7,987

Marianne Brown	—	3,976	10,881

Monte Ford	24,721	—	33,242

Dan Hesse	—	7,689	23,318

Tom Killalea	—	5,599	16,120

Jonathan Miller	—	5,498	25,293

Madhu Ranganathan	—	5,026	11,440

Ben Verwaayen	25,062	—	34,736

Bill Wagner	—	5,599	16,120

All employees, including all current officers who are not executive officers, as a group	—	32,061,613	—

*	For PRSUs, reflects actual number of shares issuable in respect of vested PRSUs, if determinable; otherwise, reflects target number of shares issuable under the PRSUs.

Administration

The Board administers the 2013 Plan, as amended, and is authorized to adopt, alter and repeal the administrative rules, guidelines and practices relating to the 2013 Plan, as amended, and to interpret the provisions of the 2013 Plan, as amended, and any Award documentation and remedy any ambiguities, omissions or inconsistencies therein. Pursuant to the terms of the 2013 Plan, as amended, the Board may delegate authority under the 2013 Plan, as amended, to one or more committees or subcommittees of the Board. The Board has authorized the TL&C Committee to administer certain aspects of the 2013 Plan, as amended, including the granting of awards to directors and executive officers. The TL&C Committee, with the input of management, selects the recipients of Awards and determines, in addition to other items, and subject to the terms of the 2013 Plan, as amended:

🌑

the number of shares of common stock, cash or other consideration covered by Awards and the terms and conditions of such Awards, including the dates upon which such Awards become exercisable or otherwise vest;

/102/

🌑	the exercise price of Awards;

🌑	the effect on Awards of a change in control of Akamai; and

🌑	the duration of Awards.

Subject to any requirements of applicable law, the Board may delegate to one or more of our officers the power to grant Awards (subject to any limitations under the 2013 Plan, as amended) to employees or non-executive officers of Akamai or any of our present or future subsidiary corporations and to exercise such other powers under the 2013 Plan, as amended, as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant and the time period in which such Awards may be granted. No officer shall be authorized to grant Awards to any of our executive officers. The Board has delegated to our Chief Executive Officer the authority under the 2013 Plan, as amended, to grant RSUs to non-executive employees of Akamai subject to certain specified limitations and oversight by the TL&C Committee. Awards to non-employee directors will only be granted and administered by a committee, all the members of which are independent as defined by Section 5605(a)(2) of the Nasdaq Rules.

The Board may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

The Board is required to make appropriate adjustments in connection with the 2013 Plan, as amended, and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization.

All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the 2013 Plan, as amended, or in any Award. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination relating to or under the 2013 Plan, as amended, made in good faith. Akamai will indemnify and hold harmless each director, officer, other employee or agent to whom any duty or power relating to the administration or interpretation of the 2013 Plan, as amended, has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the 2013 Plan, as amended, unless arising out of such person’s own fraud or bad faith.

Minimum Vesting. Subject to the discretionary authority of the Board to accelerate the vesting of an Award as described above, no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the holder, except for Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares under the 2013 Plan, as amended.

/103/

Amendment of Awards. Except as otherwise provided under the 2013 Plan, as amended, with respect to repricing outstanding stock options or SARs, the Board may amend, modify or terminate any outstanding Award, provided that the participant’s consent to such action will be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the participant or the change is otherwise permitted under the terms of the 2013 Plan, as amended.

Change in Control Events. In the case of and subject to the consummation of a Change in Control Event (as defined in the 2013 Plan, as amended), except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and the Company, all Awards with conditions and restrictions relating to the attainment of performance goals (“Performance Awards”) shall be deemed earned immediately prior to the Change in Control Event based upon achievement of (i) actual performance of the applicable metrics for any Performance Awards for which the applicable performance period has been fully completed as of the date of the Change in Control Event and (ii) target level performance of the applicable performance metrics for any Performance Awards for which the performance period has not been completed or has been partially completed as of the date of the Change in Control Event. Any Performance Awards that are deemed earned in connection with a Change in Control Event are referred to as Earned Performance Awards.

In the case of a Change in Control Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity or the substitution of such Awards with new awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Change in Control Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Change in Control Event, the 2013 Plan, as amended, and all outstanding Awards granted thereunder shall terminate. In such case, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and the Company, all Awards with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Change in Control Event and all Earned Performance Awards shall become fully vested and exercisable as of immediately prior to the effective time of the Change in Control Event. In the event of a termination of outstanding Awards granted under the 2013 Plan, as amended, upon a Change in Control Event, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the participant holding options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the price paid for each share of common stock in the Change in Control Event (the “Sale Price”) multiplied by the number of shares of common stock subject to outstanding options and SARs (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding options and SARs (provided that, in the case of an option or SAR with an exercise price equal to or greater than the Sale Price, such option or SAR shall be cancelled for no consideration); or (ii) each participant shall be permitted, within a specified period of

/104/

time prior to the consummation of the Change in Control Event as determined by the Board, to exercise all outstanding options and SARs (to the extent then exercisable) held by such participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to participants holding Awards other than options and SARs in an amount equal to the Sale Price multiplied by the number of vested shares of common stock underlying such Awards.

To the extent the parties to a Change in Control Event provide for the assumption, continuation or substitution of Awards, except to the extent specifically provided to the contrary in the instrument evidencing the Award or any other agreement between the participant and the Company, each such assumed, continued or substituted Award (including, for the avoidance of doubt, any Earned Performance Award) shall become immediately vested, exercisable or free from forfeiture, as applicable, upon the termination of the participant’s employment if the participant’s employment with the Company or a successor corporation is terminated for Good Reason (as defined in the 2013 Plan, as amended) by the participant or is terminated without Cause (as defined in the 2013 Plan, as amended) by the Company or the successor corporation, in either case on or prior to the first anniversary of the date of the consummation of a Change in Control Event.

Provisions for Foreign Participants

The Board may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2013 Plan, as amended, to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Amendment or Termination

The Board may amend, suspend or terminate the 2013 Plan, as amended, or any portion thereof at any time provided that (i) no amendment that would require stockholder approval under the rules of the Nasdaq Stock Market may be made effective unless and until such amendment shall have been approved by Akamai’s stockholders; and (ii) if the Nasdaq Stock Market amends the Nasdaq Rules so that such rules no longer require stockholder approval of material amendments to equity compensation plans, then, from and after the effective date of such amendment to the Nasdaq Rules, no amendment to the 2013 Plan, as amended, (A) materially increasing the number of shares authorized under the 2013 Plan, as amended (other than as provided for in the 2013 Plan, as amended, in connection with changes in capitalization), (B) expanding the types of Awards that may be granted under the 2013 Plan, as amended, (C) materially expanding the class of participants eligible to participate in the 2013 Plan, as amended or (D) materially increasing benefits generally available to participants shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of Akamai’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such

/105/

modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2013 Plan, as amended, adopted in accordance with the procedures described above shall apply to, and be binding on the holders of, all Awards outstanding under the 2013 Plan, as amended, at the time the amendment is adopted, provided that the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2013 Plan, as amended.

Effective Date and Term of 2013 Plan, as Amended

The 2013 Stock Incentive Plan first became effective on May 13, 2013, the date the plan was approved by Akamai’s stockholders. The 2013 Plan became effective on May 12, 2022, the date the plan was approved by Akamai’s stockholders, the first amendment to the 2013 Plan became effective on May 11, 2023, the date such amendment was approved by Akamai’s stockholders, and the proposed second amendment to the 2013 Plan will become effective upon approval by Akamai’s stockholders. No Awards shall be granted under the 2013 Plan, as amended, after May 12, 2032 and no Awards of incentive stock options may be granted after the date that is ten years after the 2013 Plan was approved by the Board, but Awards previously granted may extend beyond that date.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2013 Plan, as amended. This summary is based on the federal tax laws in effect as of the date of this Proxy Statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws or assumptions could alter the tax consequences described below.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Akamai or its corporate parent or 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant may have income upon the sale of the stock acquired under an incentive stock option, which we refer to as ISO stock, at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the ISO stock. If a participant sells the ISO stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the ISO stock prior to satisfying these waiting periods,

/106/

then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the ISO stock for more than one year from the date of exercise and otherwise will be short-term. If a participant sells the ISO stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the ISO stock for more than one year from the date of exercise and otherwise will be short-term.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the fair market value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, which we refer to as NSO stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the NSO stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the NSO stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights. A participant will not have income upon the grant of a SAR but generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock. A participant will not have income upon the grant of Restricted Stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the fair market value of the Restricted Stock on the date of grant less the purchase price, if any. When the shares of Restricted Stock are sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the fair market value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the shares of Restricted Stock vest the participant will have compensation income equal to the fair market value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the fair market value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units and Deferred Stock Units. A participant will not have income upon the grant of a RSU or DSU. A participant is not permitted to make a Section 83(b) election with respect to a RSU or DSU. When the RSU or DSU is settled in shares of common stock, unless the distribution of the shares of common stock associated with such Award has been deferred in a manner that complies with Section 409A of the Code, the participant will have income on the settlement date in an amount equal to the fair market value of the stock on

/107/

the settlement date less the purchase price, if any. If the participant has made a valid deferral election, he or she will have income on the distribution date of the stock in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the settlement date or delivery date, as applicable. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards. The tax consequences associated with any Other Stock-Based Award granted under the 2013 Plan, as amended, will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the Award or underlying common stock.

Tax Consequences to Akamai. There will be no tax consequences to us except that we may be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Board of Directors Recommendation

The Board of Directors believes that approval of the Second Amendment to the Second Amended and Restated 2013 Stock Incentive Plan is in the best interests of Akamai and its stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

/108/

Proposal 3

Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. We have typically provided and expect to continue to hold annual advisory votes on executive compensation.

Akamai has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our executive officers, including our NEOs. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our strategic business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executive officers, including our NEOs. Please refer to the CD&A section of this Proxy Statement for an overview of the compensation of our NEOs.

We are asking for stockholder approval of the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Commission rules, which disclosures include the disclosures under “Executive Compensation Matters—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement. This vote is advisory and therefore not binding on Akamai, the TL&C Committee or the Board. The Board and the TL&C Committee value the opinions of Akamai stockholders and will consider those stockholders’ concerns when making future compensation decisions for our NEOs, and the TL&C Committee will evaluate whether any actions are necessary to address those concerns.

Board of Directors Recommendation

The Board of Directors recommends that the stockholders vote FOR the approval of our 2023 executive compensation, as disclosed in this Proxy Statement.

/109/

Proposal 4

Approval of our Amended and Restated Certificate of Incorporation

Background

Article Seventh of our Amended and Restated Certificate of Incorporation, as amended (“Certificate”) currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (the “DGCL”).

In 2022, the State of Delaware, which is the Company’s state of incorporation, amended Section 102(b)(7) of the DGCL to allow Delaware corporations to extend similar protections to officers. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders, as opposed to claims brought by or on behalf of the Company (e.g., derivative claims). Consistent with the new Delaware legislation, we are proposing to modify the current limitation of liability provision (which currently applies only to directors) in our Certificate to provide that no director or officer of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to our Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to directors, under Section 174 of the Delaware General Corporation Law as the same exists or hereafter may be amended, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to officers, in any action by or in the right of the Company.

Effect of the Proposal if Approved

The Certificate would provide for the elimination of personal monetary liability for certain officers only in connection with direct claims brought by stockholders, subject to the limitations described above. As is already the case with directors under the Certificate, the Certificate would not limit the liability of officers for any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which the officer derived an improper personal benefit.

In addition, Proposal 4 includes certain miscellaneous changes to clarify, streamline and modernize the Certificate which are described below.

Reasons for the Proposal

Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted litigation that distracts from our primary objective of

/110/

creating stockholder value over the long term. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation.

The Board believes that limiting concern about personal liability will empower officers to exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims following actions taken in good faith. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit.

In addition, the Board believes it is important to provide protection to officers to the extent permitted by the DGCL to attract and retain key executive talent. The Board anticipates that similar exculpation provisions are likely to continue to be adopted by our peers and others with whom we compete for executive talent. As a result, officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers. Similar protection has long been afforded to directors. Therefore, our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not implement the expanded protections now offered under Delaware law. For these reasons, the Board unanimously approved Proposed Certificate described in this proposal, subject to approval by stockholders.

Description of Other Miscellaneous Changes

The proposed Amended and Restated Certificate of Incorporation (“Proposed Certificate”) included as Appendix B to this Proxy Statement also reflects certain changes to clarify, streamline and modernize the Certificate. These miscellaneous changes include the changes summarized below as well as additional changes reflected in Appendix B.

In Article Fourth, Section A(2), we propose adding clarifying language that certain recent amendments to the DGCL apply to the Company. The recent amendments were effective in August 2023 and added a new Section 242(d) to the DGCL, which modified the voting standard for stockholders to approve certain types of charter amendments, such as a charter amendment to effect a reverse stock split.

In Article Fourth, Section B, we propose removing the statement that any shares of Preferred Stock that are redeemed, purchased or acquired by the Company may be reissued. It is more appropriate and provides greater flexibility to remove this statement and allow the Board to set the rules regarding the reissuance of any Preferred Stock in the applicable Certificate of Designations.

In addition, in Article Fourth, Section B, we propose removing the statement that different series of Preferred Stock shall not be construed to constitute different classes of shares for

/111/

the purposes of voting by classes unless expressly provided. Class and series voting rights will be determined based on the provisions of the applicable Certificate of Designations and the provisions of the DGCL. The current statement in the Certificate of Incorporation does not alter the class and series voting requirements.

In Article Fourth, Section B, we propose deleting the statement that no stockholder vote is a prerequisite to the designation or issuance of any series of Preferred Stock. Article Fourth, Section B grants the Board the power to designate Preferred Stock without stockholder approval. The current language does not provide for any further rights than are already provided to the Board under Article Fourth, Section B and the DGCL.

In Article Eighth, we are proposing certain clarifying changes to the Company’s director and officer indemnification and advancement provisions, such as the removal of indemnification for amounts paid in settlement in connection with claims by or in the right of the Company to track the provisions of the DGCL applicable to indemnification.

The changes summarized above and those reflected in Appendix B will apply if this Proposal 4 is approved and the Company files the Proposed Certificate with the Secretary of State of the State of Delaware.

Approval of the Amended and Restated Certificate of Incorporation

The description above is qualified by the full text of the Proposed Certificate as attached to this Proxy Statement in Appendix B.

If the Proposed Certificate is approved at the Annual Meeting, the Proposed Certificate will become effective upon the filing of the Proposed Certificate with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. Should stockholder approval not be obtained, the proposed changes will not be implemented, and our Certificate will continue in effect pursuant to its current terms. In accordance with the DGCL. However, the Board may abandon the Proposed Certificate without further action by the stockholders at any time prior to the effectiveness of the filing of the Proposed Certificate with the Secretary of State of the State of Delaware, notwithstanding stockholder approval.

Board of Directors Recommendation

The Board of Directors believes that our proposed Amended and Restated Certificate of Incorporation is in the best interests of Akamai and our stockholders, and therefore, recommends that the stockholders vote FOR this proposal.

/112/

Proposal 5

Approval of the Adjournment Proposal

Overview

This Adjournment Proposal, if approved, will allow us to adjourn the Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies to establish a quorum or if there are insufficient votes to adopt any proposal (other than Proposal 7). Among other things, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against Proposals 1 through 6 have been received, we could adjourn the Annual Meeting and seek to convince stockholders to change their votes to vote in favor of the approval of Proposals 1 through 6.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by stockholders, our Board may not be able to adjourn the Annual Meeting to a later date in the event that there are insufficient votes to establish a quorum or adopt any proposal (other than Proposal 7).

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, that the adjournment of the annual meeting to a later date or dates to be determined by the chairman of the annual meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Board of Directors Recommendation

The Board of Directors believes that the Adjournment Proposal is in the best interests of Akamai and our stockholders, and therefore, recommends that the stockholders vote FOR this proposal.

/113/

Proposal 6

Ratification of Selection of Independent Auditors

Upon the recommendation of the Audit Committee, which conducted an annual review of the firm’s performance, the Board has selected PricewaterhouseCoopers LLP, independent auditors, which we sometimes refer to as PwC, to audit our financial statements for the year ending December 31, 2024. PwC has audited our financial statements for each fiscal year since our incorporation. Although stockholder approval of the selection of PwC is not required by law, the Board believes that it is advisable to give stockholders the opportunity to ratify this selection. And, even in the event stockholders do ratify the selection of PwC as our independent auditors, the Audit Committee may change its selection during the year. In the event stockholders do not ratify the selection of PwC as our independent auditors, the Audit Committee will reconsider its selection. Representatives of PwC are expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The following table summarizes the fees we incurred for professional services provided by PwC for each of the last two fiscal years for audit, audit-related, tax and other services (in thousands):

Fee Category	2023	2022

Audit Fees (1)	$4,064	$4,160

Audit-Related Fees (2)	$1,081	$30

Tax Fees (3)	$939	$602

All Other Fees (4)	$8	$8

Total Fees	$6,092	$4,800

(1)

Audit fees consist of fees for the audit of our annual financial statements and internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consist of fees primarily related to tax compliance and consulting.
(4)	All other fees relate to license fees for an accounting research tool.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. These policies and procedures generally provide that we will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below. The Audit Committee may delegate

/114/

pre-approval authority to one or more of its members but not to our management. Any such pre-approval by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Services can be approved in two ways: specific pre-approval or general pre-approval. Specific pre-approval represents the Audit Committee’s consent for the independent auditor to perform a specific project, set of services or transaction for us. General pre-approval represents the Audit Committee’s consent for the independent auditor to perform certain categories of services for us. If a particular service or project falls into a category that has been generally pre-approved by the Audit Committee within the preceding 12 months, further specific pre-approval of that service or project need not be obtained. Any proposed services exceeding cost levels generally pre-approved by the Audit Committee will require further specific pre-approval. From time to time, the Audit Committee may revise the list of services for which general pre-approval is granted. During 2023, 100% of the services provided by PwC were pre-approved by the Audit Committee.

PwC has provided tax services, as described in the Public Company Accounting Oversight Board Rule 3523, “Tax Services for Persons in Financial Reporting Oversight Roles,” to Ben Verwaayen, a director. PwC has provided such services to Mr. Verwaayen since 2008. PwC and Akamai have determined that the provision of such services to Mr. Verwaayen does not impact PwC’s independence because he is not in a financial reporting oversight role solely because he served as a member of the Board and is not otherwise responsible for our financial reporting oversight. Akamai did not pay for these tax services on behalf of Mr. Verwaayen.

Board of Directors Recommendation

The Board of Directors believes that ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2024 is in the best interests of Akamai and our stockholders and, therefore, recommends that the stockholders vote FOR this proposal.

/115/

Part Four – Shareholder Proposal

Proposal 7

Shareholder Proposal Regarding Simple Majority Vote

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of at least 50 shares of Akamai stock as of October 25, 2023, has submitted and intends to present the following proposal for consideration at the Annual Meeting. We are not responsible for the accuracy or content of the proposal or supporting statement, which are presented as received from the proponent in accordance with SEC rules.

If properly presented at the Annual Meeting by or on behalf of the proponents, the Board recommends that you vote AGAINST this proposal for the reasons set forth in our Statement in Opposition, which directly follows the proposal.

Proposal 7 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

Please vote yes:

Simple Majority Vote – Proposal 7

/116/

Akamai’s Statement in Opposition to Proposal 7

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. The proposal requests that each voting requirement that is in our Certificate or Bylaws that calls for a greater than simple majority vote (either explicit or implicit due to default state law) be replaced by a requirement for a majority of the votes cast for and against applicable proposals. The Board believes that the supermajority provisions in the Certificate and Bylaws are appropriate and protective of shareholders. These provisions are designed to provide minority shareholders with a measure of protection against fundamental corporate changes and other self-interested actions by one or more large shareholders.

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

Existing Supermajority Voting Thresholds Apply in Limited Circumstances

A majority of votes cast, or simple majority, is already the voting standard for nearly all matters voted upon by the Company’s shareholders. The Certificate and Bylaws include supermajority voting provisions in certain limited circumstances, including the amendment of the Certificate and Bylaws relating to (i) certain provisions applicable to directors, including the number of directors, required quorum for a Board meeting, director removal provision and director vacancy provision, (ii) certain advance notice requirements for stockholder nominations to the Board, (iii) the ability to take an action by written consent, (iv) the ability to call a special meeting, (v) requirements for notice in connection with the annual meeting, (vi) requirements for the conduct of meetings and (vii) amendments to the Bylaws. The Board believes that retaining a supermajority voting standard in these limited circumstances is in the best interests of the Company’s shareholders and the Company.

Benefits to Shareholders from Supermajority Provisions

Delaware law permits companies to adopt supermajority voting requirements, and many publicly traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders. Supermajority voting requirements on fundamental corporate matters help to protect shareholders against self-interested and potentially abusive actions proposed by one or a few large shareholders, who may seek to advance their interests over the interests of the majority of the Company’s shareholders.

If the shareholder proposal was implemented, fundamental corporate changes could conceivably be implemented by less than half of our outstanding shareholders in situations of low voter turnout or significant abstentions. For example, if the simple majority voting standard were adopted as proposed and only 50.1% of the shares outstanding are present at an annual or special meeting, shareholders constituting as little as 25.1% of the outstanding voting power could approve significant, fundamental corporate changes.

Further, without the supermajority voting provision, it would be possible for a group of

/117/

short-term shareholders, who may own their shares only as of a voting date or may have hedged their economic exposure, to approve fundamental changes for reasons that may not be in the best long-term interests of the Company and our shareholders.

The Board believes that in these limited circumstances, the higher voting requirements are appropriate because certain fundamental matters should require the support of a broad consensus of the Company’s shareholders, rather than a simple majority of the votes present at a meeting. These supermajority provisions assist in maximizing long-term value to all shareholders.

Excellent Corporate Governance Structure

The Company’s Board is firmly committed to good corporate governance and has adopted a wide range of practices and procedures that promote effective Board oversight and accountability. Some of the Company’s robust governance policies and practices include the following:

🌑	all directors are elected annually by a majority of votes cast in uncontested elections;

🌑	the ESG Committee evaluates each incumbent director annually and makes a recommendation to the Board on the nomination of each for re-election;

🌑	the Board has appointed a non-executive chair who presides over regular executive sessions and other meetings of the independent directors of the Board;

🌑	all of our directors, other than the Company’s CEO, are “independent” under the standards adopted by the SEC and Nasdaq, and only independent directors serve on the Board’s committees; and

🌑

the Board includes a range of tenures from directors who bring a balanced mix of fresh perspectives with in-depth experience and knowledge about the Company, with an average tenure of our director nominees of 6.75 years.

Consistent with its current practice, the Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed above, the Board does not believe it is in the best interests of shareholders or the Company to implement the shareholder proponent’s request for the elimination of supermajority voting provisions in the Company’s governing documents. The supermajority voting provisions are intended to maximize long-term value for all shareholders and to protect the interests of all shareholders.

Proposal is Advisory

Stockholders should note that this proposal is advisory in nature only and approval of this proposal would not, by itself, implement a simple majority voting standard as described in

/118/

the proposal. To implement a simple majority voting standard, the Board and stockholders would need to take subsequent action to amend our Certificate and our Bylaws.

Board of Directors Recommendation

The Board of Directors recommends that the stockholders vote AGAINST this proposal.

/119/

Part Five – Information About These Proxy Materials

and Voting

Q:	Why did I receive a notice regarding the availability of proxy materials on the internet?

A:

Pursuant to rules adopted by the Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. All stockholders as of the record date will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about March 28, 2024 to all stockholders of record entitled to vote at the Annual Meeting.

Q:	Will I receive any other proxy materials by mail?

A:	We may send you a proxy card, along with a second Notice, ten or more calendar days after we mail the Notice to you.

Q:	Why is the 2024 Annual Meeting a virtual, online meeting?

A:

To minimize travel and expenses and provide an opportunity for more of our stockholders to attend, the Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate remotely from any location around the world. Our virtual meeting will be governed by our rules of conduct and procedures that will be posted at ir.akamai.com in advance of the Annual Meeting.

We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting. We do not have procedures in place for posting appropriate questions received during the meeting on our website. In order to encourage stockholder participation and transparency, subject to our rules of conduct and procedures, we will:

🌑

provide stockholders attending the Annual Meeting with the ability to submit appropriate questions relating to a proposal on the agenda on which stockholders are entitled to vote during the Annual Meeting through the Annual Meeting website when such proposal is being considered;

🌑

provide management with the ability to answer as many questions submitted during the Annual Meeting in accordance with the meeting rules of conduct as possible in the time allotted for the Annual Meeting without discrimination;

/120/

🌑	address technical and logistical issues related to accessing the virtual meeting platform;

🌑	provide procedures for accessing technical support to assist in the event of any difficulties accessing the Annual Meeting; and

🌑	to the extent time permits, management may conduct an informal online question and answer session.

Q:	Who can attend the Annual Meeting?

A:	Each holder of Akamai common stock, par value $0.01 per share, at the close of business on March 15, 2024 is invited to attend the Annual Meeting online.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Most Akamai stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record— If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner—  If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the “beneficial owner” of those shares. If you are a beneficial owner, then you must register in advance to attend the virtual Annual Meeting.

Q:	How do I register to attend the virtual Annual Meeting?

A:

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the virtual Annual Meeting online. Please follow the instructions on the Notice that you received and in this Proxy Statement.

If you are the beneficial owner of your shares and hold shares through a bank or brokerage firm, you must register in advance to attend the virtual Annual Meeting online. To register to attend the virtual Annual Meeting online as a beneficial owner, you must submit to Computershare a legal proxy reflecting your holdings in the Company from your broker, bank or other nominee along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern time, on May 6, 2024. You will receive a confirmation of

/121/

your registration by email after we receive your registration materials. Requests for registration should be directed to the following:

🌑	By email: Forward the email from your broker, bank or other nominee, or attach an image of your legal proxy, to legalproxy@computershare.com.

🌑	By mail: Mail to Computershare, Akamai Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Q:	How do I virtually attend the Annual Meeting?

A:

The Annual Meeting will be a virtual meeting of stockholders, which will be conducted exclusively by audio webcast. No physical meeting of stockholders will be held. You are entitled to participate in the Annual Meeting only if you were a stockholder of record as of the close of business on March 15, 2024 or if you hold a valid proxy for the Annual Meeting.

You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting meetnow.global/MNKG6PZ. You also will be able to vote your shares online by attending the Annual Meeting by audio webcast. To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If you are a beneficial owner and hold your shares through an intermediary, such as a bank or broker, you should contact such intermediary where you hold your account well in advance of the Annual Meeting to obtain a legal proxy and you must register in advance using the instructions above.

The online meeting will begin promptly at 9:30 a.m., Eastern time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

You may obtain instructions for how to access the Annual Meeting online by contacting Investor Relations, Akamai Technologies, Inc., 145 Broadway, Cambridge, Massachusetts 02142; invrel@akamai.com.

Q:	How do I submit a question to the Board or management at the Annual Meeting?

A:

If you wish to submit a question to be asked at the Annual Meeting, you may log into, and ask a question on, the virtual meeting platform at meetnow.global/MNKG6PZ using your login number. Once past the login screen, click “Ask a Question,” type in your question and click “Submit.”

We do not place restrictions on the type or form of questions asked during the formal portion of the Annual Meeting so long as they relate to the specific proposals on the agenda on which stockholders are entitled to vote and are asked during the period of time when the applicable matter is being considered; however, we reserve the right to

/122/

edit or reject questions that are irrelevant to the Company’s business, repetitious of statements made by other persons, include derogatory references to individuals or that are otherwise in bad taste, are related to personal grievances or a matter of individual concern that is not a matter of interest to stockholders generally.

Q:	What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

A:

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416 or +1-781-575-2748 (International).

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call Computershare at 1-888-724-2416 or +1-781-575-2748 (International).

Q:	Can I access the Proxy Statement and Annual Report on the Internet?

A:	Yes. Our Proxy Statement and Annual Report to Stockholders are available on our website at https://www.ir.akamai.com/financial-information/annual-reports and at www.envisionreports.com/AKAM.

Q:	Can I request a paper or email copy of the proxy materials?

A:

Yes. To facilitate timely delivery of paper copies, all requests must be received by April 30, 2024. A stockholder of record may request a copy of the proxy materials by going to www.envisionreports.com/AKAM and selecting “Request Materials” or otherwise following the instructions on his or her Notice. If you are not a stockholder of record, please refer to the information provided by your broker, bank or other nominee for instructions.

Q:	Who is entitled to vote and how can you vote?

A:

The record date for the Annual Meeting is March 15, 2024. Holders of Akamai common stock at the close of business on that date are entitled to one vote per share. For all proposals, you may vote “For” or “Against” or abstain from voting. As of the record date, there were issued, outstanding and entitled to vote an aggregate of [•] shares of our common stock.

/123/

Stockholder of Record— If on the record date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in the following ways:

To vote during the Annual Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.envisionreports.com/AKAM. You will need to enter your login number found on your Notice or proxy card.

To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on May 9, 2024), you may vote via the internet, by telephone or by completing and returning a proxy card, as described below.

🌑

To vote through the internet prior to the Annual Meeting, go to www.investorvote.com/AKAM and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the number contained on your Notice or proxy card.

🌑	To vote over the telephone, dial toll-free 1-800-652-8683 and follow the recorded instructions. You will be asked to provide the number contained on your Notice or proxy card.

🌑

To vote by mail, simply complete, sign and date the proxy card, that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted. If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the Board’s recommendation for each proposal.

Beneficial Owner— If on the record date your shares were held, not in your name, but rather in a brokerage account or by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee to vote in accordance with your instructions and you also are invited to attend the Annual Meeting online. However, because a beneficial owner is not the stockholder of record, you may not vote these shares online at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting and register in advance to attend the virtual Annual Meeting following the procedures outlined above.

/124/

Q:	How will my shares that are held through a broker, bank or other nominee be voted?

A:

Brokers, banks and other nominees that hold shares in “street name” for customers may have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under New York Stock Exchange rules. The effect of broker non-votes is discussed below.

Proposal 6 is considered to be a “routine” matter under New York Stock Exchange rules and thus if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 6. Proposals 1 through 5 and 7 are considered to be “non-routine” under New York Stock Exchange rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions.

Q:	What will constitute a quorum for the Annual Meeting?

A:

Under our bylaws, the holders of a majority of the shares of our common stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. On the record date, there were [●] shares outstanding and entitled to vote.

Shares of our common stock present in person or represented by executed proxies received by us (including “broker non-votes” and shares that abstain with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. Shares present virtually during the Annual Meeting will be considered shares of common stock represented in person at the Annual Meeting.

Q:	How many votes are required for approval of different matters?

A:

For each of the proposals, you may vote “For” or “Against” or abstain from voting. The vote required to approve Proposals 1 through 3 and 5 through 7 is a majority of votes cast which means the number of shares voted “For” a matter must exceed the number of votes cast “Against” such matter (with “abstentions” and “broker non-votes” not counted as a vote either “For” or “Against” that matter). The vote required to approve Proposal 4 is a majority of outstanding shares which means more than 50% of

/125/

outstanding shares on the record date must vote “For” Proposal 4 (with “abstentions” and “broker non-votes” counted as a vote “Against” Proposal 4).

Proposal	Vote Required	Abstentions	Broker Non-Votes	Unmarked Proxy Cards

Election of Directors (Proposal 1)	Majority of votes cast	No effect	No effect	Voted “FOR”

Amendment to the Amended and Restated 2013 Stock Incentive Plan (Proposal 2)	Majority of votes cast	No effect	No effect	Voted “FOR”

Advisory Vote on Executive Compensation (Proposal 3)	Majority of votes cast	No effect	No effect	Voted “FOR”

Amended and Restated Certificate of Incorporation (Proposal 4)	Majority of outstanding shares	Count as Against Vote	Count as Against Vote	Voted “FOR”

Adjournment Proposal (Proposal 5)	Majority of votes cast	No effect	No effect	Voted “FOR”

Ratification of Selection of Independent Auditors (Proposal 6)(1)	Majority of votes cast	No effect	No effect	Voted “FOR”

Simple Majority Proposal (Proposal 7)	Majority of votes cast	No effect	No effect	Voted “AGAINST”

(1)

This proposal is considered to be a “routine” matter. Accordingly, if you beneficially own your shares and do not provide voting instructions, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Q:	What happens if an incumbent director nominee fails to receive more “For” votes than “Against” votes in an uncontested election?

A:

Under our vote standard for the election of directors, the number of shares voted “For” a nominee must exceed the number of shares voted “Against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee does not receive the number of votes required for re-election in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the stockholder vote, to submit to the Board his or her offer to resign from the Board. The ESG Committee will promptly consider the resignation offer submitted by such incumbent director and recommend to the Board the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the ESG Committee believes to be the underlying cause of the withheld votes, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the ESG Committee

/126/

determines to be in the best interests of Akamai and our stockholders. In making its recommendation, the ESG Committee will consider all factors it deems relevant. The Board will then act on the ESG Committee’s recommendation, considering the factors considered by the ESG Committee and such additional information and factors the Board believes to be relevant. After the Board’s determination, we will promptly publicly disclose in a document filed or furnished with the Commission the Board’s decision regarding the action to be taken with respect to such incumbent director’s resignation. If the Board’s decision is to not accept the resignation, such disclosure will include the Board’s reasons for not accepting the resignation. If the director’s resignation is accepted, then the Board may fill the resulting vacancy in accordance with our bylaws. Our Corporate Governance Guidelines are posted on our website at www.ir.akamai.com/corporate-governance/highlights.

Q:	Can I revoke my proxy?

A:

Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a signed proxy card with a later date, voting over the internet or telephone at a later date or a later-dated written revocation to our Secretary or by voting online while attending the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote his or her shares online during the virtual Annual Meeting. If you are a beneficial owner, you should follow the instructions provided by your broker, banker or other nominee.

Q:	Who pays for the solicitation of proxies?

A:

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, the Board, officers and employees, without additional remuneration, may solicit proxies by telephone and electronic mail. Brokers, banks and other nominees will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $50,000 in total. In addition, Alliance Advisors, LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement. Alliance Advisors, LLC may solicit proxies by electronic mail, mail and telephone.

Q:	Are there matters to be voted on at the Annual Meeting that are not included in the proxy?

A:

The Board does not know of any other matters that may come before the Annual Meeting; however, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons acting as proxies to vote, or otherwise act, in

/127/

accordance with their judgment on such matters. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented for action at the Annual Meeting has passed.

Q:	Will a list of record stockholders as of the record date be available?

A:

For the ten days prior to the Annual Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.

Q:	What is “householding”?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process is commonly referred to as “householding.” This year, a number of brokers with account holders who are Akamai stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or write to us at the following address or email address or call us at the following phone number:

145 Broadway
Cambridge, Massachusetts 02142
Attention: Investor Relations
Phone: 617-444-3000
Email: invrel@akamai.com

If you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address, email address or phone number.

Deadlines for Submission of Stockholder Proposals and Director Nominations for the 2025 Annual Meeting

Proposals of stockholders intended to be presented at the 2025 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us no later than November 28, 2024 in order to be included in the proxy

/128/

statement and form of proxy relating to that meeting. Rule 14a-8 proposals must be delivered by mail to our principal executive offices and we also encourage you to submit any such proposals via email to invrel@akamai.com. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 11, 2025.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to the Board of Directors and of other business that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). In the case of an election of directors at an annual meeting, the required stockholder’s notice must be received in writing by the Secretary at the principal executive offices of Akamai (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, or (ii) if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from the first anniversary date of the preceding year’s annual meeting, not later than the close of business on the later of (a) the 90th day before the annual meeting and (b) ten days after the day notice of the annual meeting was mailed or publicly disclosed, whichever occurs first. Assuming the date of our 2025 Annual Meeting of Stockholders is not so advanced or delayed, stockholders who wish to make a director nomination at the 2025 Annual Meeting (other than one to be included in our proxy statement) should notify us no earlier than January 10, 2025 and no later than February 9, 2025.

Under our proxy access bylaw, if a stockholder (or a group of up to 20 stockholders) has held at least 3% of our issued and outstanding common stock for three years or more and has complied with the other requirements set forth in our bylaws, such stockholder may nominate a number of candidates for director not to exceed 25% (or if such amount is not a whole number, the closest whole number below 25%) of the number of directors in office as of the last day on which a notice of proxy access nomination may be timely delivered pursuant to our bylaws. Our bylaws require notice of a proxy access nomination to be received by our Secretary at our principal executive office not earlier than the 120th day nor later the 90th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, the notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. Assuming the date of our 2025 Annual Meeting of Stockholders is not so advanced or delayed, stockholders who wish to make a nomination under our proxy access bylaw at the 2025 Annual Meeting should notify us no earlier than November 28, 2024 and no later than December 28, 2024.

/129/

THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING ONLINE. WHETHER OR NOT YOU PLAN TO ATTEND ONLINE, YOU ARE URGED TO VOTE AT YOUR EARLIEST CONVENIENCE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

By order of the Board of Directors,

/s/ AARON S. AHOLA
AARON S. AHOLA
Executive Vice President, General Counsel and Corporate Secretary

March [●], 2024

/130/

Appendix A

AMENDMENT NO. 2

TO THE

AKAMAI TECHNOLOGIES, INC.

SECOND AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

WHEREAS, Akamai Technologies, Inc. (the “Company”) maintains the Akamai Technologies, Inc. Second Amended and Restated 2013 Stock Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company;

WHEREAS, the Amendment No. 1 to the Plan was previously adopted by the Board and approved by the stockholders of the Company (the Plan, as amended by Amendment No. 1, the “Amended Plan”);

WHEREAS, the Board believes that the number of shares of common stock of the Company remaining available for issuance under the Amended Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Amended Plan, subject to stockholder approval, to increase the aggregate number of shares of common stock available for issuance under the Amended Plan by 5,000,000 shares;

WHEREAS, Section 11(d) of the Amended Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, this Amendment will become effective upon approval by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Amended Plan shall continue in full force and effect.

NOW, THEREFORE:

1.	Section 4(a) of the Amended Plan is hereby deleted it in its entirety and replaced with the following:

“(a)  Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to such number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) as is equal to the sum of:

(1)   38,750,000 shares of Common Stock; and

(2)  such additional number of shares of Common Stock as is equal to the sum of (i) the number of shares of Common Stock reserved for issuance under the

A-1

Company’s 2009 Stock Incentive Plan (the “2009 Plan”) that remained available for grant immediately prior to the date this Plan was first approved by the Company’s stockholders and (ii) the number of shares of Common Stock subject to awards granted under the 2009 Plan, the Company’s Second Amended and Restated 1998 Stock Incentive Plan, the Company’s 2001 Stock Incentive Plan and the Company’s 2006 Stock Incentive Plan (together, the “Existing Plans”) which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares, treasury shares or shares purchased on the open market. Up to five million (5,000,000) shares of Common Stock shall be available under the Plan for Awards in the form of Incentive Stock Options (as defined in Section 5(b)).”

2.

Effective Date of Amendment. This Amendment to the Amended Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations.

3.	Other Provisions. Except as set forth above, all other provisions of the Amended Plan shall remain unchanged.

A-2

Appendix B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AKAMAI TECHNOLOGIES, INC.

Akamai Technologies, Inc., a corporation organized and existing under ~~and by virtue~~the laws of the ~~General Corporation Law of the~~ State of Delaware (the “Corporation”), does hereby certify as follows:

1.   The name of the Corporation ~~filed~~is Akamai Technologies, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware ~~on~~was August 20, 1998.

2.  This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on November 3, 1999, as subsequently amended (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

~~2.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on November 18, 1998.~~

~~3.  The Corporation filed a Certificate of Designations of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware on November 23, 1998.~~

3.  The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

~~4.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on January 27, 1999.~~

~~5.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on April 16, 1999.~~

~~6.  The Corporation filed a Certificate of Designations of Series B Convertible Preferred Stock with the Secretary of State of the State of Delaware on April 16, 1999.~~

~~7.  The Corporation filed a Certificate of Designations of Series C Convertible Preferred Stock with the Secretary of State of the State of Delaware on April 16, 1999.~~

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

~~8.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on May 25, 1999.~~

~~9.  The Corporation filed a Certificate of Designations of Series D Convertible Preferred Stock with the Secretary of State of the State of Delaware on June 21, 1999.~~

~~10.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on August 6, 1999.~~

~~11.  The Corporation filed a Certificate of Designations of Series E Convertible Preferred Stock with the Secretary of State of the State of Delaware on August 6, 1999.~~

~~12.  The Corporation filed a Certificate of Designations of Series F Convertible Preferred Stock with the Secretary of State of the State of Delaware on September 20, 1999.~~

~~13.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on May 24, 2000.~~

~~14.  The Corporation filed a Certificate of Designations of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware on September 10, 2002.~~

~~15.  The Corporation filed a Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of the State of Delaware on June 5, 2018.~~

~~16.  At a duly called meeting of the Board of Directors of the Corporation at which a quorum was present at all times, a resolution was duly adopted, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth an Amended and Restated Certificate of Incorporation of the Corporation and declaring said Amended and Restated Certificate of Incorporation advisable. The stockholders of the Corporation duly approved said proposed Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amended and Restated Certificate of Incorporation is as follows:~~

~~RESOLVED:~~	~~That the Certificate of Incorporation of the Corporation, be and hereby is amended and restated in its entirety so that the same shall read as follows:~~

FIRST. The name of the Corporation is:

Akamai Technologies, Inc.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, 19808, County of New Castle~~.~~. The name of its registered agent at such address is Corporation Service Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 705,000,000 shares, consisting of (i) 700,000,000 shares of ~~Common Stock~~common stock, $.01 par value per share (“Common Stock”), and (ii) 5,000,000 shares of ~~Preferred Stock~~preferred stock, $.01 par value per share (“Preferred Stock”).

~~The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.~~

A.  COMMON STOCK.

1.GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights ~~of the holders~~, powers and preferences of the Preferred Stock ~~of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series~~or as otherwise provided by law or in this Certificate of Incorporation.

2.VOTING. ~~The holders of the~~Each outstanding share of Common Stock ~~are entitled~~shall entitle the holder thereof to one vote ~~for~~on each ~~share held at all meetings of~~matter properly submitted to the stockholders of the Corporation for their vote. There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the ~~General Corporation Law of Delaware.~~DGCL. For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the rights of the holders of any Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to the Certificate of Incorporation.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

3.  DIVIDENDS. Dividends may be declared and paid or set aside for payment on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors or any authorized committee thereof and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4.  LIQUIDATION. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders pro rata, subject to any preferential rights of any then outstanding Preferred Stock.

B.  PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation or any authorized committee thereof as hereinafter provided. ~~Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.~~

Authority is hereby expressly granted to the Board of Directors or any authorized committee thereof from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the ~~General Corporation Law of Delaware~~DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. ~~Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.~~

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

The Series A Junior Participating Preferred Stock of the Corporation shall have the terms as set forth in the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on September 10, 2002, which is attached hereto and incorporated herein as Exhibit A.

FIFTH. The Corporation shall have a perpetual existence.

SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided that the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH. ~~Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty~~To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended from time to time, no director or Officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for ~~any~~ breach of fiduciary duty as a director~~, notwithstanding any provision of law imposing such liability. No~~ or Officer, except for liability (a) for any breach of the director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the DGCL, (d) for any transaction from which the director or Officer derives an improper personal benefit or (e) of an Officer in any action by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or Officers, then the liability of a director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Solely for the purposes of this Article SEVENTH, “Officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

Any amendment ~~to or~~, repeal ~~of this provision shall apply to or have any effect on~~or modification of this Article SEVENTH shall only be prospective and shall not adversely affect any right or protection or increase the liability ~~or alleged liability~~ of any director or Officer of the Corporation ~~for or~~existing at the time of such amendment, repeal or modification with respect to any acts or omissions ~~of such director~~ occurring ~~prior to~~before such amendment, repeal or modification of a person serving as a director or Officer, as applicable, at the time of such amendment, repeal or modification.

EIGHTH. 1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify, to the fullest extent

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

permitted by the DGCL, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that ~~he~~such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) , judgments, fines and amounts paid in settlement actually and reasonably incurred by ~~him~~the Indemnitee or on ~~his~~the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if ~~he~~the Indemnitee acted in good faith and in a manner ~~he~~the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe ~~his~~the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which ~~he~~the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that ~~his~~the Indemnitee’s conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 7 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

2.  ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify, to the fullest extent permitted by the DGCL, any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that ~~he~~the Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with,

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) ~~and, to the extent permitted by law, amounts paid in settlement actually and~~ reasonably incurred by ~~him~~the Indemnitee or on ~~his~~the Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, if ~~he~~the Indemnitee acted in good faith and in a manner ~~he~~the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or another court in which such proceeding was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, ~~such person~~the Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

3.  INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, ~~he~~the Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by ~~him~~the Indemnitee or on ~~his~~the Indemnitee’s behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or NOLO CONTENDERE by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner ~~he~~the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe ~~his~~the Indemnitee’s conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.  NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to ~~his~~the Indemnitee’s right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving ~~him~~the Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ ~~his~~the Indemnitee’s own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5.  ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that, to the extent required by law, the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt by the Corporation of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified ~~by the Corporation as authorized in this Article~~for such expenses under this Section or otherwise. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment.

6.  PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1~~,~~ or 2 ~~or 5~~ the Corporation determines within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) a majority vote of a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

7.  REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise required by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. ~~The~~To the fullest extent permitted by law, the Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing ~~his~~the Indemnitee’s right to advancement or indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.  SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the ~~General Corporation Law of Delaware~~DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification and advancement under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

9.  OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in ~~his~~the Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10.  PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees)~~, judgments, fines or amounts paid in settlement~~ actually and reasonably incurred by ~~him~~the Indemnitee or on ~~his~~the Indemnitee’s behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees)~~, judgments, fines or amounts paid in settlement~~ to which the Indemnitee is entitled.

11.  INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by ~~him~~the Indemnitee in any such capacity, or arising out of ~~his~~the Indemnitee’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the ~~General Corporation Law of Delaware~~DGCL.

12.  MERGER OR CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

13.  SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.  DEFINITIONS. Terms used herein and defined in Section 145(h) and Section 145(i) of the ~~General Corporation Law of Delaware~~DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15.  SUBSEQUENT LEGISLATION. If the ~~General Corporation Law of Delaware~~DGCL is amended after adoption of this Article to expand further the indemnification and advancement permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the ~~General Corporation Law of Delaware~~DGCL, as so amended.

NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation~~,~~ in the manner ~~now or hereafter~~ prescribed by ~~statute~~the laws of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH. This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.  NUMBER OF DIRECTORS. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the ~~Corporation’s~~Corporation’s By-Laws.

2.  CLASSES OF DIRECTORS. Until the election of directors at the annual meeting scheduled to be held in 2021, the Board of Directors shall be and is divided into classes, with directors in each class having the terms of office specified in Section 4 of this Article TENTH. Commencing with the election of directors at the annual meeting scheduled to be held in 2021, the classification of the Board of Directors shall cease, and directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.

3.  ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the By-Laws of the Corporation.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

4.  TERMS OF OFFICE. Each director shall serve for a term ending at the election of directors at the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending at the election of directors at the annual meeting in 2000; each initial director in Class II shall serve for a term ending at the election of directors at the annual meeting in 2001 ; and each initial director in Class III shall serve for a term ending at the election of directors at the annual meeting in 2002. Notwithstanding the foregoing, commencing with the election of directors at the annual meeting scheduled to be held in 2019, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2020; for the election of directors at the annual meeting scheduled to be held in 2020, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2021; and for the election of directors at the annual meeting scheduled to be held in 2021 and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

5.  ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. Until the election of directors at the annual meeting scheduled to be held in 2021, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors.

6.  QUORUM; ACTION AT MEETING. A majority of the directors at any time in office shall constitute a quorum for the transaction of business, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-Laws of the Corporation or by this Certificate of Incorporation.

7.  REMOVAL. Until the election of directors at the annual meeting scheduled to be held in 2021, directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

directors. Thereafter, any director of the Corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of such director.

8.  VACANCIES. Any vacancy in the Board of Directors, however occurring, or any newly created directorship resulting from an increase in the authorized number of directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting scheduled to be held in 2021, a director chosen to fill a newly created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

9.  STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the By-Laws of the Corporation.

10.  AMENDMENTS TO ARTICLE. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. Notwithstanding any other provisions of law, this Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.

TWELFTH. Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the President or the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of law, this Certificate of Incorporation or the By-Laws of the Corporation, and

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TWELFTH.

* * * * *

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

EXHIBIT A

Certificate of Designations of Series A Junior Participating Preferred Stock

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

AKAMAI TECHNOLOGIES, INC.

Akamai Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation at a meeting duly called and held on September 10, 2002:

RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board”) in accordance with the provisions of the Certificate of Incorporation, as amended, the Board hereby creates a series of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section 1.  Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be seven hundred thousand (700,000). Such number of shares may be increased or decreased by resolution of the Board prior to issuance; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

Section 2.  Dividends and Distributions.

(A)  Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, quarterly dividends payable in cash on the last day of each fiscal quarter of the Corporation in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the first sentence of this Section 2(A) shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

(B)  The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock) and the Corporation shall pay such dividend or distribution on the Series A Preferred Stock before the dividend or distribution declared on the Common Stock is paid or set apart; provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

(B)  Except as otherwise provided herein, in the Certificate of Incorporation or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)~~(i)~~   If at any time dividends on any Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the holders of the Series A Preferred Stock, voting as a separate series from all other series of Preferred Stock and classes of capital stock, shall be entitled to elect two members of the Board in addition to any Directors elected by any other series, class or classes of securities and the authorized number of Directors will automatically be increased by two. Promptly thereafter, the Board of the Corporation shall, as soon as may be practicable, call a special meeting of holders of Series A Preferred Stock for the purpose of electing such members of the Board. Such special meeting shall in any event be held within 45 days of the occurrence of such arrearage.

(i)  During any period when the holders of Series A Preferred Stock, voting as a separate series, shall be entitled and shall have exercised their right to elect two Directors, then, and during such time as such right continues, (a) the then authorized number of Directors shall be increased by two, and the holders of Series A Preferred Stock, voting as a separate series, shall be entitled to elect the additional Directors so provided

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

for, and (b) each such additional Director shall not be a member of any existing class of the Board, but shall serve until the next annual meeting of stockholders for the election of Directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(C).

(ii)  A Director elected pursuant to the terms hereof may be removed with or without cause by the holders of Series A Preferred Stock entitled to vote in an election of such Director.

(iii)  If, during any interval between annual meetings of stockholders for the election of Directors and while the holders of Series A Preferred Stock shall be entitled to elect two Directors, there is no such Director in office by reason of resignation, death or removal, then, promptly thereafter, the Board shall call a special meeting of the holders of Series A Preferred Stock for the purpose of filling such vacancy and such vacancy shall be filled at such special meeting. Such special meeting shall in any event be held within 45 days of the occurrence of such vacancy.

(iv)  At such time as the arrearage is fully cured, and all dividends accumulated and unpaid on any shares of Series A Preferred Stock outstanding are paid, and, in addition thereto, at least one regular dividend has been paid subsequent to curing such arrearage, the term of office of any Director elected pursuant to this Section 3(C), or his successor, shall automatically terminate, and the authorized number of Directors shall automatically decrease by two, the rights of the holders of the shares of the Series A Preferred Stock to vote as provided in this Section 3(C) shall cease, subject to renewal from time to time upon the same terms and conditions, and the holders of shares of the Series A Preferred Stock shall have only the limited voting rights elsewhere herein set forth.

(D)  Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)  declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

(ii)  declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv)  redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6.  Liquidation, Dissolution or Winding Up.

(A)  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(B)  Neither the consolidation, merger or other business combination of the Corporation with or into any other corporation nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

(C)  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

Section 7.  Consolidation, Merger, etc. Notwithstanding anything to the contrary contained herein, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. In the event the Corporation shall at any time declare or pay any dividend on the Series A Preferred Stock payable in shares of Series A Preferred Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Series A Preferred Stock (by reclassification or otherwise than by payment of a dividend in shares of Series A Preferred Stock) into a greater or lesser number of shares of Series A Preferred Stock, then in each such case the amount set forth in the first sentence of this Section 7 with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Series A Preferred Stock that were outstanding immediately prior to such event and the denominator of which is the number of shares of Series A Preferred Stock outstanding immediately after such event.

Section 8.  No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9.  Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Preferred Stock issued either before or after the issuance of the Series A Preferred Stock, unless the terms of any such series shall provide otherwise.

Section 10.  Amendment. At such time as any shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Section 11.  Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of holders of Series A Preferred Stock.

Text that is crossed out is to be deleted.

Text that is underlined is to be added.

Note: The Amended and Restated Certificate of Incorporation as filed with the Delaware Secretary of State will not be marked to show the changes made. Signature blocks have not been included.

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Online
Go to www.envisionreports.com/AKAM or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the US, US territories and Canada
Save paper, time and money!
Sign up for electronic delivery at www.envisionreports.com/AKAM

2024 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 3, 4, 5 and 6 and AGAINST Proposal 7.

1. Election of Directors:

	For	Against	Abstain
01 - Sharon Bowen	☐	☐	☐

04 - Dan Hesse	☐	☐	☐

07 - Jonathan Miller	☐	☐	☐

10 - Bill Wagner	☐	☐	☐

	For	Against	Abstain
02 - Marianne Brown	☐	☐	☐

05 - Tom Killalea	☐	☐	☐

08 - Madhu Ranganathan	☐	☐	☐

	For	Against	Abstain
03 - Monte Ford	☐	☐	☐

06 - Tom Leighton	☐	☐	☐

09 - Ben Verwaayen	☐	☐	☐

	For	Against	Abstain
2. To approve an amendment to our Second Amended and Restated 2013 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 5,000,000 shares	☐	☐	☐

4. To approve our Second Amended and Restated Certificate of Incorporation to limit the liability of certain officers as permitted by recent amendments to Delaware law and certain additional clarifying changes

	☐	☐	☐

6. To adjourn the Annual Meeting to a later date or dates, if necessary, to solicit additional proxies to establish a quorum or if there are insufficient votes to adopt any proposal (other than Proposal 7)

	☐	☐	☐

	For	Against	Abstain
3. To approve, on an advisory basis, our named executive officer compensation	☐	☐	☐

5. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2024	☐	☐	☐

7. To vote upon a shareholder proposal regarding a simple majority vote, if properly presented at the Annual Meeting	☐	☐	☐

	C 1234567890 J N T 1 U P X 6 0 2 3 7 4	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03Y59C

The 2024 Annual Meeting of Stockholders of Akamai Technologies, Inc. will be held on

Friday, May 10, 2024 at 9:30 a.m. Eastern Time, virtually via the internet at meetnow.global/MNKG6PZ.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders.

The materials are available at: www.envisionreports.com/AKAM

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AKAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Akamai Technologies, Inc.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting – May 10, 2024

F. Thomson Leighton and Aaron Ahola (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Akamai Technologies, Inc. to be held on May 10, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as indicated by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors, FOR Proposals 2, 3, 4, 5 and 6 and AGAINST Proposal 7.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.